File No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

LENCO MOBILE INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	75-3111137 (I.R.S. Employer Identification No.)
345 Chapala Street, Santa Barbara, California (Address of principal executive offices)	93101 (Zip Code)

Registrant's telephone number, including area code: (805) 308-9199

                                                                           Copies to:

James A. Mercer III, Esq.
Sheppard Mullin Richter & Hampton LLP
12275 El Camino Real, Suite 200
San Diego, CA  92130
Telephone: (858) 720-7469
Facsimile: (858) 509-3691

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $ 0.001 par value

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	Accelerated filer

Non-accelerated filer (Do not check if a smaller reporting company)	Smaller reporting company X

EXPLANATORY NOTES

In this report, unless the context indicates otherwise, the terms "Lenco Mobile," "Company," "we," "us" and "our" refer to Lenco Mobile Inc., a Delaware corporation, and its subsidiaries.

On August 11, 2008 we acquired all of the outstanding capital stock and assumed the outstanding loan accounts of Capital Supreme (Pty) Ltd, a company based in Johannesburg, South Africa, doing business as Multimedia Solutions.  Immediately prior to that acquisition, we had been a shell company with nominal operations.  We have accounted for the acquisition of Multimedia Solutions as a "reverse" merger.  Discussions of our business operations and financial results prior to that acquisition reflect the operating history of Multimedia Solutions.

Since our incorporation we have affected two reverse stock splits.  On January 1, 2008, we affected a five for one reverse split of all of our outstanding common stock, par value $0.001 per share.  On March 12, 2008, we affected an additional ten for one reverse split of all of our outstanding common stock.  All references to numbers shares of common stock in this registration statement have been adjusted to give effect to these two reverse stock splits.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this registration statement are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements reflect current views about future events and financial performance based on certain assumptions. They include opinions, forecasts, intentions, plans, goals, projections, guidance, expectations, beliefs or other statements that are not statements of historical fact. Words such as "may," "will," "should," "could," "would," "expects," "plans," "believes," "anticipates," "intends," "estimates," "approximates," "predicts," or "projects," or the negative or other variation of such words, and similar expressions may identify a statement as a forward-looking statement. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our business, our goals, strategies, focus and plans, and other characterizations of future events or circumstances, including statements expressing general optimism about future operating results and the development of our products, are forward-looking statements. Forward-looking statements in this report may include statements about:

•	our operating costs may increase beyond our current expectations and we may be unable to fully implement our current business plan;

•	our ability to obtain future financing or funds when needed;
•	our ability to successfully obtain a diverse customer base;

•	our ability to protect our intellectual property through patents, trademarks, copyrights and confidentiality agreements;

•	our ability to respond to new developments in technology and new applications of existing technology before our competitors;

•	our dependence on relationships with Wireless Carriers and their ability to invest in and roll out their next generation mobile networks;

•	risks associated with acquisitions, business combinations, strategic partnerships, divestures, and other significant transactions which may involve additional uncertainties;

•

the conduct of business operations in foreign jurisdictions and risks related to changes in foreign legislation, tax laws, government administration, and restrictions on  foreign ownership of international businesses; and

•	financial risk due to fluctuations in foreign currencies against the US Dollar

The forward-looking statements in this registration statement speak only as of the date hereof and caution should be taken not to place undue reliance on any such forward-looking statements. Forward-looking statements are subject to certain events, risks and uncertainties that may be outside of our control. When considering forward-looking statements, you should carefully review the risks, uncertainties and other cautionary statements in this registration statement as they identify certain important factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These factors include, among others, the risks described under Item 1A and elsewhere in this report.

Information regarding market and industry statistics contained in this report is included based on information available to us which we believe is accurate. We have not reviewed or included data from all available sources, and cannot assure stockholders of the accuracy or completeness of the data included in this report. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.

Item 1.

Business

Overview of Our business

We provide managed technology solutions to brand owners and mobile telephone network operators ("Wireless Carriers").  We develop, own and operate mobile phone and Internet advertising platforms that are used by Wireless Carriers, manufacturers, retailers and commercial enterprises ("Brand Owners") to attract, retain and monetize relationships with consumers.

We offer Brand Owners the ability to design, manage and execute mobile and Internet-based marketing campaigns using our MMS messaging and Internet advertising platforms. By using our platforms, Brand Owners are able to access our state-of-the-art technology to:

•	simplify the development and distribution of mobile phone and Internet advertising;
•	enhance the quality and appearance of their advertisements;
•	reduce the cost of their advertising campaigns;
•	improve the return on their advertising expenditure; and
•	measure the level of response on each advertising campaign

.

We have provided mobile marketing campaigns for Brand Owners such as Electronic Arts, Alfa Romeo, BMW, First National Bank, Clinique, Vodacom, Vodafone, Makro, LG, Samsung, Nedbank, Ellerines, JD Group, VW, SONY, Nokia, Mitsubishi, Peugeot, Woolworths, Volvo, Virgin Mobile, Toyota, Toshiba, Sun International, Nissan, Landrover, Ford, Fiat, Estee Lauder, Doritos, SABMiller, BlackBerry, Imperial, Hang Ten, MTN and Nike.

Our mobile phone advertising platform is based on our FlightPlan and FlightDeck software platforms and related applications which we have developed. These software platforms facilitate the development of advertising content, compression of the advertisement to reduce file size, formatting the message to accommodate the configuration of various mobile phone handset models, and transmission of the advertisement through the Wireless Carrier's network.  We provide Wireless Carriers with software and services which they use to manage and track the distribution of Short Message Services or "SMS" messages, Multimedia Message Services or "MMS" messages through their MMS Messaging Switch Center or "MMSC." By making use of our MMS messaging platforms, a Wireless Carrier is able to enhance the revenue generated from existing MMS network infrastructure, increase the efficiency of their MMSC  and improve the overall quality and acceptance of the MMS messages which they deliver to their subscribers.

Our MMS messaging platform is unique in that an MMS message compiled and delivered using our platform appears in a format similar to a video clip. A mobile phone subscriber simply clicks to open the MMS message as if it was an SMS message, and the MMS runs automatically. Our MMS messages are not streamed and are delivered directly into the mobile handset. The MMS message can be stored and retrieved at a later date, or forwarded to another mobile subscriber.

Our MMS messaging platform is currently being used by Vodacom and MTN, two of the leading Wireless Carriers in Africa. Vodacom has approximately 30 million subscribers in Southern Africa and is part of the Vodafone Group which has 303 million subscribers worldwide. MTN has 109 million subscribers in Africa and the Middle East. We are currently in discussions to offer our MMS platform and solutions to other carriers throughout the world.  Our business goal is to create relationships with both Brand Owners and Wireless Carriers in as many countries as possible, and increase our appeal and ability to service global Brand Owners in their mobile phone advertising campaigns.

We have carried out a number of highly successful promotions for major brands including MTN's Fifteenth Birthday SMS and MMS campaign. We have also won awards for our mobile marketing campaigns. In 2008 we won the Gold and Inkosi Assegai awards in association with Vodacom and we were both gold and bronze winners in the international "I Love Mobile" advertising awards. We have successfully developed and launched a range of innovative mobile marketing products, including a mobile phone itemized billing solution, which have been adopted by a number of leading Brand Owners. We are also one of the largest developers and operators of mobile Internet sites or "Mobi sites."

Our Internet advertising platform operates under the AdMax Media and AdMaximizer™ brands and provides cutting edge technology which is used by Brand Owners to generate consumer leads for their businesses. We provide Brand Owners with products and services to reach out to consumers online in a highly focused manner.  Our platform is designed to provide the Brand Owner with broad consumer access, better response rates on advertisements, higher quality leads and the ability to measure the success of each campaign.

We secure consumer leads through opt-in programs (where consumers have elected to receive advertisements), on-line registration, display advertisements on third party websites and via our own websites. We have extensive relationships with Internet publishers, who publish our advertisements and content on third party websites.  We also publish our own websites.  We own approximately 1,325 URL (Uniform Resource Locators or Internet Domains) that have been developed over many years and have an established history with the major search engines.  We also constantly monitor and perform search engine optimization on our sites to increase the profile of our sites on major search engines.

We develop proprietary tools to increase the effectiveness of online advertising campaigns.  Our AdMaximizer software platform is a real-time tool for managing online advertising that enables advertisers to obtain the best response to their campaigns.  Advertisements displayed on the AdMaximizer platform are adjusted in real-time based on the overall success rate of individual advertisements in the campaign, using our proprietary AdMaximizer display algorithm.  The AdMaximizer platform also provides robust reporting capabilities at the affiliate, campaign, website and individual advertisement level, which allows Brand Owners to track the effectiveness of individual campaigns and make real-time adjustments to improve results.

In addition to the above solutions, our AdMaximizer platform provides Brand Owners with world-class fraud detection.  AdMaximizer has built-in filters that enable us to determine whether a customer has previously accessed one of the sites managed by us or certain of our affiliate partners and to track negative consumer behavior, including charge backs of previous online purchases.   We also operate a sophisticated call center service based in Costa Rica. The call center provides us with the ability to call customers to validate customer information and confirm purchase requests.  Finally, we also own and manage a database with approximately 150  million unique names of individual consumers based in the United States.  We use this database to validate address and credit card information, as well as monitor purchasing patterns of consumers.   As a result of these processes, Brand Owners who pay for campaigns on the basis of leads generated, have higher confidence that the leads that we provide represent legitimate, interested consumers.

Our principal executive offices are located at 345 Chapala Street, Santa Barbara, California, 93101. Our telephone number is (805) 308-9199. Our website address is www.lencomobile.com. We are not including the information contained on our website, or any information that may be accessed by links on our website, as part of this registration statement.

History of the Company's Prior Businesses

Before engaging in our current line of business, the Company was engaged in, or attempted to engage in, three prior businesses. None of the members of the current management team were involved in the Company's prior businesses.

The Company was originally incorporated in Delaware in July 1999 under the name Shochet Holdings Corporation.  From July 1999 through August 31, 2001, it provided full service, discount brokerage and related non-proprietary financial services and products, such as financial planning, insurance and annuities, through its wholly-owned subsidiaries: (1) Shochet Securities, Inc. (2) Shochet Investment Advisors Corp. and (3) Shochet Mortgage Corporation.  In March 2000, the Company completed an initial public offering of 1,045,000 shares of its common stock.  These securities were listed on the Nasdaq Small Cap Market System under the symbol SHOC from March 2000 until November 2001.

On March 28, 2002, there was a change in control of the Company when its majority shareholder, Firebrand Financial Group, Inc. sold 1,213,675 shares to Sutter Opportunity Fund 2, LLC.  On April 9, 2002, the Company changed its name from Shochet Holdings Corporation to Sutter Holding Company, Inc. to reflect its new ownership and business plan.  Sutter Holding Company, Inc. functioned as a holding company with two primary operating subsidiaries, Easton Mortgage Corporation, which was acquired on January 14, 2003, and Progressive Lending LLC, which was acquired on December 11, 2003.  Both subsidiaries were mortgage banks that derived a majority of their revenues from originating residential mortgages in Arizona, California, Delaware and Washington.  Sutter Holding Company's primary business was residential mortgage origination.  It did not hold loans for investment, service loans or take credit risk except in very limited circumstances from the time of funding to the time of sale.

On January 26, 2005, the Company acquired FLF, Inc., doing business as Diversified Risk Insurance Brokers, a commercial property and casualty insurance broker in northern California.  FLF, Inc. was licensed to sell insurance products in approximately 44 states and provided services to such industries as agriculture, construction, education, real estate, technology and transportation.  On December 31, 2005, Sutter Holding Company assigned its ownership in Progressive Lending LLC to William S. Howard.  On March 15, 2006, Sutter Holding Company assigned its ownership Diversified Risk Investment Brokerage to MacKenzie Patterson Fuller, Inc.  On December 31, 2005, Sutter Holding Company ceased operations of Easton Mortgage Corporation, its only remaining operating subsidiary and became a shell company.

On November 9, 2006, the Company underwent a further change of control and changed its name to CIC Holding Company, Inc.  The change in name occurred in connection with an intended combination with an operating company in the apparel industry.  That combination never took place.  On December 12, 2007, the Company changed its name to Global Wear, Ltd. in connection with another intended combination with a fashion apparel operating company.  However, no assets were ever acquired, and the Company continued as a shell company seeking a combination with an operating company.

History of our Current Business and Corporate Structure

We have been engaged in our current line of business since early 2008.  On February 18, 2008, we entered into an Exchange Agreement, pursuant to which our subsidiary Lenco International Ltd. acquired 100% of the outstanding shares of Digital Vouchers (Pty) Ltd., from Target Equity Limited, a British Virgin Islands company, in exchange for 700 shares of our Series B convertible preferred stock.  Our Series B convertible preferred stock was convertible into 50,000 shares of common stock for each share of Series B Preferred Stock.  Digital Vouchers had developed an Internet and mobile phone marketing platform designed to enable Band Owners to market directly to consumers using the Internet and mobile phones in one integrated solution. Digital Vouchers’ Vouchers 24/7 program is designed to allow Brand Owners to distribute electronic discount coupons and rewards to consumers’ cell phones or computers.  Consumers would access an Internet web site and choose products or services provided by our Brand Owner partners.  When a product or service is selected, a digital certificate or voucher would be sent by SMS to the consumer's mobile telephone that can be redeemed electronically by the retailer at the point of sale.  Digital Vouchers was a development stage company at the time of the acquisition, and we did not acquire any customers or ongoing business as a result of the acquisition.  We have not yet released our Vouchers 24/7 platform.  Mr. Michael Levinsohn, our Chief Executive Officer, was the founder and principal executive officer of Digital Vouchers.  Promptly upon completion of the acquisition, we appointed Mr. Levinsohn as our Chief Executive Officer with the objective of developing our mobile telephone and Internet marketing businesses internationally.  On February 20, 2008, we changed our name from Global Wear Ltd. to Sovereign Wealth Corporation.

On June 30, 2008, we entered into an asset purchase agreement with eAccounts, Inc., a California corporation, pursuant to which we acquired certain assets from eAccounts that we refer to as the "CellCard" technology in exchange for 10,000,000 shares of our common stock.  The CellCard technology is comprised of two primary elements.  The first is a user generated content platform which enables retailers to send rich multimedia advertisements to mobile phones in either SMS or MMS format. The second is a mobile phone application that enables payment for goods and services via a credit card or debit card linked securely to an opted-in subscriber’s  mobile phone.  The CellCard technologies were under development at the time of their acquisition. We have continued their development, but we have not released any products based on those technologies as of the date of this registration statement.

On March 28, 2008, we established a subsidiary under the name Sovereign Management International, Ltd., in the British Virgin Islands.  The purpose of the subsidiary is to act as a holding company for the stock of our non-United States operations.  We subsequently changed the name of this subsidiary to Lenco International Ltd. on January 8, 2009.

On July 25, 2008, Lenco International Ltd. established Omara Investments Limited as a subsidiary corporation in the British Virgin Islands.

On August 11, 2008 we acquired Capital Supreme, (Pty) Ltd, a company based in Johannesburg, South Africa, doing business as Multimedia Solutions.  The acquisition was affected under the terms of a Sale and Purchase Agreement, in which our Lenco International, Ltd. subsidiary acquired all of the outstanding capital stock of Multimedia Solutions in exchange for 25 million South African Rand or approximately $3,250,000.  Multimedia Solutions has been in operation as a mobile marketing company focused on MMS messaging solutions since 2005, and had ongoing business operations, customer relationships and revenue.  Multimedia Solutions had developed several key software platforms and technologies including our FlightDeck and FlightPlan platforms as well as technologies for compressing MMS files and efficiently transmitting them through a Wireless Carrier's MMSC and network.  The software platforms and technologies that we acquired in connection with Multimedia Solutions constitute the principal assets currently in use in our mobile phone platforms.  The transaction was accounted for as reverse merger, and the operating statements of the Company prior to August 11, 2008 reflect the historical operations of Multimedia Solutions.

On February 28, 2009, we entered into an asset purchase agreement with Superfly Advertising, Inc., a Delaware corporation ("Superfly").  In connection with the acquisition, Superfly transferred certain online advertising assets and liabilities to our newly formed subsidiary AdMax Media Inc.  We issued 5,000,000 shares of our common stock, a convertible promissory note in the amount of $625,000 and 208,333 five-year warrants to Superfly.  We also agreed to assume certain of Superfly's indebtedness and issued an aggregate of $2,082,500 in convertible promissory notes and 644,166 five-year warrants to purchase shares of our common stock to seven of Superfly Advertising, Inc.’s lenders.  The assets we acquired from Superfly included principally our AdMaximizerTM software platform, advertising contracts with Brand Owners, relationships with a network of web publishers, 1,235 URLS, most of which have websites and content, consumer databases including over 120 million unique consumer records, and the assets for a call center operation in Costa Rica.  These assets are the primary assets that we use in our Internet advertising platforms.  We also acquired from Superfly certain assets used in a consumer loyalty business.  These assets included customer accounts, websites, vendor contracts and certain network and computer equipment.  In the consumer loyalty business, consumers would join a loyalty club and receive discounts on the purchase of third party products in exchange for an initial payment and a monthly subscription fee.  We would advertise and secure subscribers, negotiate for discounts from merchants, and provide sales fulfillment and delivery of the products through common carriers.

On February 20, 2009, we changed our name to Lenco Mobile Inc.

In April, 2009, we sold the assets of our consumer loyalty business to Second Meta LLC under the terms of an Asset Purchase Agreement.  In connection with the transaction we sold the website OnlineSupplier.com along with several other websites of minimal value in exchange for a cash payment of $425,000.

On May 4, 2009, we issued 3,500,000 shares of common stock to Eden Marketing LLC, a Nevada limited liability company, in exchange for the acquisition of certain of its assets.

In July, 2009 we acquired Mobicom USA Corporation, a Nevada corporation from Mobicom Corporation, a Delaware corporation.  The transaction took place pursuant to the terms of an Agreement and Plan of Merger, in which Mobicom USA Corporation was merged into a newly formed subsidiary.  We changed the name of the surviving subsidiary to Lenco Mobile USA, Inc.  Our Chief Executive Officer Michael Levinsohn was an executive with Mobicom USA, Inc.  The transaction was effected in exchange for a release of certain claims which  Mr. Levinsohn had against Mobicom Corporation.  The purpose of the acquisition was to capitalize on certain commercial relationships which had been developed by Mobicom USA Corporation and to establish a vehicle to conduct our U.S. based operations.

On August 24, 2009, we changed the name of Omara Investments Limited to Omara Technology Services Ltd. and on November 3, 2009 we changed the name of Omara Technology Limited to Lenco Technology Group Limited. Lenco Technology Group Limited ("Lenco Technology") acts as our international licensing operation.  Lenco Technology has entered into a licensing agreement with Multimedia Solutions.  Lenco Technology in turn licenses our FlightDeck, FlightPlan and other software platforms to distributors and Wireless Carriers worldwide.

In October, 2009, our AdMax Media, Inc. subsidiary acquired the assets of Simply Ideas, LLC in exchange for 725,309 shares of our common stock and $50,000 in cash.  The assets acquired included websites, URLs, contracts and software platforms related to online advertising, primarily in the education industry.

As a result of these transactions, our current corporate structure is as follows:

Mobile Phone Platforms

We own and operate a sophisticated Short Message Service or "SMS" and Multimedia Message Service or "MMS" messaging platform which is used by Wireless Carriers to distribute SMS and MMS messages to their subscribers.  These software platforms facilitate the development of advertising content, compression of the advertisement to reduce file size, formatting of MMS messages which comply with the configuration of various mobile phone handset models, and transmission of the advertisement through the Wireless Carrier's network.  By making use of our MMS messaging platforms, a Wireless Carrier is able to enhance the revenue generated from existing MMS network infrastructure, increase the efficiency of their Multimedia Message Switch Centre and improve the overall quality and acceptance of the MMS messages which they deliver to their subscribers.

Once a Wireless Carrier has contracted with us for use of our managed software solutions, their ability to distribute higher volumes and more advanced  MMS messages is significantly enhanced. Our platform provides the following benefits to Wireless Carriers:

•	Our solutions are software-based and are deployed on standard servers on the Wireless Carriers network, without the need for significant capital investment;

•

We have implemented proprietary distribution technologies that provide more efficient use of the Wireless Carrier's MMSC platform, which tests have shown we can send up to five times as many MMS messages per second as other commercially available platforms at reduced bandwidth costs;

•

Our systems are IP based, use SSL encrypted communication protocols and are Username, Password and PIN login protected, enabling us to securely manage a campaign from anywhere in the world via the Internet;

•

Our  audio and video compression technology reduces the size of MMS messages by up to 80%, thereby increasing the efficiency and capacity of the Wireless Carrier's MMSC and allowing us to deliver a file with moving images and synchronized audio into a mobile phone;

•	Delivery of mobile messages is in an optimal format for messaging, resulting in higher quality MMS messages and better campaigns; and

•

User settings are configurable and can be personalized for delivery to individual handsets.  By interfacing with the Wireless Carrier’s MMSC our MMS messaging platform is also able to determine the make, model and mobile number of a mobile handset in real-time, and then configure the MMS message format to meet the specifications of each handset manufacturer, prior to sending the MMS message to the mobile phone.

Internet Platforms

Our Internet business operates under the AdMax Media and AdMaximizer brands and provides cutting edge technology which is used by Brand Owners to generate consumer leads for their businesses. We utilize a number of methods to generate leads, including:

•

Opt-in lists: where Brand Owners can target qualified prospective customers on a large scale, by sending emails to customers who have opted-in to our proprietary database of names and from a select group of email list partners who meet our stringent criteria for data integrity, as well as those who comply with all aspects of U.S. federal email legislation;

•	Co-registration: where online customers visiting or registering to use a publisher's website are also invited to register to receive offers and advertisements from Brand Owners;

•	Display ads: where Brand Owners publish advertisements though our publisher network focused on generating customer interest for specific offers; and

•

AdMaximizer owned and operated websites: where we manage websites that host Brand Owners' advertisement offers.  AdMaximizer lead generation websites include survey websites, gift card and prize-related websites, and vertical industry category websites such as continuing education, healthcare, auto, and personal financial services websites.

The AdMaximizer platform is a real-time campaign management tool for online advertising that enables advertisers to obtain the best response to their campaigns. Offers displayed on the AdMaximizer platform are adjusted in real-time to provide the best performance using our proprietary AdMaximizer display advertising algorithm. The platform presents the most effective advertisement in real-time, based on performance algorithms that carry out complex calculations to determine response rates and sale/lead conversions. AdMaximizer simultaneously determines which campaign materials are best suited to increase revenues in real-time. The performance algorithm ensures that the campaign materials which are loaded in the AdMaximizer database are selected for distribution based on pre-defined ad sizes, types, keywords and categories, unique clicks, conversion rates, revenue and other performance metrics. This gives our clients a far better return on investment (ROI) versus static display advertisements. AdMaximizer also enables clients to create a list management system that can be used for outbound email campaigns. The AdMaximizer platform manages the creation and display of online campaign materials such as banner advertisements, landing pages and email offers by using campaign performance related data, keyword search listings, and search engine optimization components.

The AdMaximizer platform provides robust reporting capabilities at the affiliate, campaign, website, and individual advertisement level. The AdMaximizer platform tracks campaign progress by monitoring performance metrics such as:

•	sales conversion rate;

•	click-through;

•	earnings-per-click;

•	impression count;

•	number of adverts generated;

•	total revenue generated;

•	sales total; and

•	sale conversion rate.

In addition, the AdMaximizer platform provides advertisers with a world-class fraud detection filter. In recent years there has been an increase in the volume of fraudulent transactions that take place over the Internet. According to Click Forensics®, in the second quarter of 2009 Pay-Per-Click fraud totaled 12.7% of all Pay-Per-Click transactions. This equates to billions of dollars in fraudulent transactions on an annual basis.  AdMaximizer has built in fraud detection filters. These fraud detection filters enable us to determine whether a customer has previously accessed one of the sites managed by us or certain of our affiliate partners and to track negative consumer behavior, including charge backs of previous online purchases. Because of these tools, the AdMaximizer platform generates better quality data for our clients.

We also operate a sophisticated call center service based in Costa Rica. The call center provides the ability to validate customer information and to support our Brand Owners with value added services. The costs of the call center operation are calculated on a per seat basis and are fully scalable in order to manage financial exposure. As a direct result of our call center validation process, the quality of leads and information supplied by our Internet business exceeds industry averages. The higher quality data generated by our Internet business enables us to charge premium pricing for our services.

We own 350 websites which we use as landing pages and platforms for driving consumer interest in our Brand Owner’s products.  We also own 1,235 uniform resource locators or "URLs".  We have worked over a period of years to drive traffic to our websites, link our sites with key partners, and take other steps designed to improve the ranking of our sites on major search engines and improve their appeal to consumers who view them.

We also own and manage a database with approximately 150 million unique names of individual consumers based in the United States. The database contains 50 million unique names where the customer has opted-in to accept offers from Brand Owners in one or more vertical industries owned or managed by us, together with 70 million unique names of consumers who have opted-in to accept offers from our ad-network publishing clients.  This database is used to create a pool of prospective customers that we can approach on behalf of Brand Owners.  We also track information concerning the consumers in the database to discern information concerning demographic information, buying propensities, return rates and purchase defaults.

Trends in the Mobile Phone and Online Advertising Sectors

Wireless Carriers worldwide  generally use one of two wireless transmission platforms.  Either the Global System for Mobile ("GSM") technology or the Code Divisible Multiple Access ("CDMA") technology. There are currently some 860 GSM networks in 220 countries reaching 3 billion subscribers. According to the CDMA Development Group, in October  2009 there were 629 million CDMA subscribers in 113  countries using various  CDMA technology platforms. Our MMS messaging platform can be integrated into either a GSM or CDMA network.

We believe that the market for our mobile and online advertising products and services will continue to grow dramatically for the foreseeable future. There are various factors driving this growth, including:

•	Voice revenue calculated in Average Revenue Per User or "ARPU" is declining worldwide.

•

Intense competition and commoditization of services is driving ARPU down. Wireless Carriers are being forced to invest in rich data platforms which can be used to deliver services that will be charged for on a per use or per application basis. Over time more than half of the Wireless Carrier's revenue is expected to come from data and not voice services. Our platforms are designed to assist Wireless Carriers in delivering a significantly better user experience for mobile data products and services than is currently available.

•

Data transmission rates over wireless and wired networks are rapidly increasing which will lead to more sophisticated products and services being delivered to mobile handsets and computers. These products and services will consume significant amounts of bandwidth. Our products and services are bandwidth efficient, thereby offering Wireless Carriers improved efficiency at reduced costs. We expect that our products and services will increase in functionality along with the improved technical platforms used to deliver compelling advertisements to consumers.

•

Mobile phones provide one of the best direct marketing channels available today. Advertisements delivered via a mobile phone can also be personalized, which traditional above the line media cannot offer. Mobile phones offer the ability to communicate with consumers anywhere, anytime and at any place. This creates the ability to deliver on demand services when the mobile consumer requires them.

•

Advertising on mobile phones and online is  less expensive to implement and can be rolled out much faster than traditional media.  Moreover, Brand Owners are able to measure the response rates and uptake of offers delivered by mobile phones or accepted online.

•

The rapid evolution in the uses, functions and performance of technology-based products has impacted the way in which consumers shop, and, as a result, traditional marketing channels are becoming less effective. Paper coupons, an advertising mainstay for years, have seen declines in use and redemptions since 2006. However, online advertising and shopping has grown during this same period.

A further factor affecting the Brand Owners is the recognition of the disproportionate cost of acquiring new customers as opposed to the cost of retaining existing customers.  Mobile and online advertising campaigns can be personalized to meet individual  consumer needs and behavior. As a result, strategic focus has moved towards retaining customers and profiling data in a predictive way with the ultimate goal of making better informed marketing decisions.

We believe that both our mobile phone and Internet products and services provide Brand Owners of all sizes with the ability to create, keep and leverage customers. In the current economic downturn, businesses are all being forced to look for more efficient and more innovative ways of managing and retaining their customers. In particular, almost every business is highly reliant on repeat customers and referrals in order to maintain market share and grow. We believe mobile phones and the Internet offer the most cost effective way to reach these audiences.

Our Products and Services

We offer our clients the following products and services:

Mobile Products and Services

Bulk and targeted MMS messaging: We offer Brand Owners the ability to send  high quality,  MMS messages, in multimedia format, to their customers using our MMS messaging platform.  Our MMS messaging platform is comprised of the following products and services:

•

FlightDeck is our proprietary bulk MMS messaging server that is installed at the Wireless Carrier’s technology center. FlightDeck delivers MMS messages in a fully automated, managed environment. FlightDeck can also prioritize an MMS campaign that is time sensitive so that the campaign is delivered at the right time and to the right mobile phone subscribers.  FlightDeck manages both risk and efficiency, ensuring that each campaign distributed via FlightDeck does not interfere with another client campaign. Multiple sending options are facilitated, and available capacity is utilized in a way that prevents the Wireless Carrier’s network from being overloaded and, resulting in delivery failure. We license FlightDeck to Wireless Carriers at fixed rates for their own use in managing their own MMS messaging campaigns.

•

FlightPlan is our mobile marketing campaign design and management system. FlightPlan takes the guesswork out of planning and designing MMS campaigns, allowing qualified designers  to construct a successful MMS message, backed by the technological capability of FlightDeck. FlightPlan puts the versatility and functionality of FlightDeck in the hands of the campaign manager. FlightPlan offers Brand Owners and advertisers a simple to use graphical user interface that creates and sends MMS messages via the Wireless Carrier. FlightPlan sets the business rules and provides campaign measurement tools for the advertiser to measure the uptake of the MMS offer. FlightPlan also sets the orientation of the visual images and integrates the audio files so that they are delivered in the most efficient manner.  Various components of FlightDeck are operational and the platform is continually being upgraded to ensure a comprehensive managed service solution.

•

The EPS server application enables a Wireless Carrier to deliver bulk MMS messaging outside of their core network MMSC by uniquely encoding an MMS message. Current trials indicate one of the major benefits of the EPS application is its ability to deliver approximately 500 MMS messages per second, at a fraction of the capital cost, compared to the current network capacity at many Wireless Carriers of less than 50 MMS messages per second. EPS offers Wireless Carriers access to high volume bulk MMS messaging with minimal capital investment, versus other multi-million dollar MMSC applications. The EPS application has been licensed to us by a strategic partner in Germany and has been enhanced by us to create a mobile newspaper delivery platform which is capable of simultaneously sending newspaper headlines and content to hundreds of thousands of subscribers. This application is already in use and has wide ranging potential in less developed economies where access to traditional media is limited.

Mobi Sites: We design, build and manage a number of high traffic Mobi Sites for our own use and for our clients. Mobi Sites are browser based Internet sites that are accessed via a mobile phone. Mobi Sites provide a full range of services, which can be used by consumers to access everything from bank accounts to mobile content sites. Mobi Sites enable consumers to download redeemable coupons that can be presented at point of sale in a retail transaction. Mobi Sites can also be used to deliver digital content about a Brand Owner's products and services for promotional purposes. Each time a consumer accesses a Mobi Site, our online server is able to track who accessed the site and what content was selected, in the same way that an Internet page impression is tracked. We earn revenue each time that a Mobi Site is accessed based on revenue sharing agreements with Wireless Carrier partners and content providers. We have been awarded a number of contracts to manage high profile Mobi Sites including the www.mmscards.mobi, www.homeground.mobi and www.player23.mobi sites. Our Mobi Site platforms are capable of delivering content and applications to hundreds of thousands of simultaneous users. Our Mobi Site platforms cater for "pull" applications in much the same way as browsers in the Apple iPhone or RIM BlackBerry, whereas our MMS products are delivered using "push" technology via the Wireless Carrier’s MMSC.

MMS Cards: MMS cards are digitally downloadable cards for special events such as birthdays, wedding anniversaries, religious holidays and Valentine's Day. Consumers are able to access a Mobi Site from which they can download mobile content into their mobile phones. We earn revenue under revenue share or fee agreements with Wireless Carriers when MMS cards are downloaded or used by the Wireless Carrier for promotional purposes. We also have agreements with various content providers to share revenue when their content is downloaded from one of our MMS card sites. We have deployed our MMS card application in high volume environments including downloading 4,858,660 MMS cards on Father’s Day in South Africa and more than 10,000,000 MMS messages for a Brand Owner's promotional campaign.

Mobile Phone Statements: We have developed a unique mobile phone statement application, which delivers consumer statements directly into a mobile phone. This application enables us to earn a transaction fee for each mobile phone statement that is delivered. The application includes a delivery report option, which proves receipt of the statement by the consumer. The mobile phone statements are also personalized for each individual consumer in much the same way as a letter would be. Once a mobile phone statement has been delivered into the physical handset, the consumer is able to securely access a Mobi Site that securely stores all of their relevant account information. The market possibility for the mobile phone statement product in developing countries is estimated to be several hundred million customers. A further major benefit of the mobile phone statement application is the ability to significantly reduce the volume of paper and postage needed to communicate with consumers. In October 2009, we have entered into a Long Term Partnering Agreement with Deloitte Consulting  to promote the mobile phone statement product to Deloitte's clients in South Africa. We have applied for a Patent Convention Treaty (PCT) patent for the mobile phone statement product. We intend to prosecute the PCT patent application in South Africa, the United States and other international markets where we believe the application has commercial potential.

Mobile Promotions: We have previously partnered with Going Up Interactive, a world leader in the provision of mobile phone based interactive marketing campaigns. Going Up has launched and operated mobile campaigns for Vodafone, MTN and Vodacom among other companies. The Going Up Interactive platform makes use of sophisticated predictive behavior modeling and incentive based tools to drive subscribers to participate in text based messaging promotions. We have secured the rights to partner with Going Up Interactive in a number of geographical regions including the United States and parts of Asia and the Middle East.

Internet Products and Services

Ad Display Networks: We manage and have access to ad display networks that help advertisers efficiently market their product or service  across multiple Internet websites.  The networks are groups of associated publishers of content and media that aggregate their advertising opportunities in order to provide advertisers with more economically efficient opportunities to present marketing messages to consumers in the form of text, logos, photographs and interactive messaging. These networks often use software which allows them to aggregate, target, track and optimize their efforts on behalf of the advertisers, publishers and to the benefit of consumers who receive more relevant marketing messages.

Lead Generation: Through our own websites and our ad display networks, we are able to generate high quality leads for our advertisers.  Lead generation refers to the process of creating or capturing prospective consumer or business interest in a product or service. We solicit names, phone numbers, addresses and other relevant information from potential customers through our network of advertising websites.  We then verify the leads through our call center to ensure that we pass along only high quality leads to our advertisers.

Search Engine Optimization: We provide a service to advertisers that improves the quantity and/or quality of visitors to the advertiser's website from the search engines via non-paid search results. The non-paid search listings are often referred to as "natural" or "organic". The focus of most search engine optimization efforts is to increase the number of search terms for a website that display within the results page and to increase the position of those search engine listing results. The three main factors that influence search results of this type are: on-site architecture and technical display of information, fresh unique content and  links from external sites to the web site in the optimization process. Our recent acquisition of the business of Simply Ideas, LLC., significantly enhances our ability to provide clients with enhanced online search capability.

AdMaximizer.com is our online server based application, which provides performance-marketing services for our clients. Our real-time, performance algorithms ensure that the most effective advertisements are presented across all of our online properties and publishing networks. This gives our clients a far better return on investment (ROI) over static display advertisements. AdMaximizer also enables clients to create list management systems for outbound email campaigns and to measure the success of those campaigns. The AdMaximizer platform manages the creation and display of online campaign materials such as banner advertisements, landing pages and email offers by using campaign performance related data, keyword search listings, and search engine optimization components.

Products under Development

In addition to the products and services described above, we have acquired technologies related to, and are currently working on the development of the following products:

Vouchers247.com is an integrated online and mobile marketing platform which is designed to connect Brand Owners  with consumers, deliver offers of products, carry out promotions, and deliver vouchers to consumers via their mobile telephones. The Vouchers247.com platform bridges the gap between traditional real world retailers by integrating the benefits of online marketing with mobile phones. Consumers are able to access an Internet web site and choose products or services provided by our retail and Brand Owner  partners.  When a product or service is selected, a digital certificate or voucher is sent by SMS to the consumer's mobile telephone and is then redeemed electronically by the retailer at the point of sale. Vouchers247.com will also be fully integrated with the point of sale devices used by all major retailers, thereby providing the ability to track the acceptance of an offer by a consumer and the physical purchase of goods at point of sale.

CellCard is our user generated mobile advertising and payment platform. The CellCard platform enables retailers to send rich multimedia campaigns to mobile phones in either SMS or MMS format.  CellCard also provides a mobile phone based payment application that enables CellCard's customers to pay for goods and services via a credit card or debit card linked securely to an opted-in subscriber’s  mobile phone.

Technology and Operations

Our operations and related infrastructure are located at our facilities in Santa Barbara, California and in Johannesburg, South Africa.  We also operate a call center in Costa Rica that makes use of equipment that we lease. The call center is operated on the basis of a cost-per-seat and is an important component of our customer support.

We operate a data center located at our offices in Santa Barbara. This center houses the entire computer and communications infrastructure necessary to operate our business in North America, including our mobile phone as well as our Internet advertising platforms. We employ onsite technical staff who are able to support our technology and services.  We also lease co-location space from a third party data center operator in Los Angeles.  We maintain a dedicated DS3 fiber optic connection between Santa Barbara and our back up at the co-location facility in Los Angeles.  Both facilities provide around-the-clock security personnel, video surveillance and access controls, and are serviced by onsite electrical generators, fire detection and suppression systems. Both facilities also have multiple Tier 1 interconnects to the Internet.

Our MMS messaging platform is managed and maintained by our employees in Johannesburg, South Africa. We operate a number of our own high speed servers which form the backbone of the FlightDeck, FlightPlan and Companion MMS messaging platforms. We also provide managed servers which are installed at the Wireless Carrier's core network switching center. These servers are highly secure and cannot be accessed from outside the Wireless Carrier network. We also make use of third party server facilities to provide connectivity between our MMS messaging platforms and Wireless Carriers. We continually monitor these systems and enter into service level agreements with the technology vendors, where necessary.

We build high-performance, availability and reliability into our product offerings. Our infrastructure is designed using load-balanced web server tools, redundant interconnected network switches and firewalls, replicated databases, and fault-tolerant storage devices. We safeguard against the potential for service interruptions at our third-party technology vendors by engineering fail-safe controls into our critical components. Scalability is achieved through advanced use of application partitioning to allow for horizontal scaling across multiple sets of applications. This enables individual applications and operating systems to scale independently as required by volume and usage. Production data is backed up on a daily basis and stored in multiple locations to ensure transactional integrity and restoration capability. Our applications are monitored 24 hours a day, 365 days a year by specialized monitoring systems that aggregate alarms to a human-staffed network operations center. If a problem occurs, appropriate engineers are notified and corrective action is taken. We are presently experimenting with the installation of a cloud computing network through which our products and services can be accessed securely and remotely. We believe that we will be able to deploy our services internationally, far more efficiently, using virtual servers. All client sensitive data will still remain securely stored on our own servers.

We own all of the hardware deployed in our MMS messaging and Internet platform production environments. Changes to our production environment are tracked and managed through a formal maintenance request process. Production baseline changes are handled much the same as software product releases and are first tested on a quality system, then verified in a staging environment, and finally deployed to the production system.

Research and Development

Since February 2008, we have expanded our business through the selective acquisition of products and services which enhance our overall product offering. Our Multimedia Solutions subsidiary has been in operation since 2004 and had completed development of its initial products at the time of our acquisition.  We employ several software engineers who provide a variety of services, including: customer support, content development, software maintenance and bug fixes, and the development of new features and functions for our products.  At this time, we do not account for research and development expenses separately from our general and administrative expenses.  We do not currently capitalize any development costs, but expense all development costs as they are incurred.

Intellectual Property

We regard the protection of our intellectual property rights and trade secrets as an important competitive advantage and significant contributor to our success. Where appropriate, we rely on a combination of patent, trademark, copyright, trade secret and other intellectual property laws, confidentiality agreements and license agreements to protect our intellectual property.

We have filed patent applications covering elements of our product and services offering, but no patents have been issued to date.  We cannot be certain that current patent applications, or applications that we may file in the future, will result in the issuance of a patent, or even if a patent is issued that it will provide a meaningful competitive advantage.

Much of our technology, and the uniqueness of our solutions, is based upon software we have acquired or developed.  This applies to our MMS message compilation technology which encodes and compresses MMS messages, as well as the EPS server technology and our AdMaximizer.com technology.  We have not historically sought patent or copyright protection for software because of the requirement to publish the specific method or implementation of the technology as part of the application process.  In those instances we rely on trade secret protection, including confidentiality agreements and invention contribution agreements with our employees and contractors to protect our rights in that technology.  Our employees and independent contractors are typically required to sign agreements acknowledging that all inventions, trade secrets, works of authorship, developments and other processes generated by them on our behalf are our property, and assigning to us any ownership that they may claim in those works.  Despite our precautions, it may be possible for third parties to obtain and use intellectual property that we own or license without our consent.  Unauthorized use of our intellectual property by third parties, including piracy, could enhance the ability of third parties to compete against us, or result in significant expenses if we are compelled to bring an action to protect our intellectual property rights.

In some cases we do rely on licensed software tools or engines which we use under commercial or open source or commercial l licenses from third parties.  Some of the basic components that our products are built on come from leading software and hardware providers including Oracle, Sybase, Sun, Dell, EMC, NetApp, Microsoft and Cisco while some components are constructed from leading Open Source software projects such as Apache Web Server, MySQL, Java, Perl and Linux. By striking the proper balance between using commercially available software and Open Source software, our technology expenditures are directed toward maintaining our technology platforms while minimizing third-party technology supplier costs. These licenses have various conditions to their use including payment of royalties, and authorship credit.  From time to time we may receive notices from third parties  that we have violated their license, or that our products or services infringe upon their intellectual property rights.   If we do not prevail in these disputes, we may lose some or all of our intellectual property protection, be enjoined from further sales of applications determined to infringe the rights of others and/or be forced to pay substantial royalties.

We believe that the most effective barrier to entry against competition is to build efficient, stable, secure and user friendly products and solutions that assist our clients to significantly enhance their businesses. Through this approach, we believe that we will be able to achieve significant economies of scale which in turn will provide barriers to entry against competition and first mover advantages

Sales and Marketing

Our mobile phone business is currently focused on developing relationships with both Brand Owners and Wireless Carriers, which will ultimately lead to them using  our MMS messaging platform and other products. The relationship with the Wireless Carrier is the initial step to creating an advertising distribution channel that we can use to sell our services to Brand Owners.  In many instances the Wireless Carriers also refer Brand Owners to us as potential customers, based on their satisfactory experience in using our products and services. We have achieved success by signing connectivity agreements with aggregators who provide direct links to Wireless Carriers through interconnect agreements. Our business can operate as efficiently with a direct connection to the Wireless Carrier as it can through an aggregator.

We sell to Wireless Carriers through both direct and indirect channels.  Our Multimedia Solutions operation  in South Africa has a dedicated sales team of 12 people which solicits additional business from Brand Owners and provides technical support to Wireless Carriers in Africa.  Our management team including Michael Levinsohn, Darin Heisterkamp and Clint Milligan are experienced at selling products and services to both Wireless Carriers and Brand Owners and they are presently developing markets for our mobile products and services in Vietnam, Thailand, Korea, Indonesia, Malaysia and China. In the United States, we entered into a commercial service agreement with OpenMarket, Inc. on September 17, 2009.  OpenMarket is one of the largest aggregators of telecom services in the United States.  Through OpenMarket we have access to carriers such as Sprint, Verizon and AT&T. We have successfully deployed our MMS messaging platform in initial tests with OpenMarket and are in the process of setting up a sales and marketing infrastructure in the United States.

Where we can identify a qualified partner, we have entered into channel relationships for certain territories.  We have appointed master licensees in Australia and the United Kingdom to sell our products and services into those markets. Under the terms of the master license agreement we provide technology and sales support to these licensees via dedicated business development and technical personnel.  These licensees have successfully established connectivity in these markets and are in the process of presenting our MMS products and services to Brand Owners in the region. We anticipate that we will generate revenue from these master licensees by the second quarter of 2010. Master licensees will pay us a pre-agreed percentage of revenue for the support and access to our MMS messaging platform.

Once we have established a relationship with a Wireless Carrier for a particular region, we work with that Wireless Carrier to offer our mobile marketing products and solutions  to the Wireless Carrier’s Brand Owner customers.  In addition, where appropriate we might  contract with local advertising agencies that have relationships with Brand Owners.  Our products and services afford the agency the opportunity to provide unique, effective and measurable campaigns for their Brand Owner customers.  We supplement this reach to the Brand Owners with direct advertising that is targeted to the geographic region.  In territories where there is high Internet penetration we use the Internet as a business development channel because the cost of identifying and securing customers is lower than other traditional media channels. In territories where there is less developed infrastructure we use the mobile phone as a business development channel. We believe that there is and will continue to be a logical convergence of the Internet and the mobile phone and that as a result Brand Owners will continue to look for organizations who can service both marketing channels for them.

Our Internet business promotes the AdMaximizer platform to online advertisers via websites, outbound email campaigns and through direct sales relationships which we have developed over many years.  We attract potential customers to our landing pages and websites through outbound direct marketing campaigns.  These consist of search engine optimization strategies and email campaigns.  We have 8 personnel at our AdMax subsidiary that handle direct sales to Brand Owners.  In addition to our direct efforts, we have relationships with established online publishers who are able to generate significant volumes of business for our advertising network. We focus on building and retaining alliances with these entities. We have experienced a high level of demand for our mobile products and services from our online clients. We intend to deploy our mobile platforms in the United States in early 2010 in order to support our client’s requests.

Customers

In our mobile marketing business, we have two primary customers being the Wireless Carrier and the Brand Owner.  Our current Wireless Carrier customers are Vodacom and MTN; two of the leading Wireless Carriers in Africa. Vodacom has approximately 30 million subscribers in Southern Africa and is part of the Vodafone Group which has 303 million subscribers worldwide. MTN has 109 million subscribers in Africa and the Middle East. We are aggressively working to establish additional relationships with Wireless Carriers worldwide.

We have managed mobile marketing campaigns for a number of leading brands.   Our Multimedia Solutions subsidiary has managed marketing campaigns in Africa for global brands such as Vodafone, MTN, Nedbank, Ellerines, JD Group, VW, Sony, Nokia, Mitsubishi, Peugeot, Woolworths, Volvo, Virgin Mobile, Toyota, Toshiba, Sun International, Nissan, Landrover, Ford, Fiat, Estee Lauder, Doritos, SABMiller, BlackBerry, Imperial, Hang Ten, Nike, Electronic Arts, Alfa Romeo, Clinique, Makro, LG, First National Bank, BMW and Samsung. Wireless Carriers themselves are Brand Owners and are currently using their SMS and MMS gateways to promote their own products and services. Wireless Carriers are not only faced with declining average revenue per user but also high levels of churn. In order to promote customer retention, Wireless Carriers use MMS messaging to extend retention based offers to their mobile subscribers.  We have run promotional campaigns for both Vodacom and MTN. During the last twelve months, we have carried out a number of highly successful promotions  including the Fifteenth Birthday SMS and MMS campaign for MTN and numerous campaigns for Vodacom.

Our Internet business provides performance-marketing services in the educational, personal finance, investing, auto, insurance and travel industries. Through our landing pages, such as www.getmyonlinedegree.com, we currently provide lead generation for several of the top online universities in the United States.

Competition and Business Strengths

We face competition from a variety of organizations in both our mobile  as well as our Internet business.  There are currently numerous organizations which provide various components of the mobile marketing value chain, but very few who provide the integrated range of mobile and online services which we have to offer. We believe that in the future we might compete directly with the Wireless Carriers if they decide to focus on developing platforms similar to our MMS messaging platform and possibly face competition from major online businesses who wish to expand into the mobile arena.

The market for mobile applications and solutions is dependent on connectivity with a mobile handset through either the Internet or via the Wireless Carrier. Browser based connections such as the Apple iPhone’s application are accessed by subscribers on a "pull" basis, as opposed to MMS services which are typically transmitted via the Wireless Carriers on a "push" to the subscriber when an outbound message is sent. We are able to deliver our products and services via both "push" or "pull" channels  and as a result we believe that we are well positioned to address the market for both browser based and MMSC delivered services.

Both Brand Owners and Wireless Carriers evaluate our services on a variety of levels including breadth of product offerings, price, product quality, porting abilities, ease of use, speed of execution, customer support and breadth of distribution relationships. We currently view our competitive position as follows:

•

We compete on the basis of the comprehensiveness of our product offerings.  In this regard, we believe that we offer one of the most compelling end to end solutions available today for both our Wireless Carriers and Brand Owner clients.   Our "one-stop" solution for online and mobile advertising allows us to monitor and coordinate the launch of campaigns across these two key digital  media, which we believe is a sustainable competitive advantage.

•

We supply our products and services on the basis of a managed solution. This reduces significant upfront costs for the Wireless Carriers and also allows us to reprice our products and services to meet new demand.

•

We also compete on the basis of the quality of services that we provide.  In our mobile phone platform services our FlightDeck and FlightPlan platforms and the EPS server enable Brand Owners  and Wireless Carriers to produce better quality mobile content  and to efficiently reach substantially all currently available handsets.  Our Internet platforms, and mobile phone platforms are supported by our call center in order to  ensure the quality of the leads our campaigns generate and to validate information we receive from consumers.

•

Each handset manufactured by the leading suppliers such as Apple, BlackBerry, Nokia, Sony Ericsson, Motorola, LG and Samsung, and each operating system such as Symbian, Android and Windows Mobile, operate on different technical specifications.  Our FlightDeck and FlightPlan platforms contain porting capability  to convert content to reach more than five thousand different configurations that need to be catered for in order to deliver an MMS message into a handset.  We are constantly updating those platforms with new specifications. We carry out rigorous handset testing in order to ensure that an MMS message delivered arrives correctly configured in a mobile handset. We are currently able to send an MMS message to both smart phones and any older handset that has a color screen. We estimate that we are able to reach up to seventy five percent of the handsets that are currently in use today.

•

Our products and services have been designed to be user friendly.  Our FlightPlan platform automatically allows Brand Owners or content developers to assemble MMS messages in standard file formats and port them for distribution to thousands of unique handsets.  FlightDeck allows us to connect to a Wireless Carrier’s network via a secure IP connection and manage MMS messaging campaigns remotely. We also provide unique solutions to minimize network bandwidth utilization and improve the speed of delivery of messages through the network. Our mobile phone platforms are tried and tested and can be sold or licensed to almost any of the more than 800 Wireless Carriers in the world today. By making use of our products and services, a Wireless Carrier is able to rapidly begin generating additional revenue. Because we use Internet Protocol (IP) based connectivity interfaces we are able to deploy our services and solutions in far shorter time frames than competitors.

•

We have made a substantial commitment to providing high levels of customer services and we have been recognized by many of our customers for providing service excellence.  We provide free customer support to all our customers. Our online marketing staff has direct contact with our advertisers and publishers and quickly resolves any client queries. Our mobile business staff has a proactive approach to dealing with our customers, and they are constantly in contact during the development phase of a campaign or when the campaign is being executed. Our senior management is on standby 24 hours to deal with major client problems.

•

Each of our Brand Owner customers as well as Wireless Carriers look to us a source of revenue generation.   Brand Owners are looking for us to attract consumers for their products and services.  Wireless Carriers charge for the MMS messages that we send out to subscribers and in many cases these MMS messages are forwarded to other subscribers, thereby creating continuing revenue streams for the Wireless Carrier.  By securing Brand Owners as new clients, we generate incremental revenue for the Wireless Carriers.  The higher the volume of MMS messages we distribute through the Wireless Carrier’s MMSC, the more profit is generated for the Wireless Carrier. Our business goals are firmly aligned with that of our Brand Owner and Wireless Carrier clients.

While we compete and expect to continue to compete on the basis set out above, our competitors may have product offerings or other business advantages that Brand Owners or Wireless Carriers may find compelling.  Some of our competitors' and our potential competitors' advantages over us, either globally or in particular geographic markets, include the following:

•	pre-existing relationships with Brand Owners or Wireless Carriers that afford them greater access to resources or limit competition;

•	greater revenues and financial resources;

•	stronger brand and consumer recognition, regionally or worldwide;

•	the capacity to leverage their marketing expenditures across a broader portfolio of mobile and non-mobile channels;

•	more substantial intellectual property of their own which they can develop without having to pay royalties;

•	lower labor and development costs; and

•	broader global distribution and presence.

Our Strategy

There are approximately 4 billion mobile phones and 1.6 billion Internet connections in the world today.  We believe that there is a natural convergence between the mobile phone and the Internet and that this convergence will take place at a faster and faster rate as the functionality resident in mobile phones increases. More and more mobile phones are being sold with Internet browsing capability and a variety of smart applications. In southeast Asia, Wireless Carriers are offering data rates of up to 14.4 megabits per second. This is sufficient speed to watch a television broadcast on a mobile phone while traveling in a car. Data rates of up to 100 megabits per second are not far away.

Many retail brands compete on the basis of price and not on the basis of product differentiation or value added benefits. As a result, Brand Owners will continue to invest significant resources in developing ways to create, keep and leverage customers. In order to do this they will continue to use technology to improve service levels, delivery channels and the management of data. Our management has an intimate understanding of the mobile phone and Internet markets and has developed a framework around which to continue growing the company's revenue through monetizing our products and services. Our strategy, based on current market conditions and opportunities, is as follows:

We believe that there are four primary reasons why consumers use their mobile phones or access the Internet. These are information, communications, entertainment and to transact. Many Brand Owners have failed to recognize the importance of engaging with clients at appropriate times and through appropriate channels. We assist our clients to create, keep and leverage their customers in a sustainable and competitive manner, using our technology platforms.

Our strategy, based on current market conditions and opportunities, is as follows:

•

Expand the Wireless Carrier customer base for our mobile platforms: We plan to continue our focus on expanding our mobile phone technology platforms into new markets, using  our success in South Africa as a reference for expansion into other territories. We have recently entered into an agreement with OpenMarket which will enable us  to offer our MMS products and services in the United States.  Our current  sales efforts are focused on additional territories in Asia and the Middle East.  We have appointed licensees for our MMS messaging platform and products in Australia and the United Kingdom.  Our ultimate goal is to be able to afford Brand Owners global distribution for their online and mobile advertising campaigns.

•

Increase gross margins for our mobile business through sales in developed countries.  Our South African operations are currently earning a profit in a relatively soft currency  versus our international operations which are US Dollar based.  We believe that there is an opportunity to generate higher margin revenue in more developed markets.  According to Chetan Sharma Consulting, the average revenue per user that the Wireless Carriers received for voice usage in the United States during the second quarter of 2009 was approximately $38.00 per subscriber. In South Africa the average revenue per user for voice usage is less than $15.00 per subscriber. We believe that entry into developed markets will provide an  opportunity for us to deliver more mobile advertising campaigns at higher gross margins.

•

Cross sell our mobile marketing and online platforms: We acquired our online Internet business in March  2009.  Our current experience is that our online clients wish to make use of our mobile marketing products and services in order to extend their marketing reach. In addition, we can now offer online advertising solutions to Brand Owners that use our mobile services.  We believe that the ability to offer Brand Owners services for both online and mobile services will expand the market  that we can reach, and provide "single source" convenience that will assist us in retaining Brand Owner accounts.

•

Develop a comprehensive suite of mobile and online advertising solutions.  We plan to complete the development work on the vouchers247.com platform for the United States market and deploy the platform in mid 2010. Over 300 billion paper coupons per year are issued in the United States alone at an estimated cost of $7 billion annually for printing and delivery. The vouchers247.com platform is designed to enable companies currently using paper-based coupons to move onto a digital platform.  Our CellCard technology is designed to allow point of sale payment processing through the mobile phone.  We intend to continue to develop and acquire unique technologies and solutions that will enable our Wireless Carrier and Brand Owner customers opportunities to create, keep and leverage  relationships with customers. We are aware that there are other organizations that are able to deliver coupons to mobile phones, but we believe that our comprehensive offering will provide us with a competitive edge.

•

Build and leverage a comprehensive database of consumer information: Starting with our existing database, we intend to build an opted-in database of customers who elect to receive targeted offers from our Brand Owner partners. We intend to expand and leverage our existing  database of consumer information to improve the relevance, effectiveness and value of the advertising services we offer to Brand Owners.  Because input costs have largely become commoditized, we believe that Brand Owners will increasingly view a well-managed customer relationship management and loyalty program focused on customer retention and driving incremental revenue as the best way to retain market share and ensure ongoing profitability.

Seasonality and Cyclical Fluctuations

We believe that our business is subject to seasonal fluctuations, which are related to advertising spend by Brand Owners. The calendar third quarter is generally our weakest and the fourth quarter is generally our strongest, but this might vary from year to year. Other factors such as the economic climate and calendar year budgeting will also continue to affect our business. In many cases Brand Owners plan their advertising campaigns up to one year in advance and we are dependent on their budgets for a significant percentage of our revenue. Where we offer product solutions such as our mobile phone statements, we will be less susceptible to fluctuations in revenue.

Consumer Protection and Privacy Rights

We do not facilitate the delivery of spam messages to mobile phone subscribers. Prior to the delivery of an MMS message we ensure that there is an existing relationship with the subscriber to whom the message is being delivered, in which the subscriber has agreed to receive advertising messages. The relationship might be via the Wireless Carrier, or via a Brand Owner who is our client. We believe that a mobile phone is a personal communications device and that it should not be abused.

We collect personally identifiable information from consumers with the customer's permission.  The customer provides this permission by opting into one of our programs. We store personally identifiable information securely and do not use the data without the explicit, knowing permission of the consumer which is gained when we collect the data. We rely on our Wireless Carriers and Brand Owner customers to treat such data with the appropriate precaution and responsibility as stated in their privacy policies. In addition, we use non-personally identifiable information provided by websites, pursuant to their consumer privacy policies, about their visitors' general demographics and interests in order to target appropriate advertising to the websites.

Moreover, if our Wireless Carriers or Brand Owner customers provide databases of their consumers, we can use this data on behalf of those customers, again pursuant to their consumer privacy policies. The premise is that both the website providing the ad space and the advertiser (1) have an opt-in relationship with the customer, (2) have an opportunity to share their consumer privacy policies with their customer, and (3) provide an opportunity to opt-out.

Our Wireless Carriers or Brand Owner  customers retain the right to use data they have obtained through explicit permission from a consumer; for example, if a consumer provides an email address to receive information and updates. We rely on our customers' consumer privacy policies and practices, as well as the consumer privacy policies and practices of the publisher websites included in each advertising campaign.

We collect certain technical data (such as type of browser, operating system, domain type, date and time of viewer's response) when serving Internet advertisements. This type of information is defined by the Network Advertising Initiative as non-personally identifiable information ("Ad Delivery and Reporting Data"). We may retain this Ad Delivery and Reporting Data indefinitely.

We use "cookies," among other techniques, to measure and report non-personally identifiable information to advertisers, such as the number of people who see their advertisements or emails and the number of times people see the advertisement. A cookie is a small file that is stored in a web user's hard drive. Cookies cannot read information from the web user's hard drive; rather they allow websites and advertisers to track advertising effectiveness and to ensure that viewers do not receive the same advertisements repeatedly. Cookies, by themselves, cannot be used to identify any user if the user does not provide any personally identifiable information. They can be used, however, to allow personalization features such as stock portfolio tracking and targeted news stories.

We are compliant with the Platform for Privacy Protection Project, or P3P, compliance criteria. P3P is the most current privacy standard effort in our industry, providing simple and automated privacy controls for Internet users. Please refer to the section entitled "Government Enforcement Actions, Changes in Government Regulation and Industry Standards, Including, But Not Limited To, Promotion-Based Lead Generation Marketing, Spyware, Privacy and Email Matters, Could Decrease Demand For Our Products and Services and Increase Our Costs of Doing Business" in Item 1A "Risk Factors" of this report for further details about our compliance with privacy regulations.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct (the "Code of Ethics") for our principal executive, financial and accounting, and other officers, and our directors, employees, agents, and consultants. The Code of Ethics addresses inter alia such issues as conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets, compliance with applicable laws (including insider trading laws), and reporting of illegal or unethical behavior.  We are committed to ensuring transparent and good corporate governance in our dealings with all stakeholders.

Within the Code of Ethics, we have established an accounting ethics complaint procedure or "whistleblower" procedure for all employees of the Company and its subsidiaries. The complaint procedure is for employees who may have concerns regarding accounting, internal accounting controls and auditing matters. The Company treats all complaints confidentially and with the utmost professionalism. If an employee desires, he or she may submit any concerns or complaints on an anonymous basis, and his or her concerns or complaints will be addressed in the same manner as any other complaints. The Company does not, and will not, condone any retaliation of any kind against an employee who comes forward with an ethical concern or complaint.

Corporate Culture and Employees

We are proud of our achievements and of the contribution that our employees have made to build our business to date. We support a culture of debate and dialogue pertaining to all material aspects of our business and we strive to go above and beyond to look after the people who work in our business. We believe that our future is inextricably linked to the quality and well being of our people. We operate in an environment that is dependent on talent to create and deliver new and innovative technologies. Besides creating a safe, secure and stimulating work environment we believe that we should create an opportunity for our employees to receive compensation at the upper end of comparative market related scales.

We are currently only operational in English speaking countries.  As we expand internationally, we will be exposed to new languages, cultures and people. We will always endeavor to be sensitive to the new environments into which we expand and recognize that our success is dependent on our ability to manage diverse people in these different geographical regions. As part of our expansion we will encourage employees and managers from each region to develop their international expertise so that they as individuals and ultimately the organization will benefit. We intend to establish facilities, employees and suppliers in the geographic markets where we are active so that we are seen as a net contributor to the communities upon whom we are dependent.

We believe that we have a role to play in setting an example as an organization. We believe that collectively we can make a difference to millions of lives by introducing products and services which positively impact on the way people live, how they communicate and how they go about their day to day business. There are few other industries beside telecommunications that can impact on people's lives so quickly and in such a meaningful way. The ability to send an MMS picture from one part of a country to another has and will continue to change the lives of many people. By developing products and services that are sensitive to the environment we can also make our small contribution to the improvement of the planet on which we live. Products such as our mobile phone statements have the ability to create carbon neutral applications which will over time make a difference to our environment.

We are an organization that is committed to the highest levels of ethical behavior, as well as competition. We will continue to employ people who strive to deliver the most compelling business offerings at the most appropriate price in the most efficient manner.

As of June 30, 2009, we had a total of 68 employees, including 25 in the United States, 1 in the United Kingdom and 42 in South Africa.  None of our employees are covered by a collective bargaining agreement.  We believe that we have good relations with our employees.

Item 1A.

Risk Factors

Investors should carefully consider the risks described below before deciding whether to invest in our common stock.  The risks described below are not the only ones we face.  Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations and financial results.  If any of the following risks actually occurs, our business, financial condition or results of operations could be adversely affected.  In such case, the trading price of our common stock could decline and you could lose all or part of your investment.  Our other filings with the Securities and Exchange Commission also contain forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face described below.  See "Special Note Regarding Forward-Looking Statements."

Risks related to our Business and Industry

Our business is subject to many risks and uncertainties, which may affect our future financial performance. If some of the events or circumstances described below occur, our business and financial performance could be harmed, our actual results could differ materially from our expectations and the market value of our stock could decline. The risks and uncertainties discussed below are not the only ones we face. There may be additional risks and uncertainties not currently known to us or that we currently do not believe are material that may harm our future business and financial performance. Because of the risks and uncertainties discussed below, as well as other variables affecting our operating results, past financial performance should not be considered as a reliable indicator of future performance and investors should not use historical trends to anticipate results or trends in future periods.

Our mobile advertising business is dependent upon relationships with Wireless Carriers who control access to their network and a significant portion of our costs of goods sold.  If we cannot secure access to the Wireless Carriers' networks at reasonable rates, our ability to generate revenues and profits will be significantly impaired.

In our mobile phone business, we charge Brand Owners a price for sending out SMS or MMS messages to their customers.  We contract with Wireless Carriers to send the SMS or MMS messages over their networks at bulk rates.  We generate gross profit on the difference between the price we charge the Brand Owner and the price we pay to the Wireless Carrier.  We currently have relationships with two Wireless Carriers in Africa.  Those relationships do not grant us exclusive access to those networks and third parties are allowed similar access to the network. We currently have access to the majority of Wireless Carriers in the United States through a third party connectivity aggregation agreement, but have not generated revenues from that relationship to date. Our business plan contemplates that we will increase our revenues through establishing additional relationships with Wireless Carriers worldwide.  If, for any reason, we are unable to secure or maintain relationships with Wireless Carriers we will not be able to generate additional revenues and our business will not develop.

 The Wireless Carriers set the rates for the messages we send over their network, as well as the cost to their subscribers for data access.  Network access is the largest component of cost of sales for our mobile phone business.  If the Wireless Carriers increase the rates that they charge us for sending messages we may be forced to increase our prices to Brand Owners.  Higher prices may cause Brand Owners to look for alternative forms of advertising or otherwise decrease the amount of business that they do with us.  If we cannot pass the increase in our costs on to the Brand Owners we may experience declines in our gross margins and profitability.

Wireless Carriers also have control over billings and collections for our MMS messages and services. If a Wireless Carrier or their third-party service providers provide billing and collection services to us which are defective or inaccurate, our revenues may be less than anticipated or may be subject to refund at the discretion of the Wireless Carrier or our other clients.

The mobile phone industry is going through rapid technological change.  The introduction of smart phones, such as the Apple iPhone, BlackBerry and several Nokia models is resulting in the rapid development of applications.  Our existing and future applications will take advantage of these enhanced phones.  Many of the Wireless Carriers throughout the world do not yet have fully operational new generation MMS messaging platforms installed. A major capital investment is required in order to deliver the infrastructure for high speed MMS messaging and data services.  The decision to build in a territory, and the timing of these build outs, will impact our ability to offer more advanced services.

Deteriorating macroeconomic conditions have negatively impacted certain parts of our business and a further weakening of macroeconomic conditions may have additional negative impacts on our business.

In 2008, our Internet advertising business began experiencing weakness as a result of the deteriorating macroeconomic conditions in the United States.  Many industry analysts are predicting negative growth in certain channels of Internet advertising in 2009. We are not able to predict whether general macroeconomic conditions, or conditions in the Internet advertising industry specifically, will worsen or improve, or the timing of such developments. If macroeconomic conditions worsen, such worsening conditions may cause further declines in the Internet marketing industry in general, and our results of operations specifically. Further, when macroeconomic conditions do improve, there can be no assurances that we will be able to regain the levels of revenue and profitability that we achieved prior to the macroeconomic downturn.

As an advertising company, our business is dependent upon the level of advertising by Brand Owners.  We are subject to macroeconomic fluctuations in the U.S. and global economies, including those that impact discretionary consumer spending, which may remain depressed for the foreseeable future. Some of the factors that could influence the level of consumer spending include continuing conditions in the residential real estate and mortgage markets, labor and healthcare costs, access to credit, consumer confidence and other macroeconomic factors affecting consumer spending. If the economy enters a prolonged period of decelerating growth or recession, advertisers may reduce the amount of their advertising expenses and the results of our operations may be harmed. As a result of these and other factors, our operating results may not meet the expectations of investors or public market analysts who choose to follow our company. Failure to meet market expectations would likely result in decreases in the trading price of our common stock.

Our industry is subject to risks generally associated with the advertising industry, any of which could significantly harm our operating results.

Our business is subject to risks that are generally associated with the advertising industry, many of which are beyond our control. These risks could negatively impact our operating results. Potential advertising related risks include the following:

•	the commercial success of our Brand Owner's brands;

•	economic conditions that adversely affect discretionary consumer spending;

•	changes in consumer demographics;

•	the availability and popularity of other forms of media and entertainment; and

•	critical reviews and public tastes and preferences, which may change rapidly and cannot necessarily be predicted.

Our limited operating history may not serve as an adequate basis to judge future prospects and results of operations.

As a result of our short operating history, we have limited financial data that can be used to evaluate our business.   In addition we have completed a number of acquisitions and dispositions of assets over the past two years.  As a result, our historical financial statements and results of operations may not provide meaningful guidance to form an assessment of the prospects or potential success of our future business operations.

We are an early stage company and face increased risks and uncertainties inherent to companies that are still developing their business.

Any evaluation of our business and our prospects must be considered in the light of our limited operating history and the risks and uncertainties encountered by companies in our stage of development. As an early-stage company in the emerging mobile marketing industry, we face increased risks, uncertainties, expenses and difficulties. To address these risks and uncertainties, we must do the following:

•	expand our digital advertising distribution channels, including Wireless Carrier networks and Internet website and publications;

•	successfully establish direct and indirect sales channels, and develop effective value propositions to attract Brand Owners to our advertising platforms;

•	develop and deliver high-quality content advertisements and promotions that achieve significant market acceptance;

•	respond to market developments, including next-generation software and mobile phone platforms, emerging technologies and pricing and distribution models;

•	establish and implement integrated financial and accounting policies, procedures and controls;

•	enhance our information technology and processing systems;

•	our ability to protect our intellectual property through patents, trademarks, copyrights and confidentiality agreements;

•	successfully integrate products or companies that we may acquire;

•	execute our business and marketing strategies successfully; and

•	attract, integrate, retain and motivate qualified personnel.

We may be unable to accomplish one or more of these objectives, which could cause our business to suffer. In addition, accomplishing many of these efforts might be very expensive, which could adversely impact our operating results and financial condition.

We became engaged in our current business in early 2008 yet the Company was incorporated in 1999.   There may be risks and liabilities that are unknown to our management resulting from operations prior to our implementation of our current business plan.

The Company was incorporated in 1999.  However, we became engaged in our current business of mobile and Internet marketing in early 2008.  Between 1999 and 2008, we were engaged in different lines of business including discount brokerage and financial services, mortgage banking and apparel.  Current management was not involved with the Company prior to early 2008.  There may be risks and liabilities resulting from the conduct of the Company's business prior to February 2008 that are unknown to the management of our Company and not disclosed in this report.

We may require additional capital in order to execute our business plan, and we have no current arrangements in place for any such financing.

The operation of our business, and our efforts to grow our business, might require significant cash outlays and commitments. In addition, we expect to continue to evaluate acquisition opportunities which may require additional capital commitments.  If our cash, cash equivalents and short-term investment balances and any cash generated from operations and borrowings are insufficient to meet our cash requirements, we will need to seek additional capital, potentially through debt or equity financings, to fund our operations and debt repayment obligations. We do not have any arrangements in place for additional capital at this time and may not be able to raise needed cash. Financings, if available, may be on terms that are dilutive or potentially dilutive to our stockholders, dependent on the time, terms and pricing of the financing. The holders of new securities may also receive rights, preferences or privileges that are senior to those of existing holders of our common stock. If new sources of financing are required but are insufficient or unavailable, we would be required to modify our growth and operating plans to the extent of available funding, which would harm our ability to grow our business.

Our financial results could vary significantly from quarter to quarter and are difficult to predict, particularly in light of the current economic environment, which in turn could cause volatility in our stock price.

Our revenues and operating results could vary significantly from quarter to quarter because of a variety of factors, many of which are outside of our control. Factors that may contribute to the variability of our quarterly results include:

•	our current reliance on large-volume orders from only a few customers;

•	fluctuations in the number of new mobile advertisements or levels of advertising expenditure by major Brand Owners;

•	fluctuations in revenues and expenses related to our addition or loss of Wireless Carrier contracts or content licenses;

•	our competitors may take more significant market share for similar products offered by us to our major clients;

•	the timing of release of new products and services by us and our competitors, particularly those that may represent a significant portion of revenues in a period;

•	the popularity of new campaigns and promotions released in prior periods;

•	the expiration of existing content licenses for particular promotions;

•	changes in pricing policies by us, our competitors or Wireless Carriers and other distributors;

•	changes in the mix of products and services we are able to sell which may have varying gross margins;

•	fluctuations in the overall consumer demand for mobile handsets, mobile campaigns and related content;

•	strategic actions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	general economic conditions in developing countries which are in our target markets;

•	our success in entering new geographic markets;

•	the timeliness and accuracy of reporting from Wireless Carriers;

•	the seasonality of our industry;

•	changes in accounting rules, such as those governing recognition of revenue;

•	the timing of compensation expenses associated with equity compensation grants;

•	the timing of charges related to impairments of goodwill and intangible assets; and

•	decisions by us to incur additional expenses, such as increases in marketing or research and development.

As a result, comparing our operating results may experience significant fluctuations from quarter to quarter.  Therefore, period-to-period basis may not provide meaningful guidance for investors to evaluate our prospective future operating results.

In addition, we may not be able to predict our future revenues or results of operations. We base our current and future expense levels on our internal operating plans and sales forecasts, and our operating costs are to a large extent fixed. As a result, we may not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenues, and even a small shortfall in revenues could disproportionately and adversely affect financial results for that quarter.

Our contracts with Wireless Carriers and Brand Owners are generally on a purchase order basis, and we do not have long term agreements with either Brand Owners or Wireless Carriers to assure future revenues or expenses.

At present, the Brand Owners upon whom we rely for a substantial portion of our revenues order services from us on a purchase order basis.  We are generally required to secure new purchase orders for each new advertising campaign.  As a result, we carry little backlog and have limited visibility into the long term purchasing plans of our customers.

In addition, we purchase bulk message services from Wireless Carriers on a purchase order basis.  We do not have long term contracts with Wireless Carriers to protect our access to the network or the prices we pay for network access.  Any failure to secure new purchase orders from Brand Owners, inability to access Wireless Carrier networks at reasonable rates, would have a substantial negative impact on our business.

Acquisitions could result in operating difficulties, dilution and other harmful consequences.

We have undertaken strategic acquisitions in the past.  Our acquisitions of Multimedia Solutions and our AdMax business form the core of our current business.  However, acquisitions involve risks and uncertainties.  We have not yet developed products or services from our Digital Vouchers Internet and Mobile Phone platform and the CellCard platforms.  We are unable to predict with certainty the costs required to complete the integration of those products or what the market acceptance will be for these businesses.

We expect to continue to evaluate and consider a wide array of potential strategic transactions, including business combinations and acquisitions of technologies, services, products and other assets. At any given time, we may be engaged in discussions or negotiations with respect to one or more of these types of transactions. Any of these transactions could be material to our financial condition and results of these operations. The process of integrating any acquired business may create unforeseen operating difficulties and expenditures and is itself risky. The areas where we may face difficulties include:

•	diversion of management time and a shift of focus from operating the businesses to issues related to integration and administration;

•	declining employee morale and retention issues resulting from changes in compensation, management, reporting relationships, future prospects or the direction of the business;

•

the need to integrate each acquired company's accounting, management, information, human resource and other administrative systems to permit effective management, and the lack of control if such integration is delayed or not implemented;

•	the need to implement controls, procedures and policies appropriate for a larger public company that the acquired companies lacked prior to acquisition;

•

in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries; and

•

liability for activities of the acquired companies before the acquisition, including violations of laws, rules and regulations, commercial disputes, tax liabilities and other known and unknown liabilities.

If the anticipated benefits of any future acquisitions do not materialize, or we experience difficulties integrating businesses acquired in the future, or other unanticipated problems arise, our business, operating results and financial condition may be harmed.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our earnings based on this impairment assessment process, which could harm our operating results.

Moreover, the terms of acquisitions may require that we make future cash or stock payments to shareholders of the acquired company, which may strain our cash resources or cause substantial dilution to our existing stockholders at the time the payments are required to be made.

We face exchange rate and currency control risks as a result of our operations in South Africa, and may face additional currency and exchange risk if we conduct business in new international markets.

Although we currently transact approximately one-half of our business in U.S. Dollars, we also transact approximately one-half of our business in South African Rands.  Consequently, we are currently exposed to fluctuation between the United States Dollar and the South African Rand, which varied by approximately 35% in 2008.

As we expand internationally we anticipate currency risk management becoming a more important aspect of our business. Conducting business in currencies other than U.S. Dollars subjects us to fluctuations in currency exchange rates that could have a negative impact on our reported operating results. Fluctuations in the value of the U.S. Dollar relative to other currencies impact our revenues, cost of revenues and operating margins and result in foreign currency exchange gains and losses. To date, we have not engaged in exchange rate hedging activities, and we do not expect to do so in the foreseeable future. Even if we were to implement hedging strategies to mitigate this risk, these strategies might not eliminate our exposure to foreign exchange rate fluctuations and would involve costs and risks of their own, such as cash expenditures, ongoing management time and expertise, external costs to implement the strategies and potential accounting implications.

We anticipate earning a significant portion of our future revenue and profits in foreign jurisdictions. Countries, including South Africa, have various restrictions and controls on bring currency into, or distributing currency out of, their county.  If we are unable to effectively move and allocate capital among our operating entities it would have a material impact on our financial condition and cash position.

We face added business, political, regulatory, operational, financial and economic risks as a result of our international operations and distribution, any of which could increase our costs and hinder our growth.

International sales represented approximately 100% of our revenues in 2008 and 2007, respectively. At June 30, 2009 we generated approximately 33% of our sales in the U.S. and the balance in South Africa. We currently have offices in South Africa and the U.S. and have licensed distributors in the United Kingdom and Australia.

We plan to expand internationally and establish offices in other foreign jurisdictions. There are inherent risks in operating offices in developing countries and we might from time to time be exposed to risks outside of our core business.  Risks affecting our international operations include:

•	political, economic and social instability including military and terrorist attacks;

•	compliance with multiple and conflicting laws and regulations;

•	unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers;

•	potentially adverse tax consequences resulting from changes in tax laws;

•	challenges caused by distance, language and cultural differences;

•	difficulties in staffing and managing international operations;

•	potential violations of the Foreign Corrupt Practices Act, particularly in certain emerging countries in East Asia, Eastern Europe and Latin America;

•	longer payment cycles and greater difficulty collecting accounts receivable;

•	protectionist laws and business practices that favor local businesses in some countries;

•	price increases due to fluctuations in currency exchange rates;

•	price controls;

•	the servicing of regions by many different Wireless Carriers;

•	imposition of public sector controls;

•	restrictions on the export or import of technology;

•	trade and tariff restrictions and variations in tariffs, quotas, taxes and other market barriers; and

•	difficulties in enforcing intellectual property rights in certain countries.

In addition, developing user interfaces that are compatible with other languages or cultures can be expensive. Our ongoing international expansion efforts may be more costly than we expect. These risks could harm our international operations, which, in turn, could materially and adversely affect our business, operating results and financial condition.

If we are unable to successfully compete in our core market, our ability to retain our customers and attract new customers could decline, as would our revenues.

We believe competition will increase as current competitors increase the sophistication of their offerings, as new participants enter the market and as the market continues to grow and, becoming increasingly attractive. The wireless communications and Internet markets are continuing to evolve, and technology enhancements may enable the introduction of new and different services.  If current or potential customers prefer the products and services offered by competitors over those offered by us, we will not be able to generate or sustain sufficient revenues to develop our business.  Certain competitors have longer operating histories, larger customer bases, better brand recognition and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established and better financed companies, including Wireless Carriers. Any delay by us in the development or introduction of products or services or updates, would also allow additional time for our competitors to improve their service or product offerings, and for new competitors to develop products and services for our customers and target markets. Increased competition could result in pricing pressures, reduced operating margins and loss of market share, any of which could cause our business to suffer.

We face competition from a number of sources including major media companies, traditional publishers, content aggregators, mobile software providers and independent mobile advertising publishers. Wireless Carriers may also decide to develop and distribute their own mobile campaigns. If Wireless Carriers enter the mobile advertising market as publishers, they might refuse to distribute some or all of our MMS messages or might deny us access to all or part of their networks.

Some of our competitors' and our potential competitors' advantages over us, either globally or in particular geographic markets, include the following:

•	significantly greater revenues and financial resources;

•	stronger brand and consumer recognition regionally or worldwide;

•	the capacity to leverage their marketing expenditures across a broader portfolio of mobile and non-mobile products;

•	superior intellectual property from which they can develop better technical solutions which might be attractive to Wireless Carriers, Internet publishers and Brand Owners;

•	relationships with Wireless Carriers or Brand Owners that afford them access to intellectual property while blocking the access of competitors to that same intellectual property;

•	greater resources to make acquisitions;

•	the ability or willingness to offer competing products at no charge or reduced rates to establish market share;

•	lower labor and development costs; and

•	broader global presence and distribution channels.

Certain of our large competitors have considerably greater resources than we do, enabling them to develop a broader range of products and services than we can and to do so more quickly, which causes further challenges, especially on the next-generation platforms.

In addition, given the open nature of the development and distribution for certain next-generation platforms, we also compete with a vast number of small companies and individuals who are able to create and launch mobile campaigns and other content for mobile devices utilizing limited resources and with limited start-up time or expertise. Many of these smaller developers are able to offer their products at low cost or substantially reduce prices to levels at which we are unable to respond competitively and still achieve profitability given their low overheads.

If we are unable to compete effectively or we are not as successful as our competitors in our target markets, our sales could decline, our margins could decline and we could lose market share, any of which would materially harm our business, operating results and financial condition.

We currently rely on two Wireless Carriers for our MMS business. The loss of or a change in any significant Wireless Carrier relationship, including their credit worthiness, could materially reduce our revenues and adversely impact our cash position.

A significant portion of our revenues is derived from a limited number of Wireless Carriers. In 2008, we derived approximately 64% of our revenues from relationships with two Wireless Carriers. While we are attempting to establish relationships with a number of Wireless Carriers, we expect that we will continue to generate a substantial majority of our revenues through distribution relationships with fewer than twenty Wireless Carriers for the foreseeable future. If any of our Wireless Carriers decides not to allow us access to their MMS messaging delivery platforms, or decides to terminate or modify the terms of its agreement with us or if there is consolidation among Wireless Carriers, we may be unable to replace the affected agreement with acceptable alternatives, causing us to lose access to that Wireless Carrier's subscribers and the revenues they afford us. In addition, having our revenues concentrated among a limited number of Wireless Carriers also creates a  concentration of financial risk for us, and in the event that any significant Wireless Carrier were unable to fulfill its payment obligations to us, our operating results and cash position would suffer. If any of these eventualities come to pass, it could materially reduce our revenues and otherwise harm our business.

System or network failures or deficiencies could reduce our sales, increase costs or result in a loss of revenues or customers who use our services.

We rely on Wireless Carriers and other third-party data carriers to deliver MMS messages and advertising content to end users and to track and account for the downloading of our MMS messages and advertising content.  We are dependent on the Wireless Carrier to provide us with an MM7 communications port through which we can deliver our state-of-the-art MMS messages.  If the Wireless Carrier is unable to provide us with MM7 connectivity, the standard and functionality of our services will be negatively impacted, which will in turn negatively affect our profitability.  In certain circumstances, we also rely on our own servers to deliver MMS messages to the Wireless Carriers and to deliver on demand content to end users through the Wireless Carrier's networks. Any technical problem with Wireless Carriers, third party service providers or our billing, delivery or information systems or communications networks could result in the inability of the Wireless Carriers, or a mobile subscribers to download our  content.

From time to time, Wireless Carriers may experience failures with their billing and delivery systems and communication networks, including gateway failures that reduce their ability to distribute MMS messages and advertising content. Any such technical problems could cause us to lose revenues or incur substantial repair costs and distract management from operating our business.

In our Internet business, our success depends on the continuing and uninterrupted performance of our systems. Sustained or repeated system failures that interrupt our ability to provide services to customers, including failures affecting our ability to deliver advertisements quickly and accurately and to process responses to advertisements, would reduce significantly the attractiveness of our solutions to advertisers and Internet  publishers. Our business, results of operations and financial condition could also be materially and adversely affected by any systems damage or failure that impacts data integrity or interrupts or delays our operations.

Our own computer systems are vulnerable to damage from a variety of sources, including telecommunications failures, power outages, malicious or accidental human acts and natural disasters. We lease data center space in Los Angeles, California, Johannesburg, South Africa and outside London in the United Kingdom. Despite network security measures, our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems in part because we cannot control the maintenance and operation of our third-party data centers. Despite the precautions taken, unanticipated problems affecting our systems could cause interruptions in the delivery of our solutions in the future and our ability to provide a record of past transactions. Our data centers and systems incorporate varying degrees of redundancy. In the event of failure, the various data centers and communications systems may not automatically switch over to their redundant counterpart. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures in our systems.

Technology changes in mobile handsets may significantly reduce or eliminate Wireless Carriers' control over delivery of our MMS messaging products and services and force us to rely on alternative sales channels, which, if not successful, could require us to increase our sales and marketing expenses significantly.

Substantially all our MMS messages are currently delivered through Wireless Carriers' Multimedia Messaging Service Centers or MMSC’s. We have invested significant resources developing software platforms with an established value proposition for Wireless Carriers in order to offer them our products and services.  Because of the revenues that they receive from our services, Wireless Carriers have assisted us with introductions to Brand Owners and provided sales support.

A growing number of mobile phone handset models currently available allow wireless subscribers to browse the Internet and, in some cases, download applications from sources other than a Wireless Carrier's messaging service.  Increased use by subscribers of open operating system handsets, or mobile websites will enable them to bypass Wireless Carriers' services and could reduce the market power of Wireless Carriers as a distribution channel for Brand Owners. This could force us to develop capabilities and solutions for alternative sales channels where we may not be successful selling our MMS messaging services and could require us to increase our sales and marketing expenses significantly.

Changes in how we generate Internet consumer traffic for our websites and landing pages could negatively impact our ability to maintain or grow our revenue and profitability levels.

We generate Internet consumer traffic for destination websites using various methods, including: organic traffic, offline marketing campaigns, distribution agreements, search engine marketing (SEM) and search engine optimization (SEO). The current revenue and profitability levels of our advertising and lead generation segments are dependent upon our continued ability to use a combination of these methods to generate Internet consumer traffic to our websites in a cost-efficient manner.

Our SEM and SEO techniques have been developed to work with the existing search algorithms utilized by the major search engines. The major search engines frequently modify their search algorithms. Future changes in these search algorithms could change the mix of the methods we use to generate Internet consumer traffic for destination websites and could negatively impact our ability to generate such traffic in a cost-efficient manner, which could result in a significant reduction to the revenue and profitability of these business segments. There can be no assurances that we will be able to modify our SEM and SEO techniques to address any future search algorithm changes made by the major search engines.

If the security of our customers' confidential information stored in our systems is breached or otherwise subjected to unauthorized access, our reputation may be severely harmed, we may be exposed to liability and we may lose the ability to offer our customers a credit card payment option.

Our network system stores data about consumers who have previously interacted with us, customers' proprietary mobile distribution lists, credit card information and other critical data. Any accidental or willful security breaches or other unauthorized access to consumer information stored on our systems could expose us to liability for the loss of such information, adverse regulatory action by federal and state governments, time-consuming and expensive litigation and other possible liabilities as well as negative publicity, which could severely damage our reputation. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, and, as a result, a third party obtains unauthorized access to any of our customers' data, our relationships with our customers will be severely damaged, and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and our third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures.

Many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach often lead to widespread negative publicity, which may cause our customers to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, and we could lose customers and fail to acquire new customers.

If we fail to maintain our compliance with the data protection policy documentation standards adopted by the major credit card issuers, we could lose our ability to offer our customers a credit card payment option. Any loss of our ability to offer our customers a credit card payment option would make our products less attractive to many small organizations by negatively impacting our customer experience and significantly increasing our administrative costs related to current or planned customer payment processing.

Our existing general liability insurance may not cover any, or only a portion of any potential claims to which we are exposed or may not be adequate to indemnify us for all or any portion of liabilities that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage would increase our operating losses and reduce our net enterprise value and working capital.

Consumer preferences are continually changing and are often unpredictable. If we or our suppliers fail to develop and deliver innovative, interesting and valuable content which consumers are willing to pay for, our sales will suffer.

Our business depends on developing and publishing content and services for both mobile devices and the Internet that subscribers and consumers generally will view. We must continue to invest significant resources in product development, licensing efforts, marketing and regional expansion to enhance our offering of campaigns and introduce new campaigns, and we must make decisions about these matters well in advance of product releases in order to implement them timely. Our success depends, in part, on our ability to address unpredictable and volatile factors beyond our control, including end-user preferences, competing services, and the success of other advertising channels. If our content and related services do not respond to the requirements of our Wireless Carriers, Brand Owners or the preferences of subscribers and consumers, or if they are not brought to market in a timely and effective manner, our business, operating results and financial condition would be harmed. Even if our services  are successfully introduced and initially adopted, a subsequent shift in our the requirements of Wireless Carriers and Brand Owners, or the preferences of consumers, could cause a decline in the use of our services that could materially reduce our revenues and harm our business, operating results and financial condition.

If the technology that we currently use to target the delivery of Internet and mobile advertisements and to prevent fraud on our networks is restricted or becomes subject to regulation, our expenses could increase and we could lose customers or advertising inventory.

Websites typically place small files of non-personalized or "anonymous" information, commonly known as cookies, on an Internet user's hard drive. Cookies generally collect information about users on a non-personalized basis to enable websites to provide users with a more customized experience. Cookie information is passed to the website through an Internet user's browser software. We currently use cookies to track an Internet user's movement through our customer's websites and to monitor and prevent fraudulent activity on our networks. Most currently available Internet browsers allow Internet users to modify their browser settings to prevent cookies from being stored on their hard drive, and some users currently do so. Internet users can also delete cookies from their hard drives at any time.

Some Internet commentators and privacy advocates have suggested limiting or eliminating the use of cookies, and legislation has been introduced in some jurisdictions to regulate the use of cookie technology. The effectiveness of our technology could be limited by any reduction or limitation in the use of cookies. If the use or effectiveness of cookies were limited, we expect that we would need to switch to other technologies to gather demographic and behavioral information. While such technologies currently exist, they are substantially less effective than cookies. We also expect that we would need to develop or acquire other technology to monitor and prevent fraudulent activity on our networks. Replacement of cookies could require significant reengineering time and resources, might not be completed in time to avoid losing customers or advertising inventory, and might not be commercially viable. Our use of cookie technology or any other technologies designed to collect Internet usage information may subject us to litigation or investigations in the future. Any litigation or government action against us could be costly and time consuming, could require us to change our business practices and could divert management's attention.

Various private spam blacklists have in the past interfered with, and may in the future interfere with, the effectiveness of our products and our ability to conduct business.

We depend on the Internet to market to and communicate with our advertisers, publishers and customers, and our customers rely on our Internet platforms and mobile campaigns to communicate with their constituents. Various private entities attempt to regulate the use of mobile devices for commercial solicitation. These entities often advocate standards of conduct or practice that significantly exceed current legal requirements and classify certain mobile solicitations that comply with current legal requirements as spam. Some of these entities maintain "blacklists" of companies and individuals, and the websites, Internet Service Providers and Internet protocol addresses associated with those entities or individuals that do not adhere to those standards of conduct or practices for commercial mobile solicitations that the blacklisting entity believes are appropriate. If a company's Internet protocol addresses are listed by a blacklisting entity, messages sent from those addresses may be blocked if they are sent to any Internet domain or Internet address that subscribes to the blacklisting entity's service or purchases its blacklist.

Some of our wireless protocol addresses currently are listed with one or more blacklisting entities and, in the future, our other Internet protocol addresses may also be listed with these and other blacklisting entities. There can be no guarantee that we will not continue to be blacklisted or that we will be able to successfully remove ourselves from those lists. Blacklisting of this type could interfere with our ability to market our products and services and communicate with our customers and could undermine the effectiveness of our customers' marketing campaigns, all of which could have a material negative impact on our business and results of operations.

Our relationships with our channel partners may be terminated or may not continue to be beneficial in generating new customers, which could adversely affect our ability to increase our customer base.

Our AdMax Media, Inc. subsidiary maintains a network of active channel partners, who refer customers to us through links on their websites and outbound promotion to their customers. If we are unable to maintain our contractual relationships with existing channel partners or establish new contractual relationships with potential channel partners, we may experience delays and increased costs in adding customers, which could have a material adverse effect on us. The number of customers we are able to add through these marketing relationships is dependent on the marketing efforts of our partners over which we exercise very little control, and a significant decrease in the number of gross customer additions generated through these relationships could adversely affect the size of our customer base and revenue.

We may experience difficulty in attracting and retaining key personnel, which may negatively affect our ability to develop new products or services or retain and attract customers.

At this stage of our operations, we do not have an extensive management or employee base.  Accordingly we rely heavily on the actions of relatively few key personnel.  The loss of the services of key personnel may adversely affect our ability to achieve our business goals.

Our ability to expand our businesses also depends on our ability to recruit, retain and motivate highly skilled sales and marketing, operational, technical and managerial personnel.  Competition for these people is intense and we may not be able to successfully recruit, train or retain qualified personnel.  If we fail to do so, we may be unable to develop new products or services or continue to provide a high level of customer service, which could result in the loss of customers and revenues.  We do not have long-term employment agreements with any of our key personnel. In addition, we do not maintain key person life insurance on our employees and have no plans to do so.

We rely on trade secrets to protect our proprietary rights, and if these rights are not sufficiently protected, our ability to compete could be harmed.

We require our employees and third-party developers to sign agreements not to disclose or improperly use our trade secrets.  Those agreements also required them to acknowledge that all inventions, trade secrets, works of authorship, developments and other processes generated by them on our behalf are our property, and to assign to us any ownership they may have in those works.  Nonetheless, our employees or independent contractors may breach their agreements, and it may still be possible for third parties to obtain and improperly use our intellectual properties without our consent. This could harm our business, operating results and financial condition.

Third parties may sue us for intellectual property infringement, which, if successful, may disrupt our business and could require us to pay significant damage awards.

Third parties may sue us for intellectual property infringement or initiate proceedings to invalidate our intellectual property, either of which, if successful, could disrupt the conduct of our business, cause us to pay significant damage awards or require us to pay licensing fees. In the event of a successful claim against us, we might be enjoined from using our intellectual property, we might incur significant licensing fees and we might be forced to develop alternative technologies. Our failure or inability to develop non-infringing technology or to license the infringed or similar technology on a timely basis could force us to suspend campaigns, withdraw adverts from the market or prevent us from introducing new adverts. In addition, even if we are able to license the infringed or similar technology or adverts, license fees could be substantial and the terms of these licenses could be burdensome, which might adversely affect our operating results. Successful infringement or licensing claims against us might result in substantial monetary liabilities and might materially disrupt the conduct of our business.  We might also incur substantial expenses in defending against third-party infringement claims, regardless of their merit..

Because a significant portion of our assets are located outside of the United States and, one of our directors resides outside of the United States, it may be difficult for investors to use the United States Federal securities laws to enforce their rights against us and our officers and some directors in the United States or to enforce judgments of United States courts against us or them in South Africa.

One of our directors, Jonathan Fox, resides outside of the United States.  In addition, our Multimedia Solutions subsidiary is located in South Africa and a significant portion of our operating assets are located outside of the United States.  It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States Federal securities laws against us in the courts of either the United States or South Africa and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in South African courts.  Further, it is unclear if extradition treaties now in effect between the United States and South Africa would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States Federal securities laws or otherwise.

Risks Related to an Investment in our Common Stock.

The trading price of our Common Stock has experienced, and may continue to experience, periods of high volatility.

The trading price of our common stock has fluctuated in the past and is expected to continue to fluctuate in the future, as a result of a number of factors, many of which are outside our control, such as:

•

price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole, such as the recent and continuing unprecedented volatility in the financial markets;

•

changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular, and actual or anticipated fluctuations in our operating results;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•

failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company or our industry and our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our stock;

•	ratings or other changes by any securities analysts who follow our company or our industry;

•	announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, capital raising activities or capital commitments;

•	the public's response to our press releases or other public announcements, including our filings with the SEC;

•	lawsuits threatened or filed against us; and

•	market conditions or trends in our industry..

In addition, the stock markets, including the OTC Pinksheets on which our common stock is listed, have recently and in the past, experienced extreme price and volume fluctuations that have affected the market prices of many companies, some of which appear to be unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Securities class action litigation against us could result in substantial costs and divert our management's attention and resources.

Michael Levinsohn, our Chief Executive Officer, and BasTrust Corporation Limited, a trustee of several trusts that own significant equity in the Company control us through their positions and stock ownership and their interests may differ from other stockholders.

Our Chief Executive Officer Michael Levinsohn  is one of a class of beneficiaries of a trust which owns 50% of an entity that currently own approximately 31.10% of our common stock.  Beneficiaries under those trusts include members of Mr. Levinsohn's family.  In addition Mr. Levinsohn owns 3.49% of our common stock directly. BasTrust Corporation Limited is the sole trustee of certain trusts and acts as nominee for other entities that own approximately 49.5% of our outstanding common stock.  As a result, BasTrust Corporation Limited is able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions, including business combinations.

The interests of Mr. Levinsohn and BasTrust Corporation Limited and the beneficiaries of the various trusts it serves may differ from other stockholders.  Furthermore, the concentration of ownership in our common stock reduces the public float and liquidity of our common stock, which can in turn affect the market price.

A large amount of our common stock is held by a small number of stockholders and our common stock is thinly traded.

A small number of our current stockholders hold a substantial number of shares of our common stock that they may sell in the public market. In addition, our common stock is thinly traded and any significant sales of our common stock may cause volatility in our common stock price. Sales by our current stockholders of a substantial number of shares, or the expectation that such sales may occur, could significantly reduce the market price of our common stock. Accordingly, these shares can be freely sold in the public market upon issuance, subject to restrictions under the securities laws. If any of these stockholders sell a large number of our shares, the sales could reduce the trading price of our common stock. These sales also could impede our ability to raise capital in the future.

In addition, these stockholders, acting together, could significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of this group of stockholders may not always coincide with our interests or the interests of other stockholders, and they may act in a manner that advances their best interests and not necessarily those of other stockholders. As a result of their actions or inaction our stock price may decline.

We have issued a number of shares of Common Stock in private placement transactions which are subject to restrictions on transfer.  Once those restrictions lapse, holders may try to sell additional shares of Common Stock into the market, which could cause the price of our common stock to decline.

We have issued an aggregate 61,191,822 shares of our common stock in private placements including over 46 million shares in connection with the acquisitions of our Digital Vouchers, eAccounts, AdMax and other businesses that comprise the core of our current business operations.  The holders of those shares may rely on the provisions of Rule 144 to effect sales and may resell the shares of our common stock.  Generally, we will not have any way of knowing whether or when such shares may be sold.  Depending upon market liquidity at the time, a sale of shares at any given time could cause the trading price of our common stock to decline.  The sale of a substantial number of shares of our common stock, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may issue additional shares of our capital stock, including through convertible debt securities, to finance future operations or complete a business combination, which would reduce the equity interest of our stockholders and likely cause a change in control of our ownership.

We may issue a substantial number of additional shares of our common stock or preferred stock, or a combination of both, including through convertible debt securities, to finance future operations or complete a business combination.  The issuance of additional shares of our common stock or any number of shares of preferred stock, including upon conversion of any debt securities:

-may significantly reduce the equity interest of our current stockholders;

- will likely cause a change in control if a substantial number of our shares of common stock or voting preferred stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could also result in a change in management; and

- may adversely affect prevailing market prices for our common stock.

We are unlikely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in our operations and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries.  In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. Dollars or other hard currency and other regulatory restrictions.

Our common stock is traded on the Pink Sheets, is illiquid and subject to price volatility unrelated to our operations.

Our shares of common stock are currently traded on the OTC Pinksheets.  Many institutional investors have investment policies which prohibit them from trading in stocks on the OTC Pinksheets.  As a result, stock listed on the Pinksheets generally have limited trading volume and exhibit a wide spread between the bid/ask quotations than stock traded on national exchanges.

In addition, the stock market is subject to extreme price and volume fluctuations.  The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, our quarterly operating results, operating results of our competitors, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us.  Certain of these factors can have a significant effect on the market price for our stock for reasons that are unrelated to our operating performance.

Our common stock is subject to penny stock rules.

Our common stock is subject to Rule 15g-1 through 15g-9 under the Exchange Act, which imposes certain sales practice requirements on broker-dealers which sell our common stock to persons other than established customers and "accredited investors" (generally, individuals with net worth's in excess of $1,000,000 or annual incomes exceeding $200,000 (or $300,000 together with their spouses)).  For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale.  This rule adversely affects the ability of broker-dealers to sell our common stock and the ability of our stockholders to sell their shares of common stock.

Additionally, our common stock is subject to the SEC regulations for "penny stock."  Penny stock includes any equity security that is not listed on a national exchange and has a market price of less than $5.00 per share, subject to certain exceptions.  The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule set forth by the SEC relating to the penny stock market must be delivered to the purchaser of such penny stock.  This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock.  The regulations also require that monthly statements be sent to holders of penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks.  These requirements adversely affect the market liquidity of our common stock.

Some provisions in our certificate of incorporation, bylaws and the terms of some of our licensing and distribution agreements and may deter third parties from seeking to acquire us.

Our certificate of incorporation and bylaws contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors, including the following:

•	the public's response to our press releases or other public announcements, including our filings with the SEC;

•

only our chairman of the board, our lead independent director, our chief executive officer, our president or a majority of our board of directors is authorized to call a special meeting of stockholders;

•	our certificate of incorporation authorizes undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval; and

•	advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before a meeting of stockholders.

Maintaining and improving our financial controls and the requirements of being a public company may strain our resources, divert management's attention and affect our ability to attract and retain qualified members for our board of directors.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act), and the rules and regulations of the NASDAQ Stock Market. The requirements of these rules and regulations increases our legal, accounting and financial compliance costs, makes some activities more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. This can be difficult to do. For example, we depend on the reports of Wireless Carriers for information regarding the amount of sales of our adverts and related applications and to determine the amount of royalties we owe branded content licensors and the amount of our revenues. These reports may not be timely, and in the past they have contained, and in the future they may contain, errors.

To maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we expend significant resources and provide significant management oversight to implement appropriate processes, document our system of internal control over relevant processes, assess their design, remediate any deficiencies identified and test their operation. As a result, management's attention may be diverted from other business concerns, which could harm our business, operating results and financial condition. These efforts also involve substantial accounting-related costs. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on a public exchange.

The Sarbanes-Oxley Act and the rules and regulations of the OTC and NASDAQ Stock Market make it more difficult and more expensive for us to maintain directors' and officers' liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to maintain coverage. If we are unable to maintain adequate directors' and officers' insurance, our ability to recruit and retain qualified directors, especially those directors who may be considered independent for purposes of the OTC and NASDAQ Stock Market rules, and officers will be significantly curtailed.

Delaware law and potential stockholder rights plans contain or may contain anti-takeover provisions that could deter takeover attempts that could be beneficial to our stockholders.

Provisions of Delaware law could make it more difficult for a third-party to acquire us, even if doing so would be beneficial to our stockholders. Section 203 of the Delaware General Corporation Law may make the acquisition of the Company and the removal of incumbent officers and directors more difficult by prohibiting stockholders holding 15% or more of our outstanding voting stock from acquiring the Company, without our board of directors' consent, for at least three years from the date they first hold 15% or more of the voting stock. In addition, our Stockholder Rights Plan has significant anti-takeover effects by causing substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors.

Government Regulation

Our operations are subject to a number of regulations.  Our operating activities in South Africa are governed under the state, commercial and labor regulations of that Country.   Our products and services are subject to regulation by regulatory agencies in the countries where we operate

We are subject to federal and state laws and government regulations concerning employee safety and health and environmental matters. The Department of Labor, Occupational Safety and Health Administration, the Environmental Protection Agency, and other federal and state agencies have the authority to establish regulations that may have an impact on our operations.

Our business is subject to increasing regulation of content, consumer privacy, distribution and Internet hosting and delivery in the key territories in which we conduct business. If we do not successfully respond to these regulations, our business may suffer.

Legislation is continually being introduced that may affect both the content of our products and their distribution. For example, data and consumer protection laws in the United States and Europe impose various restrictions on our web sites, which will be increasingly important to our business as we continue to market our products directly to end users. Those rules vary by territory although the Internet recognizes no geographical boundaries. In the United States, for example, numerous federal and state laws have been introduced which attempt to restrict the content or distribution of advertising. Legislation has been adopted in several states, and proposed at the federal level, that prohibits the sale of certain advertisements to minors. If such legislation is adopted and enforced, it could harm our business by limiting the campaigns we are able to offer to our customers or by limiting the size of the potential market for our campaigns. We may also be required to modify certain promotions or alter our marketing strategies to comply with new and possibly inconsistent regulations, which could be costly or delay the release of our campaigns. Any one or more of these factors could harm our business by limiting the products we are able to offer to our customers, by limiting the size of the potential market for our products, or by requiring costly additional differentiation between products for different territories to address varying regulations.

Government enforced actions, changes in government regulation and industry standards, including, but not limited to, promotion-based lead generation marketing, spyware, privacy and email matters, could decrease demand for our products and services and increase our costs of doing business.

Laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent. These regulations could affect the costs of communicating on the Web and could adversely affect the demand for our advertising solutions or otherwise harm our business, results of operations and financial condition. The United States Congress has enacted Internet legislation regarding children's privacy, copyrights, sending of commercial email (e.g., the Federal CAN-SPAM Act of 2003), and taxation. The United States Congress has passed legislation regarding spyware (i.e., H.R. 964, the "Spy Act of 2007") and the New York Attorney General's office has sued a major Internet marketer for alleged violations of legal restrictions against false advertising and deceptive business practices related to spyware. The Federal Trade Commission ("FTC") conducted an investigation into certain segments of the Internet advertising industry, which included businesses previously owned by Superfly Advertising Inc. and the manner in which traffic was driven to websites controlled by those businesses. The businesses were under the management control of Mr. Michael Hill, the President of AdMax Media Inc. Mr. Hill is currently in settlement negotiations and plans to enter into a stipulated injunction with the FTC resolving this matter. The injunction makes clear that it constitutes no finding of any impermissible conduct by the company in the past under preexisting FTC regulations then in effect. But the injunction also imposes new FTC guidelines for promotional lead generation activities, consistent with the approach that the agency has recently begun to apply to the company's competitors. Compliance with these new FTC guidelines may adversely affect our ability to operate in the lead generation sector. In addition, the FTC has recently issued its report on Self-Regulatory Principles for Internet Behavioral Advertising that promotes principles designed to encourage meaningful self-regulation with regard to Internet behavioral advertising within the industry. As evidenced by such report, the FTC maintains its support of self-regulation within the industry, however its message strongly encourages that industry participants come up with more meaningful and rigorous self-regulation or invite legislation by states, Congress or a more regulatory approach by the FTC. Such legislation or increased regulatory approach by the FTC may adversely affect our ability to grow the Company's media division and effectively grow its behavioral targeting platform. Other laws and regulations have been adopted and may be adopted in the future, and may address issues such as user privacy, spyware, "do not email" lists, pricing, intellectual property ownership and infringement, copyright, trademark, trade secret, export of encryption technology, click-fraud, acceptable content, search terms, lead generation, behavioral targeting, taxation, and quality of products and services. This legislation could hinder growth in the use of the Web generally and adversely affect our business. Moreover, it could decrease the acceptance of the Web as a communications, commercial and advertising medium. The Company does not use any form of spam or spyware and has policies to prohibit abusive Internet behavior, including prohibiting the use of spam and spyware by our Web publisher partners.

Due to the global nature of the Web, it is possible that, although our transmissions originate in California, the governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine how existing laws, including those governing intellectual property, privacy, libel and taxation, apply to the Internet and Internet advertising. Our business, results of operations and financial condition could be materially and adversely affected by the adoption or modification of industry standards, laws or regulations relating to the Internet, or the application of existing laws to the Internet or Internet-based advertising.

We could be subject to legal claims, government enforcement actions and damage to our reputation and held liable for our or our customers' failure to comply with federal, state and foreign laws, regulations or policies governing consumer privacy, which could materially harm our business.

Recent growing public concern regarding privacy and the collection, distribution and use of information about Internet users has led to increased federal, state and foreign scrutiny and legislative and regulatory activity concerning data collection and use practices. The United States Congress currently has pending legislation regarding privacy and data security measures (e.g., S. 495, the "Personal Data Privacy and Security Act of 2007"). Any failure by us to comply with applicable federal, state and foreign laws and the requirements of regulatory authorities may result in, among other things, indemnification liability to our customers and the advertising agencies we work with, administrative enforcement actions and fines, class action lawsuits, cease and desist orders, and civil and criminal liability. Recently, class action lawsuits have been filed alleging violations of privacy laws by ISPs. The European Union's directive addressing data privacy limits our ability to collect and use information regarding Internet users. These restrictions may limit our ability to target advertising in most European countries. Our failure to comply with these or other federal, state or foreign laws could result in liability and materially harm our business.

In addition to government activity, privacy advocacy groups and the technology and direct marketing industries are considering various new, additional or different self-regulatory standards. This focus, and any legislation, regulations or standards promulgated, may impact us adversely. Governments, trade associations and industry self-regulatory groups may enact more burdensome laws, regulations and guidelines, including consumer privacy laws, affecting our customers and us. Since many of the proposed laws or regulations are just being developed, and a consensus on privacy and data usage has not been reached, we cannot yet determine the impact these proposed laws or regulations might have on our business. However, if the gathering of profiling information were to be curtailed, Internet advertising would be less effective, which would reduce demand for Internet advertising and harm our business.

Third parties may bring class action lawsuits against us relating to Internet privacy and data collection. We disclose our information collection and dissemination policies, and we may be subject to claims if we act or are perceived to act inconsistently with these published policies. Any claims or inquiries could be costly and divert management's attention, and the outcome of such claims could harm our reputation and our business.

Our customers are also subject to various federal and state laws concerning the collection and use of information regarding individuals. These laws include the Children's Internet Privacy Protection Act, the Federal Drivers Privacy Protection Act of 1994, the privacy provisions of the Gramm-Leach-Bliley Act, the Federal CAN-SPAM Act of 2003, as well as other laws that govern the collection and use of consumer credit information. We cannot ensure that our customers are currently in compliance, or will remain in compliance, with these laws and their own privacy policies. We may be held liable if our customers use our technologies in a manner that is not in compliance with these laws or their own stated privacy policies.

The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or CAN-SPAM Act, establishes requirements for commercial adverts and specifies penalties for commercial mobile that violates the Act. In addition, the CAN-SPAM Act gives consumers the right to require advertisers to stop sending them commercial adverts.

The CAN-SPAM Act covers messages sent for the primary purpose of advertising or promoting a commercial product, service, or Internet web site. The Federal Trade Commission, a federal consumer protection agency, is primarily responsible for enforcing the CAN-SPAM Act, and the Department of Justice, other federal agencies, State Attorneys General, and ISPs also have authority to enforce certain of its provisions.

The CAN-SPAM Act's main provisions include:

•	prohibiting false or misleading ad header information;

•	prohibiting the use of deceptive subject lines;

•	ensuring that recipients may, for at least 30 days after an ad is sent, opt out of receiving future commercial messages from the sender, with the opt-out effective within 10 days of the request;

•	requiring that commercial ad be identified as a solicitation or advertisement unless the recipient affirmatively permitted the message; and

•	requiring that the sender include a valid postal address in the ad message.

The CAN-SPAM Act also prohibits unlawful acquisition of recipients' addresses, such as through directory harvesting, and transmission of commercial mobiles by unauthorized means, such as through relaying messages with the intent to deceive recipients as to the origin of such messages.

Violations of the CAN-SPAM Act's provisions can result in criminal and civil penalties, including statutory penalties that can be based in part upon the number of adverts sent, with enhanced penalties for commercial advertisers who harvest recipients' addresses, use dictionary attack patterns to generate mobile addresses, and/or relay adverts through a network without permission.

The CAN-SPAM Act acknowledges that the Internet offers unique opportunities for the development and growth of frictionless commerce, and the CAN-SPAM Act was passed, in part, to enhance the likelihood that wanted commercial ad messages would be received. We believe we are a leader in developing policies and practices affecting our industry and that our permission-based mobile marketing model and our anti-spam policy are compatible with current CAN-SPAM Act regulatory requirements. We are a founding member of the Email Sender and Provider Coalition, or ESPC, a cooperative industry organization founded to develop and implement industry-wide improvements in spam protection and solutions to prevent inadvertent blocking of legitimate commercial adverts. We maintain high standards that apply to all of our customers, including non-profits and political organizations, whether or not they are covered by the CAN-SPAM Act.

The CAN-SPAM Act preempts, or blocks, most state restrictions specific to email, except for rules against falsity or deception in commercial adverts, fraud and computer crime. The scope of these exceptions, however, is not settled, and some states have adopted email regulations that, if upheld, could impose liabilities and compliance burdens on us and on our customers in addition to those imposed by the CAN-SPAM Act.

Moreover, some foreign countries, including the countries of the European Union and Israel, have regulated the distribution of commercial adverts and the Internet collection and disclosure of personal information. Foreign governments may attempt to apply their laws extraterritorially or through treaties or other arrangements with U.S. governmental entities.

Our customers may be subject to the requirements of the CAN-SPAM Act, and/or other applicable state or foreign laws and regulations affecting electronic marketing. If our customers' mobile campaigns are alleged to violate applicable laws or regulations and we are deemed to be responsible for such violations, or if we were deemed to be directly subject to and in violation of these requirements, we could be exposed to liability.

Our standard terms and conditions require our customers to comply with laws and regulations applicable to their mobile marketing campaigns and to implement any required regulatory safeguards. We take additional steps to facilitate our customers' compliance with the CAN-SPAM Act, including the following:

•	new customers signing up for our services must agree that they will send adverts through our service only to persons who have given their permission;

•	when a contact list or database is uploaded, the customer must certify that it has permission to contact each of the addressees;

•

when an individual indicates that they want to be added to a mailing list, they may receive a confirmation email and may be required to confirm their intent to be added to the contact list, through a process called double opt-in;

•	we electronically inspect all of our customers' contact lists to check for spam traps, dictionary attack patterns and lists that fail to meet our permission standards; and

•	we make use of an outbound call center which facility to call all of our opted-in clients in order to verbally validate their opt in records and contact permission.

Item 2.

Financial Information

Management's Discussion and Analysis of Financial Condition and Results of Operations.

Forward-Looking Statements

Statements in the following discussion and throughout this report that are not historical in nature are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify forward-looking statements by the use of words such as the words "expect," "anticipate," "estimate," "may," "will," "should," "intend," "believe," and similar expressions. Although we believe the expectations reflected in these forward-looking statements are reasonable, such statements are inherently subject to risk and we can give no assurances that our expectations will prove to be correct. Actual results could differ from those described in this report because of numerous factors, many of which are beyond our control. These factors include, without limitation, those described under Item 1A "Risk Factors." We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes. Please see "Special Note Regarding Forward Looking Statements" at the beginning of this report.

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes and other financial information appearing elsewhere in this report.

Overview

We provide managed technology solutions to brand owners and mobile telephone network operators ("Wireless Carriers").  We develop, own and operate mobile phone and Internet advertising platforms that are used by Wireless Carriers,  manufacturers, retailers and commercial enterprises ("Brand Owners") to attract, retain and monetize relationships with consumers.

Since March 1, 2009 we have managed our business in two operating segments; the mobile phone platform segment and the Internet platform segment.  A segment is determined primarily by the method in which it delivers its products and services.  For additional info related to the our operating segments see Note 16 "Segment Information" to the Company’s consolidated financial statements.  In addition to segments, we manage certain costs at the corporate level including legal and shareholder related expenses.

The products and services which we develop, own and operate are mobile phone and Internet advertising platforms that are used by Wireless Carriers and Brand Owners to create, keep and leverage customers.  Wireless Carriers license products and purchase services from us that enable them to deliver a variety of advertising and other value added services over their existing SMS and MMS network infrastructure.  Similarly, Brand Owners license our products and use our services to design, manage and execute mobile and Internet-based marketing campaigns using our MMS messaging and Internet advertising platforms. By using our platforms, Brand Owners are able to access our state-of-the-art technology to reduce costs and increase the effectiveness of their consumer campaigns.

On August 11, 2008 we acquired all of the outstanding capital stock and assumed the outstanding loan accounts of Capital Supreme (Pty) Ltd, a company based in Johannesburg, South Africa, doing business as Multimedia Solutions.  Immediately prior to that acquisition, we had been a shell company with nominal operations.  We have accounted for the acquisition of Multimedia Solutions as a "reverse" merger.  Discussions of our business operations and financial results prior to that acquisition reflect the operating history of Multimedia Solutions. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

On February 28, 2009 we acquired certain assets and liabilities of Superfly Advertising, Inc. used in the online advertising business.  Our results of operations after that date include the operation of our AdMax Media, Inc. subsidiary and the operation on our online advertising business.

Revenue Generation

We generate revenues through the sale or license of advertising products and the performance of services.  Our mobile and Internet businesses operate under a number of different contractual relationships and generate revenue from a number of different sources, including the following:

•

Retainers: Some of our clients, including certain Wireless Carriers, pay us fixed monthly fees for the right to use defined products and services. For example, we may enter into contracts to develop, host and maintain Mobi Sites, in exchange for a monthly retainer.  Retainers are generally negotiated on a term of six months or one year, depending on the nature of the product of service we provide.  Revenues from retainer arrangement are generally recognized ratably over the term of the contract.

•

Fixed term contracts: We enter into certain fixed term or fixed program contracts with clients, including Brand Owners, in terms of which we provide a defined service for a fixed fee. For example, our mobile statement products are used by some of our clients to deliver monthly statements to mobile phones. We earn a fixed fee for each statement that is sent out. Revenues from these contracts are recognized as services are performed.

•

Transaction fees: In certain instances we earn revenues on a transaction basis.  For example, under the terms of our agreements with Wireless Carriers and Brand Owners we earn transaction fees when a wireless subscriber downloads content into a mobile phone via one of our servers.  A significant portion of our online Internet business is transaction based.  Often Brand Owners pay us on the basis of qualified leads generated for our online advertising campaigns.  Transaction fees are recognized as revenue in period in which the transaction giving rise to the fee occurs.

•

Licenses.  We earn royalties from the license of our software platforms to Wireless Carriers and to our master licensees.  Revenues from software licenses are recognized in accordance with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements"  when the software has been delivered, the customer has accepted the software, the fees have been invoiced, and collection is probable.

•

Advisory and service fees: We earn advisory and service fees when our clients pay us for the design and execution of either a mobile or an online marketing campaign. These fees vary from the initial conceptualization, through to the creation of the content for the marketing campaign.   Fees for services are recognized when the services have been performed.

Critical Accounting Policies and Estimates

Management believes that the most critical accounting policies important to understanding its financial statements and financial condition are its policies concerning currency conversion, revenue recognition, accounts receivable reserves.

The official accounting records of the mobile phone segment of the Company are expressed in South African Rand and are maintained in accordance with the relevant laws and regulations of South Africa.  The accounting principles and reporting practices followed by the Company and generally accepted in South Africa ("South African GAAP") may differ in certain respects from accounting principles and reporting practices generally accepted in the United States.  To conform more closely to presentations customary in filings with the Securities and Exchange Commission of the United States of America, the accompanying financial statements have been restructured for the convenience of the readers of financial statements.  The conversion into U.S. Dollars was made at the rate of 9.29999 ZAR to US$1 effective as of the last business day of the initial period ended December 31, 2008 and 7.74134 ZAR to US$1 at June 30, 2009.  Such conversion into U.S. Dollars should not be construed as representations that the Rand amounts could be converted into U.S. Dollars at the above or any other rate.

In connection with our mobile phone business we recognize revenue in accordance with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements".  In our Internet business we recognize revenue when the transaction giving rise to the fees charge occurs.  Because a significant portion of our sales may be tied to large advertising campaigns ordered from time to time, the timing of when the revenue is recognized may have a significant impact on results of operations for any quarter or annual period.

Management exercises its judgment in establishing allowances for doubtful accounts receivable.  This judgment is based on historical write-off percentages and information collected from individual customers. We have traditionally experienced high customer concentration, resulting in large accounts receivable from individual customers. The determination of the credit worthiness of these customers and whether or not an allowance is appropriate could have a significant impact on our results of operations for any quarter.

In addition to the critical accounting policies above, the preparation of financial statements in conformity with United States generally accepted accounting principles, or "GAAP," requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management routinely makes judgments and estimates about the effects of matters that are inherently uncertain. As the number of variables and assumptions affecting the probable future resolution of the uncertainties increase, these judgments become even more subjective and complex.

Results of Operations

The following tables set forth our results of operations on a consolidated basis for the periods presented. The period-to-period comparison of financial results is not necessarily indicative of future results.

	Three Months Ended June 30, 2009	Six Months Ended June 30, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Revenue	$3,785,004	$5,721,325	$3,394,364	$1,816,903
Costs of goods sold	$1,845,368	$2,435,437	$645,605	$415,235
Gross profit	$1,939,636	$3,285,888	$2,748,759	$1,401,668
Operating expenses
Research and development	$0	$0	$0	$0
Selling, general and administrative	$1,327,659	$2,854,000	$1,643,154	$1,006,431
Impairment of assets	$0	$0	$0	$0
Total operating expense	$1,327,659	$2,854,000	$1,643,154	$1,006,431
Operating income (Loss)	$611,977	$431,888	$1,105,605	$395,237
Other income (expense), net	$(16,163)	$(103,660)	$(10,577)	$11,096
Income (loss) before income taxes	$595,814	$328,228	$1,095,028	$406,333
Income tax provision	$205,075	$110,553	$313,608	$113,773
Net Income (loss)	$390,739	$217,675	$781,420	$292,560

Comparison of Three and Six Months Ended June 30, 2009 to the Three and Six Months Ended June 30, 2008

Revenues

For the three months ended June 30, 2009, which we refer to as Q2 2009, revenues were $3,785,004  compared to $623,496  for the three months ended June 30, 2008, which we refer to as Q2 2008, representing a $3,161,508 or a 507% increase.  Of this amount, $2,137,068 was attributable to the increase in our mobile phone business.  The remaining increase of $1,024,440 was attributable to our online advertising business, which we acquired on March 1, 2009 and operated throughout Q2 2009.

For the six months ended June 30, 2009, revenues were $5,721,325  compared to $1,119,825 for the six months ended June 30, 2008, representing a 4,601,500 or a 411% increase. The increase was attributable to the growth in the uptake of MMS messaging in our core South African market and a major promotion for one of our Wireless Carrier clients. In addition we acquired the  AdMax Media business which was effective beginning March 1, 2009.

We expect revenues for the balance of the year  in our mobile business to grow consistently  and to improve significantly in our online business.   There are several significant contracts which we have identified and which we believe we are well positioned to secure, particularly in the mobile business. Some of these contracts may be delayed into 2010, but we expect our core mobile business will continue to grow, month over month.  Historically our business has tracked advertising spend generally, and the third quarter of the year can be slow as Brand Owners hold advertising costs until the fourth quarter.  Based on discussions with prospective Wireless Carrier customers, we expect our number of Wireless Carrier customers and our revenue to be significantly higher in 2010.

Cost of Goods Sold

For Q2 2009, cost of goods sold was $1,845,368 compared to $131,999 for Q2 2008, an increase of $1,713,369 or 1298%.

For the six months ended June 30, 2009, cost of goods sold was $2,435,437 compared to $322,059 for the six months ended June 30, 2008, an increase of $2,113,378 or 656%.   The change in cost of goods sold for both periods was primarily attributable to the acquisition of our online marketing business and the increase in revenues in our mobile phone business which had a greater percentage of purchase orders that included  MMS services provided by third party contractors.

Gross Margin

For Q2 2009, gross margin as a percentage of revenues was 51.25% compared to 78.83% for Q2 2008.

For the six months ended June 30, 2009, gross margin as a percentage of revenues was 57.43% compared to 71.24% for the six months ended June 30, 2008.

Selling, General and Administrative

For Q2 2009 selling, general and administration expenses were $1,327,659, compared to $342,677 for Q2 2008, an increase of 287%.  As a percentage of revenue, selling, general and administration expenses for Q2 2009 decreased to 45% from 55% in Q2 2008.  Total selling, general and administrative expenses increased during Q2 2009 in part because of an increase in increase corporate expenses associated with our efforts to become a fully reporting company, including increased professional fees.

For the six months ended June 30, 2009, selling, general and administration expenses were $2,854,000, compared to $635,353 for the six months ended June 30, 2008, an increase of 349%. As a percentage of revenue, selling, general and administration expenses for the six months ended June 30, 2009 decreased to 50% from 57% in the six months ended June 30, 2008.  With respect to our mobile phone business, selling, general and administration expenses for the six months ended June 30, 2009 were $1,255,078.  Selling, general and administrative expenses related to our Internet business were approximately $1,268,369.  The increase in total costs was primarily related to the costs necessary to scale the business to handle the significant increase in revenues and by the addition of selling general and administrative expenses related to our AdMax Internet business beginning March 1, 2009.

We expect selling, general and administrative expenses for the balance of the year ending December 31, 2009 to trend marginally upward  as we continue to bring in  additional sales and marketing personnel necessary to grow our business and to service the significant ongoing demand we are experiencing for our products and services.

Other Income (Expense)

For Q2 2009, other expense was $16,163 compared to net expense of $2,827 for Q2 2008.

For the six months ended June 30, 2009, other expense was  $103,660 compared to a net expense of $4,553 for the six months ended June 30, 2008.

Provision for Income Taxes

For Q2 2009, our provision for income taxes was $205,075 compared to $40,861 for Q2 2008.

For the six months ended June 30, 2009, our provision for income taxes was $110,553 compared to $44,201 for the six months ended June 30, 2008.

Net Income

For Q2 2009, net income was $390,739 compared to a net income of $105,072 for Q2 2008.

For the six months ended June 30, 2009, net income was $217,675 compared to net income of $113,659 for the six months ended June 30, 2008.

Comparison of Year Ended December 31, 2008 to Year Ended December 31, 2007

Revenues

For the year ended December 31, 2008, revenues were $3,394,364 compared to $1,816,903 for the year ended December 31, 2007, representing a 87% increase.   The primary reasons for the increase  was the successful implementation of mobile marketing campaigns for both Brand Owners and Wireless Carriers in our core South African market.

Cost of Goods Sold

For the year ended December 31, 2008, cost of goods sold was $645,605 compared to $415,235 for the year ended December 31, 2007, an increase of 55%.  Cost of goods sold as  percentage of overall revenue varies depending on the change in product mix.  As a result, period to period comparisons of our cost of goods sold may not provide meaningful information concerning expected future trends.

Gross Margin

For the year ended December 31, 2008, gross margin as a percentage of revenues was 81% compared to 77% for the year ended December 31, 2007, an increase of 4%.

Selling, General and Administrative

For the year ended December 31, 2008, selling, general and administrative expenses were $1,643,154 compared to $1,006,431 for the year ended December 31, 2007, an increase of 40%.

Impairment of Assets

There was  no impairment of assets for the years ended December 31, 2008 and 2007.

Other Income (Expense)

For the year ended December 31, 2008, other income (expense) was a net expense of $10,577.

For the year ended December 31, 2007, other income was $11,096.

Provision for Income Taxes

For the year ended December 31, 2008, we recorded an income tax provision of approximately $313,608. For the year ended December 31, 2007, we recorded an income tax provision of approximately $113,773.

Net Income

For the year ended December 31, 2008, net income was $781,420 compared to net income of $292,560 for the year ended December 31, 2007. The increase in net income was as a result in the growth in overall revenue, year on year.

Liquidity and Capital Resources

At June 30, 2009, our principal sources of liquidity included cash and cash equivalents of $922,418 compared to $7,679 at December 31, 2008. In addition, at June 30, 2009, accounts receivable net of allowance were $4,462,323, compared to $975,725 at December 31, 2008. At June 30, 2009, we had working deficit of $1,144,850 compared to working capital of $267,563 at December 31, 2008.  The change in working capital was primarily the result of $2.7 million dollars in short-term notes assumed with the acquisition of our Internet business offset by the increase in cash and accounts receivable.

For the six months ended June 30, 2009, we generated $895,720 of cash from operations which was derived from net income of $217,675, increased by non-cash adjustments for receivable provisions, the conversion of debt to stock, and depreciation and amortization of $766,470, and decreased by changes in operating assets and liabilities of $94,426..

Investment activities provided $425,887 during the six months ended June 30, 2009 mostly related to the sale of certain assets of our consumer loyalty business. As of June 30, 2009, we did not have any significant commitments for capital expenditures.

Financing activities consumed $399,240 during the six months ended June 30, 2009.

We do not have any unused credit facilities or financing arrangements available to us.  If we do not generate sufficient cash flow from operations to support our business, we intend to rely on additional financing transactions to secure the capital necessary to fund continued operations.  Any future sale of debt or equity may be pursuant to a private placement or a public offering.  We do not have any arrangements in place for the sale of additional equity or debt securities at this time.  There can be no assurances that any future financing will be made available to us, or made available on terms that are favorable to the Company or our current stockholders.

Off-Balance Sheet Arrangements

As of June 30, 2009, we did not have any significant off-balance sheet debt nor did we have any transactions, arrangements, obligations (including contingent obligations) or other relationships with any unconsolidated entities or other persons that have or are reasonably likely to have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenue or expenses material to investors.

Contractual Obligations and Commitments

We issued convertible promissory notes for an aggregate principal amount of $2,707,500 on February 28, 2009 in connection with our acquisition of our AdMax Internet business from Superfly Advertising, Inc.  The convertible promissory notes bear interest at a rate of 12% per annum and are unsecured.  The principal and all accrued and unpaid interest are due and payable on March 1, 2010.  The convertible promissory notes are convertible into shares of our common stock at any time at the option of the holder at a conversion price of $3.00 per share. The conversion price is subject to adjustments for stock splits, dividends and recapitalization, but does not have "anti-dilution" protection and does not adjust based on the issuance of common stock at an effective price per share below the conversion price.

We cancelled $625,000 of the notes issued on February 28, 2009 and we issued another convertible promissory note in the amount of $718,500 to Agile Opportunity Fund, LLC on July 31, 2009.  Agile Opportunity Fund, LLC was an investor in Superfly Advertising, Inc. and the assumption of Superfly's obligation to Agile Opportunity Fund, LLC was part of our consideration for the purchase of assets from Superfly.  That note bears interest at a rate of 18% per annum. The principal and all accrued and unpaid interest is due and payable on January 16, 2010.  The repayment obligation under the Agile Opportunity Fund, LLC convertible promissory note is secured by a lien on all of the assets of our AdMax Media Inc. subsidiary, including a pledge of our shares of the capital stock of that entity.  The Agile convertible promissory note is convertible at any time at the option of the holder at a conversion price of $3.00 per share. The conversion price is subject to adjustments for stock splits, dividends and recapitalization, but does not have "anti-dilution" protection and does not adjust based on the issuance of common stock at an effective price per share below the conversion price.

Recent Accounting Pronouncements

Please see the section entitled "Recent Accounting Pronouncements" contained in Note 1 to our financial statements included in Part I—Item 1. Financial Statements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act of 1933.

Item 3.

Properties

Our corporate headquarters, including our principal administrative, marketing, sales and support and research and development organizations, is located at 345 Chapala Street, Santa Barbara, California, 93101. We lease approximately 832 square feet in this facility under a lease agreement that expires March 31, 2011.  Monthly rental payments under the lease are currently $2,100.00 and increase each year according to the Consumer Price Index.

We lease a telecom and media office, located at 347 Chapala Street, Santa Barbara, California, 93101. We lease approximately 1,850 square feet in this facility under a lease agreement that expires March 14, 2011.  Monthly rental payments under the lease are currently $5,600.00 and increase each year according to the Consumer Price Index.

We lease an office, located at 109 West Gutierrez Street, Santa Barbara, California, 93101. We lease approximately 451 square feet in this facility under a lease agreement that expires November 14, 2010.  Monthly rental payments under the lease are currently $1,150.00 and increase each year according to the Consumer Price Index.

We lease an office, located at 111 West Gutierrez Street, Santa Barbara, California, 93101. We lease approximately 451 square feet in this facility under a lease agreement that expires November 14, 2010.  Monthly rental payments under the lease are currently $1,150.00 and increase each year according to the Consumer Price Index.

We lease an office, located at 113 West Gutierrez Street, Santa Barbara, California, 93101. We lease approximately 456 square feet in this facility under a lease agreement that expires November 14, 2010.  Monthly rental payments under the lease are currently $1,150.00 and increase each year according to the Consumer Price Index.

In Johannesburg, South Africa, our Multimedia Solutions subsidiary leases approximately 921 square meters of temporary office space pursuant to a lease that expires on September 30, 2012.  Monthly rental payments under the lease are 112,000.00 South African Rand, or approximately $14,900.00 US Dollars, per month and increase each year under the current lease by 8%.

Our Multimedia Solutions subsidiary also owns residential real property in Johannesburg.  The properties are used to provide housing to our employees that is convenient to our offices.  The properties consist of four townhouses.  There are mortgages on the properties, the payments on which aggregate to 34,329.53 South African Rand or approximately $4,567.10 per month.

Each of our facilities is covered by insurance and we believe them to be suitable for their respective uses and adequate for our present needs. Our leased facilities are comprised of general commercial office space and we  believe that suitable additional or substitute space will be available to accommodate the foreseeable expansion of our operations.

Item 4.

Security Ownership of Certain Beneficial Owners and Management

The following table presents information concerning the beneficial ownership of the shares of our common stock as of September 30, 2009, by: (i) each of our named executive officers and current directors, (ii) all of our current executive officers and directors as a group and (iii) each person we know to be the beneficial owner of 5% of more of our outstanding shares of common stock.  Unless otherwise specified, the address of each beneficial owner listed in the table is c/o Lenco Mobile Inc., 345 Chapala Street, Santa Barbara, California, 93101.

Percentage of class beneficially owned is based on 64,308,775 shares of common stock outstanding on September 30, 2009. In accordance with SEC rules, when we computed the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of September 30, 2009.  We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
Officers and Directors
Michael Levinsohn, Director and Chief Executive Officer (1)	22,450,000	34.91%
Jonathon Fox, Director and Chief Operating Officer	--	--%
Thomas Banks, Chief Financial Officer	--	--%
Eddie Groenewald, President, Multimedia Solutions	--	--%
Darren Heisterkamp, President, Lenco Mobile USA, Inc.	--	--%
Michael Hill, President, AdMax Media Inc.	--	--%
Stephen Boyd, Director	1,016,875	1.58%
Ronald Wagner, Director	100,000	0.16%
All current directors and executive officers as a group (8 persons)	23,550,000	36.62%
5% Stockholders
Michael Levinsohn (1)	22,450,000	34.91%
BasTrust Corporation Limited (2)	31,834,262	49.50%
Rendez-Vous Management Limited (3)	20,000,000	31.10%
Naretta, Inc. (3)	5,500,000	8.55%
Tamino Investments, Inc. (3)	3,917,595	6.09%

________________________________

(1)  Includes 20,000,000 shares held by Rendez-Vous Management Limited.  Rendez-Vous Management Limited is owned by two trusts each having a 50% ownership.  Mr. Levinsohn is one of a class of beneficiaries of one of the trusts owning a 50% interest in Rendez-Vous Management Limited.  BasTrust Corporation Limited is the  sole truste of the two trusts and has the power to control the voting and disposition of the shares held by Rendez-Vous Management Limited.

(2) Includes (i) 20,000,000 shares held by Rendez-Vous Management Limited., (ii) 5,500,000 shares held by Naretta, Inc., 3,917,595 shares held in the name of Tamino Investments, Inc., 2,416,667 shares held by Target Equity Limited.  BasTrust Corporation Limited acts as trustee for each of these entities.  Mr. Serge Richard is one of directors of BasTrust Corporation, and he and the other directors have the power to control the voting and disposition of the shares held by these entities, but the directors disclaim any beneficial interest in the shares.  BasTrust Corporation Limited's address is 24 Route des Acacias, 1227 Les Acacias, Geneva, Switzerland.

(3) BasTrust Corporation Limited acts as trustee for the trust which owns this entity.  This entity's address is c/o BasTrust Corporation Limited, 24 Route des Acacias, 1227 Les Acacias, Geneva, Switzerland.

Item 5.

Directors, Executive Officers and Management

The table below lists certain information regarding our current directors and executive officers.  Directors are elected each year by our stockholders at the annual meeting. Each director holds his office until his successor is elected and qualified or resignation or removal. Executive officers are elected annually by our board of directors. Each executive officer holds his office until he resigns or is removed by our board of directors or his successor is elected then qualified.  There are no family relationships among members of our management or our board of directors.

Name	Position	Age	Held Position Since
Michael Levinsohn	Director and Chief Executive Officer	47	February 2008
Jonathan Fox	Director and Chief Operating Officer	43	June 2008
Thomas Banks	Chief Financial Officer	41	September 2009
Eddie Groenewald	President, Multimedia Solutions	37	September 2008
Darrin Heisterkamp	President, Lenco Mobile USA, Inc.	44	June 2009
Michael Hill	President, AdMax Media, Inc.	33	March 2009
Stephen Boyd	Director	43	October 2009
Ronald Wagner	Director	45	October 2009

Directors

Michael Levinsohn, Chief Executive Officer & President, Lenco Mobile Inc. Mr. Levinsohn is the CEO and President of Lenco Mobile Inc. He was a co-founder of Digital Vouchers (Pty) Ltd., the Internet and Internet loyalty program platform that we acquired in February 2008, and has served as a director and Chief Executive Officer since that time. From 2003-2007 he was the Managing Director of 121 Marketing, a leading CRM and loyalty program consultancy based in Johannesburg, South Africa. From 1998-2003 he was a co-founder and Sales and Marketing Director of Webworks, the company that developed and operated the Infinity CRM and loyalty program in South Africa. Clients of Infinity included many of the top retail and leisure brands in South Africa. Infinity was the number one ranked CRM and loyalty program in South Africa in 2003. Between 1988 and 1997 Mr. Levinsohn was at various times the CEO of Lanchem Limited, Ventel Limited and Integrated Consumer Products Limited.  All three companies which were listed on the Johannesburg Stock Exchange. Mr. Levinsohn was until recently the President and Chief Executive Officer of Mobicom Corp., a Nevada corporation, with operations in Korea. Mr. Levinsohn has been the Managing Director of Sterling Trust (Pty) Ltd., a privately owned investment banking company since March 1988.

Jonathan Fox, Chief Operating Officer, Lenco Mobile Inc.  Mr. Fox is responsible for the day-to-day operations of the African businesses owned by Lenco Mobile Inc. He is also the Managing Director of New Seasons Entertainment, a film distribution and exhibition company in South Africa. He was previously the Chief Executive Officer of Ster-Kinekor Pictures, the largest distributor of filmed entertainment in the Southern hemisphere.  He has a B.Comm. and LLB degree from the University of the Witwatersrand in Johannesburg, South Africa.

Stephen Boyd, Independent Director, Lenco Mobile Inc.  Mr. Boyd was appointed to our Board of Directors in October 2009.  He is an entrepreneur who has successfully built up a number of businesses primarily in the medical devices industry.  Since March 2009 he has served as the President of WealthMakers, Ltd., a private equity company.  He was the Vice President, Research and Development for ForSight Labs, LLC, a medical device company incubator located in Menlo Park California from 2006 to 2008.  Prior to that he held early stage management and technical positions for a number of start-up companies including Opus Medical, Inc. / Arthrocare Corp., Volcano Therapeutics, Inc. and FoxHollow Technologies, Inc. Besides his management and technical expertise, Mr. Boyd has an understanding of intellectual property and ISO Quality Control Systems and continues to consult in the medical device field. Mr. Boyd has a Bachelors of Science degree in Mechanical Engineering from California Polytechnic State University, San Luis Obispo.

Ronald Wagner, Independent Director, Lenco Mobile Inc.  Mr. Wagner was appointed to our Board of Directors in October 2009.  He is presently the President and Chief Operating Officer of e-storm international, inc., an online marketing strategy and services agency based in San Francisco and he is the Chairman of Simply Ideas LLC, a Florida based performance marketing company. He was previously the President of Partner Weekly, an online performance marketing company and subsidiary of Selling Source Inc. Between 2003 and 2006 he was the Chief Executive Officer of Clear Ink, a digital strategy and services company. Mr Wagner has at various times held positions on the boards of Publisafe Software, Ironlight Digital (now Arc Worldwide), and WMC. Mr. Wagner has an MBA degree from the University of Chicago, IL and a BA degree from Lewis & Clark College, Portland, OR.

Officers

Michael Levinsohn, Chief Executive Officer & President, Lenco Mobile Inc.  See biography above.

Jonathan Fox, Chief Operating Officer, Lenco Mobile Inc.  See biography above

Thomas Banks, Chief Financial Officer, Lenco Mobile Inc.   Mr. Banks most recently served as Senior Director of Finance for Local Insight Media, in charge of Latin American financial operations.  He previously spent four years with Advance Group, Inc. which was the largest importer of watches in the US with over $300 million in revenue, ultimately serving as Vice President of Finance, Corporate Controller.  For several years he worked in the media and advertising industry in lead financial and operational roles.  Mr. Banks also served as Corporate Controller for the biopharmaceutical company Serologicals Corp. where he managed the financial operations during a period of significant growth, including playing a key role in the successful entry onto the NASDAQ in 1996.  Mr. Banks began his career at Arthur Andersen & Co. and qualified as a CPA in 1993.

Eddie Groenewald, Chief Executive Officer, Multimedia Solutions.  Mr. Groenewald has been actively involved in the telecommunications industry for nineteen years, starting out as a Senior Transmission Architect for Telkom, the state owned fixed line operator in South Africa. He then moved to Siemens as a Senior Specialist on Business Systems specialising in mainframe architecture for the GSM system. In 1997 he moved to Nokia South Africa where he was appointed to manage all fixed wireless Customer Care and Support. He was then promoted to Product Manager, Business Support. Clients included Vodacom and MTN, the two leading mobile networks in Africa. In 2001 Mr. Groenewald started TSI, a leading training and support company that consulted to a leading NASDAQ listed company, USA Tellular Corp. He co-founded Multimedia Solutions in 2004 and is the driving force behind the company's growth.

Darin Heisterkamp, President, Lenco Mobile USA Inc.  Mr. Heisterkamp is a highly experienced manager who has been involved in the international businesses development of major telecommunications companies including Motorola, Tellular Corp. and GeoEye Inc. He spent seven years with Motorola as a Global Market Planning and Business Development Manager and at Motorola Lighting Inc. Mr. Heisterkamp holds a Master of International Management from the Thunderbird School of Global Management in Glendale, Arizona as well as two Bachelors of Arts degrees. Mr. Heisterkamp is responsible for the business development of the Lenco Mobile Inc. mobile technology platforms in the United States, Canada, South America and Asia.

Michael Hill, President, AdMax Media Inc.  Mr. Hill is a founder of the businesses that comprise AdMax Media Inc. Over a seven year period he built up his Internet marketing company to revenues of $42 million and profits of $12 million. The businesses were sold to a public company in 2005 and Lenco Mobile Inc. subsequently purchased substantially all those assets and liabilities in order to establish the AdMax Media operation. Mr. Hill is an expert on Internet products and services and has a proven track record in generating growth and profitability.  Mr. Hill served as Chief Executive Officer of Commerce Planet, Inc. from January 15, 2004 until September 2008.  From 1999 until 2003, Mr. Hill was a founder of and served Chief Executive Officer of Intravantage Marketing, a privately held marketing firm. From January 1998 until starting Intravantage Marketing, Mr. Hill was the Vice President of International Specialties, Inc.

Item 6.

Executive Compensation

We did not pay any compensation to our executive officer during the fiscal years ended December 31, 2008 or December 31, 2007, except with respect to Mr. Eddie Groenewald, and his compensation in each of those years did not exceed $100,000.

Outstanding Equity Awards at Fiscal Year End

None of our executive officers received any equity awards, including options, restricted stock or other equity incentives, during the fiscal years ended December 31, 2007 and 2008.

Employment Agreements

Michael Levinsohn.  We entered into an employment agreement with Mr. Levinsohn on September 1, 2009, pursuant to which he serves as Chief Executive Officer and President of Lenco Mobile, Inc. Under the terms of his employment agreement, Mr. Levinsohn is entitled to receive (i) a monthly salary of $25,000.00 and (ii) a performance bonus equal to half of Mr. Levinsohn’s 2010 base salary. Mr. Levinsohn is not entitled to a bonus for the financial year ended December 31, 2009.  The amount of the base salary and performance bonus opportunity is subject to increase in the discretion of the compensation committee of our board of directors.  Mr. Levinsohn is eligible to participate in our employee benefit programs. In addition, if we terminate his employment without cause, we agreed to make a lump-sum payment equal to twenty-four (24) months of Mr. Levinsohn's annual base salary at the level in place at the time of termination (less appropriate employment tax withholdings). No severance benefit will be paid if Mr. Levinsohnl resigns or if his employment is terminated for cause.

Eddie Groenewald.  We entered into an employment agreement with Mr. Groenewald on July 16, 2007, as amended on September 1, 2008, pursuant to which he serves as Chief Executive Officer of Multimedia Solutions. Under the terms of his employment agreement, Mr. Groenewald is entitled to receive (i) an annual base salary of South African Rand $(R1 030 000) and (ii) a performance bonus opportunity targeted at South African Rand $(R1 030 000) annually.  The amount of the base salary and performance bonus opportunity is subject to increase in the discretion of the compensation committee of our board of directors based on Mr. Groenewald’s individual performance as well as on the overall financial performance of Mr. Groenewald’s undertaking during the preceding financial year. Any bonus to Mr. Groenewald will be determined on merit and within the discretion of our board of directors.

Darin Heisterkamp.  We entered into an employment agreement with Mr. Heisterkamp on June 1, 2009, pursuant to which he was appointed President of Lenco Mobile USA, Inc. Under the terms of his employment agreement, Mr. Heisterkamp is entitled to receive (i) a monthly salary of $19,500.00 and (ii) a performance bonus opportunity targeted at $130,000 annually.  The amount of the base salary and performance bonus opportunity is subject to increase in the discretion of the compensation committee of our board of directors.  Mr. Heisterkamp is eligible to participate in our employee benefit programs. In addition, if we terminate his employment without cause, we agreed to make a lump-sum payment equal to twelve (12) months of Mr. Heisterkamp's annual base salary at the level in place at the time of termination (less appropriate employment tax withholdings). No severance benefit will be paid if Mr. Heisterkamp  resigns or if his employment is terminated for cause.

Director Compensation

Other than the reimbursement of actual and ordinary out-of-pocket expenditures, we did not compensate any of our directors for their services as directors during 2007 nor 2008, nor do we have any such compensation arrangements currently in place.  In the future, we may adopt a policy of paying directors a fee for their attendance at board and committee meetings.

Item 7.

Certain Relationships and Related Transactions and Director Independence

Related Transactions

On March 30, 2007, the Company issued a convertible promissory note to Bridges Investment, Inc., a Nevada corporation, in exchange for up to $750,000 in cash.  Amounts due under the convertible promissory note bore interest at 10% per annum and were due and payable on demand.  Angelique de Maison is the sole owner of Bridges Investment, Inc.  At the time of the transaction, Ms. Maison was a director of the Company.  No payments were ever made under this note.  All amounts due under the note were subsequently converted into 650,000 share of common stock on April 18, 2008.

On May 25, 2007, the Company issued a convertible promissory note in the amount of $100,000 to Angelique de Maison in exchange for services rendered.  Amounts due under the convertible promissory note bore interest at 21% per annum and were due and payable on demand.  No payments were ever made under this note.  All amounts due under the note were subsequently converted into 122,000 share of common stock in accordance with the terms of the note on April 18, 2008.

On October 31, 2007, the Company issued 70 shares of Series B Preferred Stock to Angelique de Maison, in exchange for the guarantee to pay up to $350,000 in corporate expenses.  At the time of the transaction Angelique de Maison was a director of the Company.

On February 8, 2008, we issued an aggregate of 350 shares of Series B Preferred Stock to acquire substantially all of the assets of Digital Vouchers (Pty) Ltd.  Target Equity Limited owned 100% of Digital Vouchers (Pty), Ltd. and received all 350 shares of the Series B Preferred Stock in the transaction.  At the time of the transaction Target Equity Limited beneficially owned more than 10 percent of the Company's common stock.  Target Equity Limited is owned by a trust.  BasTrust Corporation is one of the trustees of the trust which owns Target Equity Limited.

On February 18, 2008, we entered into a credit arrangement with Rendez-Vous Management, Limited pursuant to which Rendez-Vous Management Limited agreed to lend us up to $1,000,000.  In connection with the credit arrangement we issued to Rendez-Vous Management Limited a one year warrant to purchase 200 Series B Preferred Stock at an exercise price of $5,000 per share.  Rendez-Vous Management Limited is owned by a trust.  Michael Levinsohn is one of a class of  beneficiaries of the trust.  At the time of the transaction Mr. Levinsohn was a director of the Company.  We borrowed the full $1 million under the credit arrangement.  No amounts were repaid under the credit arrangement.  The amounts outstanding under the credit arrangement were applied to the payment of the exercise price of the warrant on February 18, 2009.  The 200 shares of Series B Preferred Stock were subsequently converted into 10,000,000 shares of common stock in accordance with their terms.

On July 17, 2008 we issued 20 shares of Series B Preferred Shares to Rendez-Vous Management Limited in exchange for the cancellation of a promissory note in the amount of $60,000.  The Series B Preferred Stock was immediately converted into 1,000,000 shares of common stock.

Director Independence

Our board of directors currently consists of four members.  Messrs. Boyd and Wagner are considered independent under the definition of independence used by the Nasdaq Capital Markets in accordance with Nasdaq Marketplace Rule 4350.

Item 8.

Legal Proceedings

There are not presently any material pending legal proceedings to which the Company is a party or as to which any of its property is subject, and no such proceedings are known to the Company to be threatened or contemplated against it.

Item 9.

   Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder

               Matters

Market Information

Our common stock is not trading on any stock exchange, though it is quoted on the Pink Quote system maintained by Pink OTC Markets Inc. This market is extremely limited and any prices quoted may not be a reliable indication of the value of our common stock.

The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the Pink OTC Markets Inc.  The quotations reflect inter-dealer prices without retail markups, markdowns, or commissions and may not represent actual transactions.  We commenced operations in our current line of business on February 18, 2008.  Quotations prior to that time reflect transactions based on the Company's prior business. For current price information, stockholders are urged to consult publicly available sources.

	High	Low
Fiscal 2009
Fourth Quarter (through October 30, 2009)	$3.75	$1.55
Third Quarter	$3.00	$2.01
Second Quarter	$5.00	$2.40
First Quarter	$5.00	$2.07

Fiscal 2008
Fourth Quarter	$6.00	$3.50
Third Quarter	$8.00	$4.00
Second Quarter	$5.50	$0.20
First Quarter	$7.00	$.50

Fiscal 2007
Fourth Quarter	$36.50	$5.25
Third Quarter	$50.00	$15.00

This registration statement does not offer, nor have we proposed to publicly offer, any shares of our common stock.

Holders

As of September 30, 2009, there were 64,308,775 shares of our common stock outstanding held by approximately 487 holders of record.

Of our outstanding shares of common stock 3,116,953 shares currently trade in the public float and 61,191,822 shares have been issued in private placement transactions, including over 36 million shares issued in connection with strategic acquisitions, and are therefore "restricted" securities.  Prior to our acquisition of Multimedia Solutions, we were a shell corporation with nominal assets.  Accordingly, holders of restricted shares of our common stock will not be permitted to rely on Rule 144 to remove the legend from their shares until 12 months following the filing of our Form 10 provided that we timely file all periodic reports with the SEC.  In connection with the Restructuring Agreement with Agile Opportunity Fund, we agreed to provide Agile with "piggyback" registration rights for the 839,500 shares underlying the convertible promissory note and warrant and the 25,000 restricted shares issued to that investor.  We have not agreed to register any other shares of our common stock under the Securities Act for sale by stockholders.

In addition to our outstanding common stock we have reserved an aggregate of 933,665 shares for issuance upon conversion of outstanding convertible promissory notes and 1,244,166 shares for issuance upon exercise of outstanding warrants to purchase common stock.  Both the convertible promissory notes and the warrants were issued in connection with our acquisition of assets from Superfly Advertising, Inc. and the subsequent Restructuring Agreement with Agile Opportunities Fund.

We issued seven convertible promissory notes in the aggregate principal amount of $2,707,500 on February 28, 2009.  The convertible promissory notes bear interest at a rate of 12% per annum and are unsecured.  The principal and all accrued and unpaid interest are due and payable on March 1, 2010.  The convertible promissory notes are convertible into shares of our common stock at any time at the option of the holder at a conversion price of  $3.00 per share. The conversion price is subject to adjustments for stock splits, dividends and recapitalization, but does not have "anti-dilution" protection and does not adjust based on the issuance of common stock at an effective price per share below the conversion price.

We cancelled $625,000 of the notes issued on February 28, 2009 and we issued another convertible promissory note in the amount of $718,500 to Agile Opportunity Fund, LLC on July 31, 2009.  That note bears interest at a rate of 18% per annum. Interest is payable monthly and the principal and all remaining accrued and unpaid interest is due and payable on January 16, 2010.  The repayment obligation under the Agile Opportunity Fund, LLC convertible promissory note is secured by a lien on all of the assets of our AdMax Media Inc. subsidiary, including a pledge of our shares of the capital stock of that entity.  The Agile convertible promissory note is convertible on the same terms as the other convertible promissory notes.

We issued an aggregate of 1,244,166 warrants to eight holders.  These warrants are exercisable at an exercise price of $3.00 per share and expire on February 28, 2014.  The warrants may be exercised on a "cashless" exercise basis.  The exercise price is subject to adjustments for stock splits, dividends and recapitalization, but does not have "anti-dilution" protection and does not adjust based on the issuance of common stock at an effective price per share below the exercise price.

Other than the convertible promissory notes and warrants discussed above, there are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock.

Dividends

Our board of directors has not declared a dividend on our common stock during the last two fiscal years or the subsequent interim period and we do not anticipate the payments of dividends in the near future as we intend to reinvest our profits to grow our business.

Equity Compensation Plan Information

We currently have one equity compensation plan outstanding which is our 2009 Equity Incentive Plan.  The Plan was adopted by our directors and approved by our stockholders in September 2009.  The Plan permits the award of incentive stock options, non-qualified stock options, and stock grants.  We have reserved 9,000,000 shares for issuance under the Plan, but no awards have been made under the Plan to date.

The following table describes our equity compensation plans as of September 30, 2009:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities referenced in column (a)) (c)
Equity compensation plans approved by our stockholders (1)	0	$$0.00	9,000,000
Equity compensation plans not approved by our stockholders	0	$$0.00	—

(1)

Equity compensation plans approved by our stockholders consist of our 2009 Equity Incentive Plan.

Item 10.

Recent Sales of Unregistered Securities

The information below lists all of the Company's securities sold by the Company during the past three years which were not registered under the Securities Act of 1933, as amended, including all sales of reacquired securities, as well as new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the modification of outstanding securities. Transactions that occurred before February 18, 2008 were made prior to the arrival of the Company's current executive management and current business.  No underwriting discounts or commissions were incurred in connection with any of the following transactions.  Each of the transactions was conducted as a private placement, without the use of any general solicitation, and was exempt from registration under Section 4(2) of the Securities Act of 1933.

On November 14, 2006, the Company issued 60,000 shares of common stock to Kensington and Royce, Ltd., in exchange for services rendered to the Company.

On November 17, 2006, the Company issued 750,000 shares of common stock to the stockholder of CIC Holdings, Co., a Delaware corporation, pursuant to the terms of a share exchange agreement.  As a result of the transaction, the Company acquired all of the outstanding common stock of CIC Holdings, Co.

On November 27, 2006, the Company issued 42,000 shares of common stock to Conine Enterprises, a Texas corporation.

On November 28, 2006, the Company issued an aggregate of 52,883 shares of common stock to 11 debt holders in exchange for the cancellation of an aggregate of $280,000 of promissory notes issued to the debt holders.

On March 7, 2007, the Company issued 14,500 shares of common stock to four shareholders.

On March 28, 2007, the Company issued 3,000 shares of common stock to Structured Management, Inc., a Nevada corporation, and 2,000 shares of common stock to Robert Dixon, in exchange for services rendered to the Company.

On March 30, 2007, the Company issued a convertible promissory note to Bridges Investment, Inc., a Nevada corporation, in exchange for cash in an amount up to $750,000.  Bridges Investment, Inc. was owned by Angelique de Maison, director of the Company, at the time of the transaction.  At the time of the transaction, Ms. Maison was a director of the Company.  No payments were ever made under this note.  The entire amount of the loan was subsequently converted into 650,000 shares of common stock in accordance with the terms of the note on April 18, 2008.

On May 5, 2007, the Company issued a second convertible promissory note to Angelique de Maison in exchange for services rendered to the Company.  No payments were ever made under this note.  The entire amount of the loan was subsequently converted into 122,000 shares of common stock in accordance with the terms of the note on June 2, 2008.

On July 5, 2007, the Company issued 60,000 shares of common stock to a debt holder in discharge of a convertible promissory note held by the debt holders in the amount of $60,000.

On July 5, 2007, the Company issued 3,817 shares of common stock to William G. Knuff, a former member of the Company's board of directors, upon conversion of outstanding Series A Preferred Stock issued to Mr. Knuff.  The Company received no additional proceeds on this conversion.

On October 31, 2007, the Company issued 210 shares of Series B Preferred Stock, 70 of which were issued to Angelique de Maison and 140 of which were issued to Target Equity Limited, in exchange for the guarantee of the parties to provide future capital totaling $1,050,000.

On February 8, 2008, the Company issued an aggregate of 350 shares of Series B Preferred Stock to Target Equity Limited, the shareholder of Digital Vouchers (Pty), Ltd., in exchange for the acquisition of substantially all of the assets of  Digital Vouchers (Pty,) Ltd.  Each share of Series B Preferred Stock was convertible at the option of the holder into 50,000 shares of common stock for an aggregate of 17,500,000 shares of common stock.

On February 18, 2008, we sold a one year warrant to purchase 200 shares of Series B Preferred Stock at an exercise price of $5,000 per share to Rendez-Vous Management Limited as consideration for Rendez-Vous Management Limited's agreement to provide a $1 million credit facility.

On April 4 and April 8, 2008, Angelique de Maison converted 42 shares of Series B Preferred Stock in exchange for 2,100,000 shares of common stock in accordance with the terms of the Series B Preferred Stock.

On April 17, 2008, Target Equity Limited converted 490 shares of Series B Preferred Stock in exchange for 24,500,000 shares of common stock in accordance with the terms of the Series B Preferred Stock.

On April 18, 2008, and June 2, 2008, the Company issued an aggregate of 772,000 shares of common stock to Bridges Investments, Inc. and Angelique de Maison, upon conversion of two outstanding convertible promissory notes in the aggregate amount of $772,000.

On May 9, 2008, Trish Malone and Stephen Boyd converted an aggregate of 15 shares of Series B Preferred Stock into 800,000 shares of common stock in accordance with the terms of the Series B Preferred Stock.

On June 30, 2008, we issued an aggregate of 10,000,000 shares of common stock to eAccounts, Inc., a California corporation, in exchange for the acquisition of substantially all of the assets of that entity including its CellCard technology.

On July 17, 2008, we issued 20 shares of Series B Preferred Shares to Rendez-Vous Management Limited in exchange for the cancellation of a promissory note in the amount of $60,000.  The Series B Preferred Stock was immediately converted into 1,000,000 shares of common stock.

On February 18, 2009, we issued 200 shares of Series B Preferred Stock to Rendez-Vous Management Limited upon exercise of their outstanding warrant.  The $1,000,000 exercise price on the warrant was paid through forgiveness of $1,000,000 of debt which had been borrowed under the terms of the Rendez-Vous Management credit facility.

On February 28, 2009, we agreed to issue 5,000,000 shares of common stock, a promissory note in the amount of $625,000 and warrants to purchase 208,333 shares of our common stock to Superfly Advertising, Inc., a Delaware corporation, in exchange for the acquisition of certain of its assets.  The promissory note becomes due on March 1, 2010 and is convertible into shares of our common stock at the conversion price of $3.00 per share.  The warrants are convertible into shares of our common stock at the price of $3.00 per share and expire on February 28, 2014.

On February 28, 2009, as part of our acquisition of the assets of Superfly Advertising, Inc., we issued promissory notes in the aggregate amount of $2,082,500 and warrants to purchase 644,166 shares of our common stock to seven accredited investors who were former debt holders of Superfly Advertising, Inc. The promissory notes become due on March 1, 2010 and are convertible into shares of our common stock at the conversion price of $3.00 per share.  The warrants are convertible into shares of our common stock at the price of $3.00 per share and expire on February 28, 2014.

On March 19, 2009, we issued 5,000,000 shares of common stock to Superfly Advertising, Inc., a Delaware corporation, in exchange for the acquisition of certain of its assets.

On May 4, 2009, we issued 3,500,000 shares of common stock to Eden Marketing LLC, a Nevada limited liability company, in exchange for the acquisition of certain of its assets.  On May 18, 2009, we issued 1,200,000 shares of common stock to Elvena Enterprises, Inc., a British Virgin Islands corporation, upon conversion of an outstanding promissory note in the amount of $200,000 plus interest.

On May 18, 2009, we issued 10,000,000 shares of common stock to Rendez-Vous Management Limited upon conversion of 200 shares of Series B Preferred Stock in accordance with the terms of the Series B Preferred Stock.

On July 2, 2009, Angelique de Maison converted 7 shares of Series B Preferred Stock in exchange for 350,000 shares of common stock in accordance with the terms of the Series B Preferred Stock.

On July 31, 2009, we agreed to issue 25,000 shares of our common stock, a promissory note in the amount of $718,500 and warrants to purchase 600,000 shares of our common stock to Agile Opportunity Fund, LLC.  We agreed to issue the common stock, promissory note and warrants to Agile in consideration for the debt restructuring transaction with Agile Opportunity Fund, LLC and Superfly Advertising, Inc. and the cancellation of the promissory note and warrants we issued to Superfly Advertising, Inc. on February 28, 2014. The promissory note issued to Agile Opportunity Fund, LLC becomes due on January 16, 2010 and is convertible into shares of our common stock at the conversion price of $3.00 per share.  The warrants issued to Agile Opportunity Fund, LLC are convertible into shares of our common stock at the price of $3.00 per share and expire on February 28, 2014.

On October 16, 2009 we agreed to issue 3,917,595 shares of our common stock to Tamino Investments Ltd.  in exchange for consulting services performed for our Multimedia Solutions subsidiary.

On October 19, 2009 we agreed to issue 725,309 shares of our common stock to Simply Ideas, LLC, a Florida limited liability company in connection with the acquisition of certain of Simply Ideas’ assets and liabilities.

Item 11.

Description of Registrant's Securities to be Registered

Our authorized capital stock consists of 251,000,000 shares of capital stock, of which 250,000,000 shares are designated as common stock, par value $0.001 per share, and 1,000,000 shares of which are designated as "blank check" preferred stock, par value $0.001 per share.

The following is a summary description of the terms of our common stock, which is our only class of capital stock currently outstanding.  Investors are encouraged to review the provisions of our certificate of incorporation, as amended to date, and bylaws, copies of which are attached as exhibits to this registration statement for a complete discussion of the terms.

The holders of shares of our common stock are entitled to one vote for each share of record on all matters to be voted on by stockholders. Holders of common stock do not have cumulative voting rights. The holders of our common stock are entitled to receive dividends when, and if, declared by our board of directors from funds legally available for dividends. Cash dividends are at the sole discretion of our board of directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of any series of preferred stock that we may designate and issue in the future.

Item 12.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, that are incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action.  In order to be eligible for indemnification under Section 145, the director, officer, employee or other individual must have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our certificate of incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director's duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or any transaction from which the director derived an improper personal benefit.

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

We have entered into indemnification agreements with each of our directors and our executive officers on terms which we believe are reasonable and customary and comparable to those entered into by other publicly-traded companies in the United States.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors or officers pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

Item 13.

Financial Statements and Supplementary Data

See the financial statements and related notes beginning on page F-1 of this registration statement.

Item 14.

Change in and Disagreements with Accountants on Accounting and Financial Disclosure

There are not and have not been any disagreements between the Company and its accountants on any matter of accounting principles, practices or financial statement disclosure.

Item 15.

Financial Statement and Exhibits

(a) Index to Consolidated Financial Statements.

See the index to consolidated financial statements set forth on page F-1.

(b) Index to Exhibits.

See the exhibit index immediately following the signature page to this Form 10.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned there unto duly authorized.

Lenco Mobile Inc.
Registrant

November 9, 2009	By: /s/ Michael Levinsohn
Michael Levinsohn, President
(As principal executive officer
and on behalf of Registrant)

Exhibit Index

Exhibit No.	Exhibit
3.1	Amended and Restated Certificate of Incorporation (1)
3.2	Amended and Restated Bylaws (1)
4.1	Specimen Common Stock Certificate (1)
4.2	Form of Convertible Promissory Note issued by the registrant on February 28, 2009 (1)
4.3	Form of Common Stock Purchase Warrant issued by registrant on February 28, 2009 (1)
4.4	Promissory Note issued by the registrant to Agile Opportunity Fund LLC on July 31, 2009(1)
4.5	Security Agreement dated July 31, 2009 between the registrant's subsidiary and Agile Opportunity Fund, LLC(1)
10.1	Exchange Agreement dated February 18, 2008 between the registrant's subsidiary and Target Equity Limited for the acquisition of Digital Vouchers (Pty) Ltd.(1)
10.2	Asset Purchase Agreement dated June 30, 2008 between the registrant and eAccounts, Inc. (1)
10.3	Sale and Purchase Agreement dated August 11, 2008 between the registrant's subsidiary and Capital Supreme, (Pty) Ltd. (1)
10.4

Asset Purchase Agreement dated February 28, 2009, by and among the registrant, the registrant's subsidiary, Superfly Advertising, Inc., a Delaware corporation, and Superfly Advertising, Inc., an Indiana corporation (1)

10.5	Long Term Partnering Agreement dated October [●], 2009 between the registrant's subsidiary and Deloitte Consulting (1)
10.6	Master License Agreement for the United Kingdom Region dated January 15, 2009 between the registrant's subsidiary and MultiMedia Solutions Europe Ltd.(1)
10.7	Master License Agreement for the Australia Region dated January 15, 2009 between the registrant's subsidiary and Multimedia Solutions Australia (Pty) Ltd. (1)
10.8	Commercial Service Agreement dated September 17, 2009 between the registrant and OpenMarket Inc.
10.9	Restructuring and Securities Purchase Agreement dated July 31, 2009 by and among the registrant, Agile Opportunity Fund, LLC, and Superfly Advertising, Inc.(1)
10.10	Employment Agreement dated September 1, 2009 between the registrant and Michael Levinsohn* (1)
10.11	Employment Agreement dated July 16, 2007 between the registrant and Eddie Groenewald, as amended.* (1)
10.12	Employment Agreement dated July 1, 2009 between the registrant and Darin Heisterkamp* (1)
10.13	Form of Indemnity Agreement for directors and executive officers of the registrant and its subsidiaries (1)
10.14	2009 Equity Incentive Plan *(1)
10.15	Form of Nonqualified Stock Option*(1)
10.16	Form of Incentive Stock Option*(1)
10.17	Agreement of Lease dated March 31, 2009, by and between Gutierrez Partners, LLC and Lenco USA Inc. for the property located at 345 Chapala Street, Santa Barbara, CA 93101, as amended (1)
10.18	Agreement of Lease dated March 14, 2009, by and between Gutierrez Partners, LLC and Lenco USA Inc. for the property located at 347 Chapala Street, Santa Barbara, CA 93101, as amended (1)
10.19	Agreement of Lease dated October 9, 2009, by and between Gutierrez Partners, LLC and Lenco USA Inc. for the property located at 109 West Gutierrez Street, Santa Barbara, CA 93101, as amended (1)
10.20	Agreement of Lease dated October 12, 2009, by and between Gutierrez Partners, LLC and Lenco USA Inc. for the property located at 111 West Gutierrez Street, Santa Barbara, CA 93101, as amended (1)
10.21	Agreement of Lease dated October 12, 2009 by and between Gutierrez Partners, LLC and Lenco USA Inc. for the property located at 113 West Gutierrez Street, Santa Barbara, CA 93101, as amended (1)
10.22	Agreement of Lease between the Capital Supreme (Pty), Ltd. and ME Heidi Wood (1)
10.23	Client Services Agreement dated September 2007, 2006 between Consumer Loyalty Group, Inc. and Datascension, Inc. with respect to call center operations.(1)
11.1	Statement regarding computation of per share earnings (included in financial statements)
14.1	Code of Ethics (1)
21.1	Subsidiaries of the Registrant (1)
23.1	Consent of Gruber & Company LLC (1)
24.1	Power of Attorney (incorporated from signature page)

(1)

Filed herewith.

*

Management contract, or compensatory plan or arrangement.

i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Lenco Mobile Inc.

We have audited the accompanying consolidated balance sheets of Lenco Mobile Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the years in the two year period ended December 31, 2008. Lenco Mobile Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lenco Mobile Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

//Gruber & Company, LLC

   Lake Saint Louis, Missouri

   October 29, 2009

Lenco Mobile Inc. and its subsidiary Capital Supreme (Proprietary) Limited dba MultiMedia Solutions Balance Sheets (Audited)

	December 31,
	2008	2007
ASSETS

Current assets
Cash in banks	$ 7,679	$ 256,823
Accounts receivable, net	975,725	315,530
Other current assets	3,750	1,952
Total current assets	987,154	574,305

Property and equipment, net	175,489	163,750
Amortizable intangibles	1,100,000	--
Goodwill	591,398	801,808
Total assets	2,854,041	1,539,863

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Bank overdraft	4,387	--
Current maturity of mortgage payable	1,600	2,000
Accounts payable and accrued expenses	202,868	318,302
Notes payable	206,274	--
Loans from related parties	--	355,992
Accrued income taxes	304,462	115,788
Total current liabilities	719,591	792,082

Mortgage payable, net of current maturities	85,494	118,190
Total liabilities	805,085	910,272

Shareholders' equity
Capital stock, 251,000,000 shares authorized, $.001 par value,
41,511,060 shares issued and outstanding	41,511	9,891
Additional paid in capital	852,226	(9,880)
Other comprehensive income	(247,728)	8,053
Retained earnings	1,402,947	621,527
Total shareholders' equity	2,048,956	629,591

Total liabilities and shareholders' equity	$ 2,854,041	$ 1,539,863

See accompanying notes to financial statements

Lenco Mobile Inc. and its subsidiary Capital Supreme (Proprietary) Limited dba MultiMedia Solutions Statements of Operations (Audited)
	Year Ended December 31,
	2008	2007

Revenues	$ 3,394,364	$ 1,816,903
Cost of sales	645,605	415,235
Gross profit	2,748,759	1,401,668

Operating expenses
Employee costs and commissions	1,050,571	769,864
Consulting and professional services	253,594	9,772
Communications	70,569	44,468
Advertising and promotion	34,120	33,214
Depreciation	33,041	15,296
Lease expense	37,509	27,069
Bad debts	25,000	26,466
Auto expense	36,342	16,202
Office supplies and expense	43,496	32,196
Travel and entertainment	33,631	23,953
Other	25,281	7,931
Total operating expenses	1,643,154	1,006,431

Income from operations	1,105,605	395,237

Other income (expense)
Interest income	3,561	11,405
Interest expense	(14,138)	(309)

Income before income taxes	1,095,028	406,333

Income tax	313,608	113,773

Net income	$ 781,420	$ 292,560

Net income per share	$ 0.03	$ 0.01

Weighted average shares outstanding	28,791,774	40,275,522

See accompanying notes to financial statements

Capital Supreme (Proprietary) Limited Statements of Comprehensive Income
	Year Ended December 31,
	2008	2007

Net income	$ 781,420	$ 292,560

Foreign currency translation adjustment	(255,781)	11,047

Total comprehensive income	$ 525,639	$ 303,607

See accompanying notes to financial statements

Lenco Mobile Inc. and its subsidiary Capital Supreme (Proprietary) Limited dba MultiMedia Solutions Statement of Shareholders’ Equity (Audited)

			Other
	Capital Stock		Comprehensive	Retained
	Shares	Total	Income	Earnings	Total

Balance, December 31, 2006	899,742	$ 900	$ (2,994)	$ 328,967	$ 326,873

Shares issued	89,317	89			89
Additional paid in capital		(978)			(978)
Net income for the year	--	--	--	292,560	292,560
Foreign currency gain	--	--	11,047	--	11,047

Balance, December 31, 2007	989,059	11	8,053	621,527	629,591

Shares issued	40,522,000	40,522			40,522
Additional paid in capital		853,204			853,204
Net income for the year	--	--	--	781,420	781,420
Foreign currency loss	--	--	(255,781)	--	(255,781)

Balance, December 31, 2008	41,511,059	$ 893,737	$ (247,728)	$ 1,402,947	$ 2,048,956

See accompanying notes to financial statements

Lenco Mobile Inc. and its subsidiary Capital Supreme (Proprietary) Limited dba MultiMedia Solutions Cash Flows (Audited)

	Year Ended December 31,
	2008	2007
Cash flows from operating activities
Net income	$ 781,420	$ 292,560

Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	33,041	15,296
Provision for doubtful accounts	25,000
Changes in assets and liabilities:
Accounts receivable	(865,156)	(306,258)
Other current assets	(2,548)	(1,900)
Accounts payable and accrued expenses	(35,943)	46,518
Accrued income taxes	246,772	90,472
Net cash provided by operating activities	182,586	136,688

Cash flow from investing activities
Purchase of property and equipment	(94,672)	(157,695)
Net cash used in investing activities	(94,672)	(157,695)

Cash flow from (used in) financing activities
Advances from (repayment to) related parties	(295,792)	(287,350)
Proceeds from (repayment of) mortgage payable	(1,753)	116,972
Net cash (used in) financing activities	(297,545)	(170,378)

Effect of foreign exchange rate changes
on cash and cash equivalent	(39,513)	6,208

Net change in cash	(249,144)	(185,177)

Cash, beginning of year	256,823	442,000

Cash, end of year	$ 7,679	$ 256,823

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ 66,836	$ 23,301
Cash paid for interest	14,138	309

See accompanying notes to financial statements

Lenco Mobile Inc.

Notes to Financial Statements

December 31, 2008

NOTE 1 – ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

History of our Previous Business and Corporate Structure

The Company was originally incorporated in Delaware in July 1999 under the name Shochet Holdings Corporation.  From July 1999 through August 31, 2001, it provided full service, discount brokerage and related non-proprietary financial services and products, such as financial planning, insurance and annuities, through its wholly-owned subsidiaries: (1) Shochet Securities, Inc. (2) Shochet Investment Advisors Corp. and (3) Shochet Mortgage Corporation.  In March 2000, the Company completed an initial public offering of 1,045,000 shares of its common stock.  These securities were listed on the Nasdaq Small Cap Market System under the symbol SHOC from March 2000 until November 2001.

On March 28, 2002, there was a change in control of the Company when its majority shareholder, Firebrand Financial Group, Inc. sold 1,213,675 shares to Sutter Opportunity Fund 2, LLC.  On April 9, 2002, the Company changed its name from Shochet Holdings Corporation to Sutter Holding Company, Inc. to reflect its new ownership and business plan.  Sutter Holding Company, Inc. functioned as a holding company with two primary operating subsidiaries, Easton Mortgage Corporation, which was acquired on January 14, 2003, and Progressive Lending, LLC, which was acquired on December 11, 2003.  Both subsidiaries were mortgage banks that derived a majority of their revenues from originating residential mortgages in Arizona, California, Delaware and Washington.  Sutter Holding Company's primary business was residential mortgage origination.  It did not hold loans for investment, service loans or take credit risk except in very limited circumstances from the time of funding to the time of sale. On January 26, 2005, the Company acquired FLF, Inc., doing business as Diversified Risk Insurance Brokers, a commercial property and casualty insurance broker in northern California.  FLF, Inc. was licensed to sell insurance products in approximately 44 states and provided services to such industries as agriculture, construction, education, real estate, technology and transportation.  On December 31, 2005, Sutter Holding Company assigned its ownership in Progressive Lending LLC to William S. Howard.  On March 15, 2006, Sutter Holding Company assigned its ownership Diversified Risk Investment Brokers to MacKenzie Patterson Fuller, Inc.  On December 31, 2005, Sutter Holding Company ceased operations of Easton Mortgage Corporation, its only remaining operating subsidiary and became a shell company.

On November 9, 2006, the Company underwent a further change of control and changed its name to CIC Holding Company, Inc.  The change in name occurred in connection with an intended combination with an operating company in the apparel industry.  That combination never took place.  On December 12, 2007, the Company changed its name to Global Wear, Ltd. in connection with another intended combination with a fashion apparel operating company.  However, no assets were ever acquired, and the Company continued as a shell company seeking a combination with an operating company.

History of our Current Business Operations and Corporate Structure

We have been engaged in our current line of business since early 2008.  On February 18, 2008, we entered into an Exchange  Agreement, pursuant to which we, through our subsidiary Lenco Mobile International Ltd., acquired 100% of the outstanding shares of Digital Vouchers (Pty) Ltd., from Target Equity Limited, a British Virgin Islands company, in exchange for 700 shares of our Series B convertible preferred stock.  Our Series B convertible Preferred Stock was convertible into 50,000 shares of common stock for each share of Series B Preferred Stock.  Digital Vouchers had developed an Internet and mobile phone marketing platform design to enable Band Owners to market directly to consumers using the Internet and mobile phones in one integrated solution. Digital Vouchers’ Vouchers 24/7TM program is designed to allow Brand Owners to distribute electronic discount coupons to consumers’ cell phones or computers.  Consumers access an Internet web site and choose products or services provided by our Brand Owner partners.  When a product or service is selected, a digital certificate or voucher is sent by SMS to the consumer's mobile telephone that can be redeemed electronically by the retailer at the point of sale.  Digital Vouchers was a development stage company at the time of the acquisition, and we did not acquire any customers or ongoing business as a result of the acquisition.  We have not yet released our Vouchers 24/7 platform.  Mr. Michael Levinsohn, our Chief Executive Officer, was the founder and principal executive officer of Digital Vouchers.  Promptly upon completion of the acquisition, we appointed Mr. Levinsohn as our Chief Executive Officer with the objective of developing mobile telephone and Internet marketing businesses.  On February 20, 2008, we changed our name from Global Wear, Ltd. to Sovereign Wealth Corporation.

On June 30, 2008, we entered into an asset purchase agreement with eAccounts, Inc., a California corporation, pursuant to which we acquired certain assets from eAccounts that we refer to as the "CellCard" technology in exchange for 10,000,000 shares of our common stock.  The CellCard technology is comprised of two primary elements.  The first is a user generated content platform which enables retailers to send rich multimedia advertisements to mobile phones in either SMS or MMS format.  The second is a mobile phone application that enables payment for goods and services via a credit card or debit card linked securely to their mobile phones.  The CellCard technologies were under development at the time of their acquisition. We have continued their development, but we have not released any products based on those technologies as of the date of this registration statement.

In June, 2008 we established a subsidiary under the name Sovereign Wealth Management International, Ltd., in the British Virgin Islands.  The purpose of the subsidiary is to act as a holding company for the stock of our non-United States operations.  We subsequently changed the name of this subsidiary to Lenco International, Ltd.

In July, 2008 our subsidiary Lenco International, Ltd. established Omara Technology Services, Ltd. as a subsidiary corporation in the British Virgin Islands.  Omara acts as our international licensing operation.  Omara has entered into a licensing agreement with Multimedia Solutions.  Omara in turn licenses our FlightDeck, FlightPlan and other software platforms to distributors and Wireless Carriers worldwide.

On August 11, 2008 we acquired Capital Supreme, (Pty) Ltd, a company based in Johannesburg, South Africa, doing business as Multimedia Solutions.  The acquisition was affected under the terms of a Sale and Purchase Agreement, in which our Lenco International, Ltd. subsidiary acquired all of the outstanding capital stock of Multimedia Solutions in exchange for 25 million South African Rand or approximately $3,250,000.  Multimedia Solutions was incorporated on January 23, 2004 under the Republic Of South African Companies Act 1973, has been in operations as a mobile marketing company focused on MMS messages since, and had ongoing business operations, customer relationships and revenue.  Multimedia Solutions had developed several key software platforms and technologies including our FlightDeck and FlightPlan platforms as well as technologies for compressing MMS files and efficiently transmitting them through a Wireless Carrier's MMSC and network.  The software platforms and technologies that we acquired in connection with Multimedia Solutions constitute the principal assets currently in use in our mobile phone platforms.  The transaction was accounted for as reverse merger, and the operating statements of the Company prior to August 11, 2008 reflect the historical operations of Multimedia Solutions.

In February, 2009 the Company changed its name to Lenco Mobile, Inc.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Foreign Currency Translation

The financial statements of the Company are presented in United States Dollars (“US$”). Income and expenditure transactions are translated into the functional currency of the entity at the rate of exchange ruling at the transaction date.  Transactions in foreign currencies during the period are translated into US$ at the exchange rates prevailing at the transaction dates.  To the extent that transactions occur regularly throughout the year, they are translated at the average rate of exchange for the year since this is deemed to provide a good approximation of the actual exchange rates at which those transactions occurred.

Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into United States Dollars at the exchange rates prevailing at that date.

The Company’s operations are based in South Africa and has its local currency, the South African Rand, as its functional currency.  The financial statements of the Company are translated from South African Rand  into United States Dollars in accordance with SFAS No. 52, "Foreign Currency Translation".  Accordingly, all assets and liabilities are translated at the exchange rates prevailing at the balance sheet dates and all income and expenditure items are translated at the average rates for each of the period.

Accumulated Other Comprehensive Income

The Company follows the Statement of Financial Accounting Standard (“SFAF”) No. 130, “Reporting Comprehensive Income.” Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and impairment. Land is not depreciated. Repairs and maintenance are charged to operations as incurred.

Property and equipment is depreciated on a straight-line basis over its expected useful life. The depreciation methods, and estimated remaining useful lives are reviewed at least annually.  The expected useful lives are as follows:

Furniture and fixtures	6 years
IT equipment	3 years
Computer software	2 years

Upon classification of property and equipment as held for sale it is reviewed for impairment. The impairment charged to the income statement is the excess of the carrying value of the property and equipment over its expected fair value less costs to sell.

The Company has classified a parcel of residential property with a cost of $92,630 at December 31, 2008 as held for sale.  No depreciation or amortization is provided on property and equipment from the date they are classified as held for sale.

Research and Development

Research expenditures are charged to operations when incurred.

Software

Purchased software and the direct costs associated with the customization and installation thereof are capitalized.

Expenditure on internally-developed software is capitalized if it meets the criteria for capitalizing development expenditure.

Other software development expenditures are charged to operations when incurred.

Patents and Trademarks

Expenditure on purchased patents and trademarks are capitalized. Expenditure incurred to extend the term of the patents or trademarks is capitalized. All other expenditures are charged to operations when incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods.  Actual results could differ from these estimates.

Revenue Recognition

Revenue is recognized net of indirect taxes, rebates and trade discounts and consists primarily of the sale of products, and services rendered.

Revenue is recognized when the following criteria are met:

•

evidence of an arrangement exists;

•

delivery has occurred or services have been rendered and the significant risks and rewards of ownership have been transferred to the purchaser;

•

transaction costs can be reliably measured;

•

the selling price is fixed or determinable; and

•

collectability is reasonably assured.

Our mobile and Internet businesses operate under a number of different contractual relationships and generate revenue from a number of different sources, including the following:

•

Retainers: Certain clients, including certain Wireless Carriers, pay fixed monthly fees for the right to use defined products and services. The Company may enter into contracts to develop, host and maintain Mobi Sites, in exchange for a monthly retainer.  Retainers are generally negotiated on a term of six months or one year, depending on the nature of the product of service we provide.  Revenues from retainer arrangement are generally recognized ratably over the term of the contract.

•

Fixed term contracts: the Company enters into certain fixed term or fixed program contracts with clients, including Brand Owners, in terms of which we provide a defined service for a fixed fee. Mobile statement products are used to deliver monthly statements to mobile phones. The Company earns a fixed fee for each statement that is sent out. Revenues from these contracts are recognized as services are performed.

•

Transaction fees: In certain instances the Company earn revenues on a transaction basis.  Under the terms of agreements with Wireless Carriers and Brand Owners transaction fees are earned when a wireless subscriber downloads content into a mobile phone via one of the Company’s servers.  A significant portion of online Internet business is transaction based.  Often Brand Owners pay on the basis of qualified leads generated from online advertising campaigns.  Transaction fees are recognized as revenue in period in which the transaction giving rise to the fee occurs.

•

Licenses.  The Company earns royalties from the license of its software platforms to Wireless Carriers and to master licensees.

•

 Advisory and service fees: The Company earns advisory and service fees from the design and execution of either a mobile or an online marketing campaign. These fees vary from the initial conceptualization, through to the creation of the content for the marketing campaign.   Fees for services are recognized when the services have been performed.

The Company may receive revenue in advance of the services performance.  The revenues received in advance are recorded as deferred revenues.  At December 31, 2008 and 2007 there were no revenues received in advance.

Dividends Payable

Dividends payable and the related taxation thereon are recognized as a liability in the period in which they are declared.

Stock Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered.  For stock based compensation the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant.  Stock option awards are valued using the Black-Scholes option-pricing model.

The Company did not issue any stock for services during the period in question.

Fair Value of Financial Instruments

On January 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such

Instruments and their expected realization and their current market rate of interest. The three levels are defined as follows:

•

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets. The Company's Level 1 assets include cash equivalents whose carrying value represents fair value because of their short-term maturities of the investments held by these funds.

•

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company’s assets and liabilities equate to fair value at December 31, 2008.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less, plus all certificates of deposit.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivable. The Company extends credit based on an evaluation of the customer’s financial condition, usually on an unsecured basis. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Impairment of Long-Lived Assets

SFAS No. 144 requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations.  SFAS No. 144 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 also establishes a “primary-asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used.

Advertising Costs

These costs are expensed as incurred and totaled $34,120 and $33,214 for the years ended December 31, 2008 and 2007.

 Income Taxes

The Company accounts for income taxes using the liability method as required by Statement of Financial Accounting Standards ("FASB") No. 109, Accounting for Income Taxes ("SFAS 109"). Under this method, deferred tax assets and liabilities are determined based on differences between their financial reporting and tax basis of assets and liabilities.

Earnings Per Share

The Company reports earnings (loss) per share in accordance with SFAS No. 128, “Earnings per Share.” Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed conversion of options and warrants to purchase common shares would have an anti-dilutive effect.

On January 1, 2008, we affected a five for one reverse split of all of our outstanding common stock, par value $0.001 per share.  On March 12, 2008, we affected an additional ten for one reverse split of all of our outstanding common stock.  All references to numbers shares of common stock in these financial  statements have been adjusted to give effect to these two reverse stock splits.

Recent Accounting Pronouncements

In April 2009, the FASB issued FSP No. FAS 157-4, "Determining Fair Values When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly." This FSP provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The FSP also amends certain disclosure provisions of SFAS No. 157  to require, among other things, disclosures in interim periods of the inputs and valuation  techniques used to measure fair value. This pronouncement is effective prospectively beginning April 1, 2009. The Company is evaluating the impact that the adoption of this standard will have on the Company's results of operations and financial condition.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, "Recognition and Presentation of Other-Than-Temporary Impairments" (FSP 115-2).  This FSP modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The FSP also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the FSP, impairment of debt securities will be considered other-than-temporary if an  entity (1) intends to sell the security, (2) more likely than not will be  required to sell the security before recovering its cost, or (3) does not expect to recover the security's entire amortized cost basis (even if the entity does not intend to sell). The FSP further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security's fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. FSP 115-2 requires entities to initially apply the provisions of the standard to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of  initial adoption from retained earnings to accumulated other comprehensive income. This pronouncement is effective April 1, 2009. The Company is evaluating the impact that the adoption of this standard will have on the Company's results of operations and financial condition.

 In April 2009, the FASB issued FSP No. FAS 107-1 and APB 28-1, "Interim Disclosures about Fair Value of Financial Instruments." This FSP essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the FSP requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” ("SFAS 165") [ASC 855-10-05], which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date  but before financial statements are issued or are available to be issued. SFAS 165 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. SFAS 165 is effective for interim and annual periods ending after June 15, 2009, and accordingly, the Company adopted this pronouncement during the second quarter of 2009. SFAS 165 requires that public entities evaluate subsequent events through the date that the financial statements are issued.  The Company has looked at subsequent events through November 5, 2009 and has included all subsequent events in Note 14 – Subsequent Events.

In June 2009, the FASB issued SFAS No. 166, “Accounting For Transfers of Financial Assets -- An Amendment Of FASB Statement No. 140” ("SFAS 166") [ASC860], which requires entities to provide more information regarding sales of securitized financial assets and similar transactions, particularly if the entity has continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a "qualifying special-purpose entity", changes the requirements for derecognizing financial assets and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The Company has not completed its assessment of the impact SFAS 166 will have on its financial condition, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” ("SFAS 167") [ASC 810-10], which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. SFAS 167 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity's purpose and design and a company's ability to direct the activities of the entity that most significantly impact the entity's economic performance. SFAS 167 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. SFAS 167 also requires additional disclosures about a company's involvement in variable interest entities and any significant changes in risk exposure due to that involvement. SFAS 167 is effective for fiscal years beginning after November 15, 2009. The Company has not completed its assessment of the impact SFAS 167 will have on its financial condition, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification™ and the Heirarchy of Generally Accepted Accounting Principals – A Replacement of FASB Statement No. 162” ("SFAS 168"). This Standard establishes the FASB Accounting Standards Codification™ (the "Codification") as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with US GAAP. The Codification does not change current US GAAP,  but is intended to simplify user access to all authoritative US GAAP by providing all the authoritative literature related to a particular topic in one place. The Codification is effective for interim and annual periods ending after September 15, 2009, and as of the effective date, all existing accounting standard documents will be superseded. The Codification is effective in the third quarter of 2009.

NOTE 2 – PROPERTY AND EQUIPMENT

At December 31, 2008 and 2007 property and equipment consists of the following:

	December 31,
	2008	2007

Furniture and fittings	$30,445	$27,362
Building	82,227	111,482
IT equipment	93,598	45,306
Computer software	16,058	3,339
Total	222,328	187,489
Less Accumulated Depreciation	-46,839	23,739

Net	$175,489	$163,750

Depreciation expense for the period ended December 31, 2008 was $33,041 and for the year ended December 31, 2007 was $15,296.

NOTE 3 – GOODWILL

Goodwill represents the excess of the purchase price of businesses over the fair value of the identifiable net assets acquired. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and other indefinite life intangible assets are no longer amortized, but instead tested for impairment at least annually. The impairment test for goodwill uses a two-step approach, which is performed at the reporting unit level. Step one compares the fair value of the reporting unit (calculated using a discounted cash flow method) to its carrying value. If the carrying value exceeds the fair value, there is a potential impairment and step two must be performed. Step two compares the carrying value of the reporting unit’s goodwill to its implied fair value (i.e., fair value of the reporting unit less the fair value of the unit’s assets and liabilities, including identifiable intangible assets). If the carrying value of goodwill exceeds its implied fair value, the excess is required to be recorded as an impairment charge.

The net carrying value of goodwill is $591,398 and $801,808 at December 31, 2008 and 2007, respectively. The Company performs the goodwill impairment test annually in the fourth quarter. No impairment was noted on the goodwill and indefinite life intangible assets at December 31, 2008 and 2007.

NOTE 4 – INTANGIBLES

The identified intangible assets recorded in connection with the Cell Card and Digital Voucher asset acquisitions will be amortized over their estimated useful lives of seven years.  Since the intangible assets had not been put in service as of December 31, 2008 no amortization has been recorded.  Amortization began on January 1, 2009.

	December 31,
	2008	2007

Amortizable intangibles:
Cell Card purchased technology	$ 350,000	$ -
Digital Vouchers purchased technology	750,000	-
Total amortizable intangibles	1,100,000	-
Less Amortization

Net	$1,100,000	$ -

Amortization expense for the years ended December 31, 2008 and 2007 was $ -0- and $-0-. Estimated aggregate amortization expense for each of the next seven fiscal years is:

2009	$ 157,143
2010	157,143
2011	157,143
2012	157,143
2013	157,143
2014	157,143
2015	157,143

$ 1,100,000

NOTE 5 – ACCOUNTS RECEIVABLE

Approximately 67% of gross accounts receivable at December 31, 2008 and 77% at December 31, 2007 were from the Company’s three largest customers.  Of these customers, one represents  an individual receivable balance of 46% and 77% of gross accounts receivable at December 31, 2008 and 2007.  Sales to this customer represent 78% and 62%  of total sales for the years ending December 31, 2008 and 2007.

Components of accounts receivable as of  December 31, 2008 and 2007 are as follows:

	December 31,
	2008	2007

Trade receivables, net	$ 902,712	$312,044
Other receivables	73,013	3,486

	$975,725	$315,530

Trade accounts receivable are stated net of an allowance for doubtful accounts. The Company estimates the allowance based on an analysis of specific customers, taking into consideration the age of past due accounts and an assessment of the customer’s ability to pay.  The Company has established an allowance for doubtful accounts in the amount of $25,000 and $-0- at December 31, 2008 and 2007 respectively.

NOTE 6 – MORTGAGE PAYABLE

On November 1, 2007 the Company entered into a mortgage loan agreement to purchase a building in South Africa (see Note 2) with a cost of $82,227.  The mortgage note payable is due with 240 payments of approximately $1,000 per month including interest at 12.20% per annum.  Due to currency rate fluctuations the balance of the mortgage loan in US Dollars may also fluctuate.  At December 31, 2008, the balance of the mortgage loan was $87,094 and at December 31, 2007 it was $120,190.

The following table summarizes the Company’s mortgage payable:

	December 31,
	2008	2007

Total mortgage payable	$ 87,094	$ 120,190
Less current maturities	1,600	2,000

	$ 85,494	$ 118,190

NOTE 7 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses are as follows:

	December 31,
	2008	2007

Accounts payable, trade	$ 135,098	$ 52,381
Accrued expenses	19,938	8,859
Prepayments	-	255,121
Taxes payable	47,832	1,941

	$ 202,868	$ 318,302

NOTE 8 – NOTES PAYABLE

Notes payable at December 31, 2008, consisted of the following:

Note payable to a British Virgin Islands company bearing interest at 5.0% per annum. At the option of the holder, the note is convertible into shares of the Company’s common stock based upon the ration of shares to the outstanding principal. On May 15, 2009 this entire note and all unpaid and accrued interest was converted into 1,200,000 shares of common stock at the holders election.	$206,274

Total notes payable at December 31, 2008	$206,724

NOTE 9 – CONTINGENT LIABILITIES

The Company was incorporated in 1999 and  became engaged in the current business of mobile and Internet marketing in early 2008.  Between 1999 and 2008, the Company was engaged in different lines of business including discount brokerage and financial services, mortgage banking, and apparel.  Current management was not involved with the Company prior to early 2008.  There may be risks and liabilities resulting from the conduct of the Company's business prior to February 2008 that are unknown to the management of our Company and not disclosed in these financial statements.  In the event that any liabilities, liens, judgments, warrants, options, or other claims against the Company arise, these will be recorded when discovered.

NOTE 10 - CONCENTRATIONS

Customers

A significant portion of our revenues is derived from a limited number of Wireless Carriers.  For the year ended  December 31, 2008, we derived approximately 72% of our revenues from relationships with two Wireless Carriers. The Company is attempting to establish relationships with a number of Wireless Carriers, and  expects to continue to generate a substantial majority of revenues through distribution relationships with fewer than twenty Wireless Carriers for the foreseeable future. If any of the Wireless Carriers decides not to allow the Company to access their MMS messaging delivery platforms, or decides to terminate or modify the terms of its agreement with the Company  or if there is consolidation among Wireless Carriers, the Company may be unable to replace the affected agreement with acceptable alternatives, causing it to lose access to that Wireless Carrier's subscribers and the revenues they afford. In addition, having revenues concentrated among a limited number of Wireless Carriers also creates a  concentration of financial risk. In the event that any significant Wireless Carrier were unable to fulfill its payment obligations the Company’s operating results and cash position would suffer. If any of these eventualities come to pass, it could materially reduce the Company’s  revenues.

During the years ended December 31, 2008 and 2007 all of the Company’s revenues were earned in South Africa.

Suppliers

In addition, the Company purchases bulk message services from Wireless Carriers on a purchase order basis.  The Company does not have long term contracts with Wireless Carriers to protect its access to the network or the prices it pays for network access.  Any failure to secure new purchase orders from Brand Owners, inability to access Wireless Carrier networks at reasonable rates, would have a substantial negative impact on the Company’s business.

NOTE 11 – GOVERNMENT REGULATION

The Company’s operations are subject to a number of regulations.  The Company’s operating activities in South Africa are governed under the state, commercial and labor regulations of that Country.   The Company’s  products and services are subject to regulation by regulatory agencies in the countries where it operates.

The Company is subject to Federal and state laws and government regulations concerning employee safety and health and environmental matters. The Department of Labor, Occupational Safety and Health Administration, the United States Environmental Protection Agency, and other federal and state agencies have the authority to establish regulations that may have an impact on its operations.

NOTE 12 – OPERATING LEASES

Leases of assets under which all the risks and benefits of ownership are effectively retained by the lessor are classified as operating leases. Lease payments under an operating lease are charged to the income statement over the lease term on a straight-line basis unless another basis is more representative of the pattern of use.

The Company leases office space in South Africa under an operating lease with a lease term beginning May 1, 2007 through April 30, 2010.  The lease includes an option to renew for the period May 1, 2010 through April 30, 2011.

The Company leases additional office space in South Africa under an operating lease with a lease term beginning September 1, 2008 through April 30, 2010.  The lease includes an option to renew for a period to be negotiated.

A summary of minimum lease payment commitments as of December 31, 2008 are as follows:

Year Ending December 31, 2009	$ 42,616
Year Ending December 31, 2010	14,864
$ 57,480

NOTE 13 – INCOME TAXES

The income tax charge is determined based on net income before tax for the year and includes deferred tax and Secondary Taxation on Companies.

Current tax The current tax charge is the calculated tax payable on the taxable income for the year using enacted or substantively enacted tax rates and any adjustments to tax payable in respect of prior years.

Deferred tax Deferred tax is provided for using the liability method, on all temporary differences between the carrying values of assets and liabilities for accounting purposes and the amounts used for tax purposes and on any tax losses. No deferred tax is provided on temporary differences relating to:

•

the initial recognition of goodwill;

•

the initial recognition (other than in a business combination) of an asset or liability to the extent that neither accounting nor taxable profit is affected on acquisition; and

•

investments in subsidiaries to the extent they will probably not reverse in the foreseeable future.

The provision for deferred tax is calculated using enacted or substantively enacted tax rates at the reporting date that are expected to apply when the asset is realized or liability settled. A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the deferred tax asset can be realized.

The details of the Company’s income tax provision (benefit) are set forth below:

	2008	2007

Current:
Federal	$ --	--
Foreign	313,608	113,773
State
	313,608	113,773
Deferred:
Federal	--	--
Foreign	--	--
State	--	--
	313,608	113,773

Total	313,608	113,733

U.S. and foreign income before income taxes are set forth below:
	2008	2007

U.S.	$ --	$ -
Foreign	1,095,028	406,333
	1,095,028	406,333

The reconciliation of income taxes calculated at the U.S. federal tax statutory rate to the Company’s effective tax rate is set forth below:

	2008	2007

U.S. federal statutory rate	35.05%	35.0%
Foreign and U.S. tax effects attributable to foreign operations	(7.0)	(7.0)
Non-deductible expenses	.6	--
Effective income tax rate	28.6%	28.0%

The Company has previously not provided deferred tax on the undistributed earnings of foreign investments. Management estimates that the total net undistributed earnings upon which deferred tax has not been provided total approximately $1,400,000 at December 31, 2008. A determination of the deferred tax liability on such earnings is not practicable.  The provision of deferred tax assets and liabilities reflects the tax consequences that would follow from the expected recovery or settlement of the carrying amount of its assets and liabilities.

NOTE 14 – SUBSEQUENT EVENTS

On February 28, 2009, we entered into an Asset Purchase Agreement with Superfly Advertising Inc., a Delaware corporation.  In connection with the acquisition, Superfly transferred certain online advertising assets and liabilities to our newly formed subsidiary AdMax Media, Inc.  We issued 5,000,000 shares of our common stock to Superfly.  We also agreed to assume Superfly’s indebtedness and issued an aggregate of $2,801,000 in convertible promissory notes and 1,244,166 five-year warrants to purchase shares of our common stock to eight of Superfly’s lenders.  The assets we acquired from Superfly included principally our AdMaximizerTM software platform, advertising contracts with Brand Owners, relationships with a network of web publishers, 1,235 URLS; several of which have websites and content, consumer databases including over 120 million unique consumer records, and the assets for a call center operation in Costa Rica.  These assets are the primary assets that we use in our Internet advertising platforms.  We also acquired from Superfly certain assets used on a consumer loyalty business.  These assets included customer accounts, websites, vendor contracts and certain network and computer equipment.  In the consumer loyalty business, consumers would join a loyalty club and receive discounts on the purchase of third party products in exchange for payment a monthly subscription fee.  We would advertise and secure subscribers, negotiate for discounts from merchants, and provide sales fulfillment and delivery of the products through common carriers.   Interim financial statements from the date of acquisition, March 1, 2009, forward include the operations of AdMax Media, Inc.

On May 4, 2009, we issued 3,500,000 shares of common stock to Eden Marketing LLC, a Nevada limited liability company, in exchange for the acquisition of certain of its assets.

In April, 2009, we sold certain assets of our consumer loyalty business to Ball LLC under the terms of an Asset Purchase Agreement.  In connection with the transaction we sold the website OnlineSupplier.com along with several other websites of minimal value in exchange for $425,000.

In July, 2009 we acquired Mobicom USA, Inc. from Mobicom Corporation, a Nevada corporation.  The transaction took place pursuant to the terms of a Merger Agreement, in which Mobicom USA, Inc. was merged into a newly formed subsidiary.  We changed the name of the surviving subsidiary to Lenco Mobile USA, Inc.  Our Chief Executive Officer Michael Levinsohn was an executive with Mobicom USA, Inc.  The transaction was effected in exchange for a release of certain claims between Mr. Levinsohn and Mobicom Corporation.  The purpose of the acquisition was to acquire an entity to conduct our U.S. based operations.

In October, 2009 our AdMax Media, Inc. subsidiary acquired the assets of Simply Ideas, LLC in exchange for $50,000 cash and 725,309 shares of our common stock.  The assets acquired included websites, URLs, contracts and software platforms related to online advertising, primarily in the education industry.

NOTE 15 – RELATED PARTY TRANSACTIONS

On March 30, 2007, the Company issued a convertible promissory note to Bridges Investments, Inc., a Nevada corporation, in exchange for up to $750,000 in cash.  Amounts due under the convertible promissory note bore interest at 10% per annum and were due and payable on demand.  Angelique de Maison is the sole owner of Bridges Investments, Inc.  At the time of the transaction, Ms. de Maison was a director of the Company.  No payments were ever made under this note.  All amounts due under the note were subsequently converted into 650,000 shares of common stock on April 18, 2008.

On May 25, 2007, the Company issued a convertible promissory note in the amount of $100,000 to Angelique de Maison in exchange for services rendered.  Amounts due under the convertible promissory note bore interest at 21% per annum and were due and payable on demand.  No payments were ever made under this note.  All amounts due under the note were subsequently converted into 122,000 share of common stock in accordance with the terms of the note on April 18, 2008.

On October 31, 2007, the Company issued 70 shares of Series B Preferred Stock to Angelique de Maison, in exchange for the guarantee to pay up to $350,000 in corporate expenses.  At the time of the transaction Angelique de Maison was a director of the Company.

On February 8, 2008, we issued an aggregate of 350 shares of Series B Preferred Stock to acquire substantially all of the assets of Digital Vouchers (Pty), Ltd..  Target Equity Limited owned 100% of Digital Vouchers (Pty), Ltd. and received all 350 shares of the Series B Preferred Stock in the transaction.  At the time of the transaction Target Equity Limited beneficially owned more than 10 percent of the Company's common stock.  Target Equity Limited is owned by a trust.  BasTrust Corporation Limited is the trustee of the trust which owns Target Equity Limited.

On February 18, 2008, we issued a one year warrant to purchase 200 Series B Preferred Stock at an exercise price of $5,000 per share.  Rendez-Vous Management, Ltd. is owned by a  trust.  Michael Levinsohn  is one of a class of  beneficiaries of the trust.  At the time of the transaction, Mr. Levinsohn was a director of the Company.  Rendez-Vous paid $1m for this warrant in August of 2008  The 200 shares of Series B Preferred Stock were subsequently converted into 10,000,000 shares of common stock.

On July 17, 2008 we issued 20 shares of Series B Preferred Shares to Rendez-Vous Management Limited in exchange for the cancellation of a promissory note in the amount of $60,000.  The Series B Preferred Stock was immediately converted into 1,000,000 shares of common stock.

Lenco Mobile Inc. and its subsidiaries Consolidated Balance Sheets
	Unaudited	Audited
	June 30,	December 31,
	2009	2008
ASSETS

Current assets
Cash in banks	$ 922,418	$ 7,679
Accounts receivable, net	4,463,323	975,725
Other current assets	572,103	3,750
Total current assets	5,957,844	987,154

Property and equipment, net	1,265,424	175,489
Amortizable intangibles, net	8,026,118	1,100,000
Goodwill	12,931,171	591,398
Other non-current assets	44,900	-
Total assets	28,225,457	2,854,041

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Bank overdraft	-	4,387
Deferred Revenue	2,610,132	-
Current maturity of mortgage payable	-	1,600
Accounts payable and accrued expenses	954,642	202,868
Notes payable	2,707,500	206,274
Accrued interest on notes payable	108,300	-
Loans from related parties	110,187	-
Accrued taxes	611,932	304,462
Total current liabilities	7,102,694	719,591

Warrant Liability	1,697,666	-
Mortgage payable, net of current maturities	104,285	85,494
Total liabilities	8,904,644	805,085

Shareholders' equity
Capital stock, 251,000,000 shares authorized, $.001 par value,
61,211,060 shares issued and outstanding	61,211	41,511
Additional paid in capital	17,901,753	852,226
Dividends Declared	(225,636)	-
Other comprehensive income	126,563	(247,728)
Retained earnings	1,456,922	1,402,947
Total shareholders' equity	19,320,813	2,048,956
Total liabilities and shareholders' equity	$ 28,225,457	$ 2,854,041

See accompanying notes to financial statements

Lenco Mobile Inc. and its subsidiaries Unaudited Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenues	$3,785,004	$623,496	$5,721,325	$1,119,825
Cost of sales	1,845,368	131,999	2,435,437	322,059
Gross profit	1,939,636	491,497	3,285,888	797,766

Operating expenses
Employee costs and commissions	696,723	225,287	1,375,338	412,302
Consulting and professional services	262,234	45,711	397,318	92,609
Communications	58,347	17,810	136,602	36,801
Advertising and promotion	15,531	8,904	48,222	19,106
Depreciation and amortization	185,207	8,897	647,397	17,675
Lease expense	15,908	7,827	31,312	14,389
Bad debts	1,500	0	6,000	0
Auto expense	7,980	8,786	14,037	14,923
Office expenses and supplies	50,239	2,827	141,759	7,955
Travel and entertainment	30,729	15,377	52,243	17,311
Other	3,261	1,251	3,772	2,282
Total operating expenses	1,327,659	342,677	2,854,000	635,353

Income from operations	611,977	148,820	431,888	162,413

Other income (expense)
Interest income	14,358	635	13,227	1,653
Interest expense	(30,521)	(3,522)	(116,888)	(6,206)

Income before income taxes	595,814	145,933	328,228	157,860

Income tax	205,075	40,861	110,553	44,201

Net income	$ 390,739	$ 105,072	$ 217,675	$ 113,659

Net income per share	$0.007	$ 0.004	$ 0.004	$ 0.007

Weighted average shares outstanding	54,157,214	24,677,390	48,753,049	16,321,01

See accompanying notes to financial statements
Statements of Comprehensive Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net income	$390,739	$105,072	$217,675	$113,659

Foreign currency translation adjustment	28,020	(1,234)	374,291	(1,844)

Total comprehensive income	$418,759	$103,838	$591,966	$111,815

Lenco Mobile Inc. and its subsidiaries Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,	December 31
	2009	2008
Cash flows from operating activities
Net income	$217,675	$781,420

Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	766,470	33,041
Provision for doubtful accounts	6,000	25,000
Conversion of note payable to stock	(206,274)	-
Debt assumed in acquisition of AdMax	2,707,500	-
Additional paid in capital	(2,520,926)	-
Common stock issued for acqisition of Admax	19,700	-
Changes in assets and liabilities:
Accounts receivable	(2,866,806)	(865,156)
Other current assets	23,480	(2,548)
Deferred revenue	2,610,132	-
Accounts payable and accrued expenses	(15,103)	(35,943)
Accrued income taxes	153,871	246,772
Net cash provided by operating activities	895,720	182,586

Cash flow from investing activities
Sale of assets	490,000	-
Purchase of domains and websites	(84,436)	-
Purchase of property and equipment	20,323	(94,672)
Net cash used in investing activities	425,887	(94,672)

Cash flow from (used in) financing activities
Advances from (repayment to) unrelated parties	(265,000)	-
Advances from (repayment to) related parties	110,187	(295,792)
Dividends (paid) received	(225,636)	-
Proceeds from (repayment of) mortgage payable	(18,791)	(1,753)
Net cash (used in) financing activities	(399,240)	(297,545)

Effect of foreign exchange rate changes
on cash and cash equivalent	(7,628)	(39,513)

Net change in cash	916,019	(249,144)

Cash, beginning of year	7,679	256,823

Cash, end of period	$922,418	$7,679

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$363,096	$66,836
Cash paid for interest	8,120	14,138

See accompanying notes to financial statements

Lenco Mobile Inc.

Notes to Financial Statements

NOTE 1 – ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

History of our Previous Business and Corporate Structure

The Company was originally incorporated in Delaware in July 1999 under the name Shochet Holdings Corporation.  From July 1999 through August 31, 2001, it provided full service, discount brokerage and related non-proprietary financial services and products, such as financial planning, insurance and annuities, through its wholly-owned subsidiaries: (1) Shochet Securities, Inc. (2) Shochet Investment Advisors Corp. and (3) Shochet Mortgage Corporation.  In March 2000, the Company completed an initial public offering of 1,045,000 shares of its common stock.  These securities were listed on the Nasdaq Small Cap Market System under the symbol SHOC from March 2000 until November 2001.

On March 28, 2002, there was a change in control of the Company when its majority shareholder, Firebrand Financial Group, Inc. sold 1,213,675 shares to Sutter Opportunity Fund 2, LLC.  On April 9, 2002, the Company changed its name from Shochet Holdings Corporation to Sutter Holding Company, Inc. to reflect its new ownership and business plan.  Sutter Holding Company, Inc. functioned as a holding company with two primary operating subsidiaries, Easton Mortgage Corporation, which was acquired on January 14, 2003, and Progressive Lending, LLC, which was acquired on December 11, 2003.  Both subsidiaries were mortgage banks that derived a majority of their revenues from originating residential mortgages in Arizona, California, Delaware and Washington.  Sutter Holding Company's primary business was residential mortgage origination.  It did not hold loans for investment, service loans or take credit risk except in very limited circumstances from the time of funding to the time of sale. On January 26, 2005, the Company acquired FLF, Inc., doing business as Diversified Risk Insurance Brokers, a commercial property and casualty insurance broker in northern California.  FLF, Inc. was licensed to sell insurance products in approximately 44 states and provided services to such industries as agriculture, construction, education, real estate, technology and transportation.  On December 31, 2005, Sutter Holding Company assigned its ownership in Progressive Lending LLC to William S. Howard.  On March 15, 2006, Sutter Holding Company assigned its ownership Diversified Risk Investment Brokers to MacKenzie Patterson Fuller, Inc.  On December 31, 2005, Sutter Holding Company ceased operations of Easton Mortgage Corporation, its only remaining operating subsidiary and became a shell company.

On November 9, 2006, the Company underwent a further change of control and changed its name to CIC Holding Company, Inc.  The change in name occurred in connection with an intended combination with an operating company in the apparel industry.  That combination never took place.  On December 12, 2007, the Company changed its name to Global Wear, Ltd. in connection with another intended combination with a fashion apparel operating company.  However, no assets were ever acquired, and the Company continued as a shell company seeking a combination with an operating company.

History of our Current Business Operations and Corporate Structure

We have been engaged in our current line of business since early 2008.  On February 18, 2008, we entered into an Exchange  Agreement, pursuant to which we, through our subsidiary Lenco Mobile International Ltd., acquired 100% of the outstanding shares of Digital Vouchers (Pty) Ltd., from Target Equity Limited, a British Virgin Islands company, in exchange for 700 shares of our Series B convertible preferred stock.  Our Series B convertible Preferred Stock was convertible into 50,000 shares of common stock for each share of Series B Preferred Stock.  Digital Vouchers had developed an Internet and mobile phone marketing platform design to enable Band Owners to market directly to consumers using the Internet and mobile phones in one integrated solution. Digital Vouchers’ Vouchers 24/7TM program is designed to allow Brand Owners to distribute electronic discount coupons to consumers’ cell phones or computers.  Consumers access an Internet web site and choose products or services provided by our Brand Owner partners.  When a product or service is selected, a digital certificate or voucher is sent by SMS to the consumer's mobile telephone that can be redeemed electronically by the retailer at the point of sale.  Digital Vouchers was a development stage company at the time of the acquisition, and we did not acquire any customers or ongoing business as a result of the acquisition.  We have not yet released our Vouchers 24/7 platform.  Mr. Michael Levinsohn, our Chief Executive Officer, was the founder and principal executive officer of Digital Vouchers.  Promptly upon completion of the acquisition, we appointed Mr. Levinsohn as our Chief Executive Officer with the objective of developing mobile telephone and Internet marketing businesses.  On February 20, 2008, we changed our name from Global Wear, Ltd. to Sovereign Wealth Corporation.

On June 30, 2008, we entered into an asset purchase agreement with eAccounts, Inc., a California corporation, pursuant to which we acquired certain assets from eAccounts that we refer to as the "CellCard" technology in exchange for 10,000,000 shares of our common stock.  The CellCard technology is comprised of two primary elements.  The first is a user generated content platform which enables retailers to send rich multimedia advertisements to mobile phones in either SMS or MMS format.  The second is a mobile phone application that enables payment for goods and services via a credit card or debit card linked securely to their mobile phones.  The CellCard technologies were under development at the time of their acquisition. We have continued their development, but we have not released any products based on those technologies as of the date of this registration statement.

In June, 2008 we established a subsidiary under the name Sovereign Wealth Management International, Ltd., in the British Virgin Islands.  The purpose of the subsidiary is to act as a holding company for the stock of our non-United States operations.  We subsequently changed the name of this subsidiary to Lenco International, Ltd.

In July, 2008 our subsidiary Lenco International, Ltd. established Omara Technology Services, Ltd. as a subsidiary corporation in the British Virgin Islands.  Omara acts as our international licensing operation.  Omara has entered into a licensing agreement with Multimedia Solutions.  Omara in turn licenses our FlightDeck, FlightPlan and other software platforms to distributors and Wireless Carriers worldwide.

On August 11, 2008 we acquired Capital Supreme, (Pty) Ltd, a company based in Johannesburg, South Africa, doing business as Multimedia Solutions.  The acquisition was affected under the terms of a Sale and Purchase Agreement, in which our Lenco International, Ltd. subsidiary acquired all of the outstanding capital stock of Multimedia Solutions in exchange for 25 million South African Rand or approximately $3,250,000.  Multimedia Solutions was incorporated on January 23, 2004 under the Republic Of South African Companies Act 1973, has been in operations as a mobile marketing company focused on MMS messages since, and had ongoing business operations, customer relationships and revenue.  Multimedia Solutions had developed several key software platforms and technologies including our FlightDeck and FlightPlan platforms as well as technologies for compressing MMS files and efficiently transmitting them through a Wireless Carrier's MMSC and network.  The software platforms and technologies that we acquired in connection with Multimedia Solutions constitute the principal assets currently in use in our mobile phone platforms.  The transaction was accounted for as reverse merger, and the operating statements of the Company prior to August 11, 2008 reflect the historical operations of Multimedia Solutions.

In February, 2009 the Company changed its name to Lenco Mobile, Inc.

On February 28, 2009, we entered into an Asset Purchase Agreement with Superfly Advertising Inc., a Delaware corporation.  In connection with the acquisition, Superfly transferred certain online advertising assets and liabilities to our newly formed subsidiary AdMax Media, Inc.  We issued 5,000,000 shares of our common stock to Superfly.  We also agreed to assume Superfly’s indebtedness and issued an aggregate of $2,801,000 in convertible promissory notes and 1,244,166 five-year warrants to purchase shares of our common stock to eight of Superfly’s lenders.  The assets we acquired from Superfly included principally our AdMaximizerTM software platform, advertising contracts with Brand Owners, relationships with a network of web publishers, 1,235 URLS; several of which have websites and content, consumer databases including over 120 million unique consumer records, and the assets for a call center operation in Costa Rica.  These assets are the primary assets that we use in our Internet advertising platforms.  We also acquired from Superfly certain assets used on a consumer loyalty business.  These assets included customer accounts, websites, vendor contracts and certain network and computer equipment.  In the consumer loyalty business, consumers would join a loyalty club and receive discounts on the purchase of third party products in exchange for payment a monthly subscription fee.  We would advertise and secure subscribers, negotiate for discounts from merchants, and provide sales fulfillment and delivery of the products through common carriers.   Interim financial statements from the date of acquisition, March 1, 2009, forward include the operations of AdMax Media, Inc.

in April, 2009, we sold certain assets of our consumer loyalty business to Ball LLC under the terms of an Asset Purchase Agreement.  In connection with the transaction we sold the website OnlineSupplier.com along with several other websites of minimal value in exchange for $425,000.

On May 4, 2009, we issued 3,500,000 shares of common stock to Eden Marketing LLC, a Nevada limited liability company, in exchange for the acquisition of certain of its assets.

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations.  These condensed financial statements reflect all adjustments (consisting only of normal recurring adjustments) that, in the opinion of management, are necessary to present fairly the financial position, the results of operations and cash flows of the Company for the periods presented.  It is suggested that these condensed financial statements be read in conjunction with the consolidated financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K.

The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

Certain prior period financial statement amounts have been reclassified to be consistent with the presentation for the current period.

Foreign Currency Translation

The financial statements of the Company are presented in United States Dollars (“US$”). Income and expenditure transactions are translated into the functional currency of the entity at the rate of exchange ruling at the transaction date.  Transactions in foreign currencies during the period are translated into US$ at the exchange rates prevailing at the transaction dates.  To the extent that transactions occur regularly throughout the year, they are translated at the average rate of exchange for the year since this is deemed to provide a good approximation of the actual exchange rates at which those transactions occurred.

Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into United States Dollars at the exchange rates prevailing at that date.

One of the Company’s operating segments is based in South Africa and has its local currency, the South African Rand, as its functional currency.  The financial statements of the Company are translated from South African Rand  into United States Dollars in accordance with SFAS No. 52, "Foreign Currency Translation".  Accordingly, all assets and liabilities are translated at the exchange rates prevailing at the balance sheet dates and all income and expenditure items are translated at the average rates for each of the period.

Accumulated Other Comprehensive Income

The Company follows the Statement of Financial Accounting Standard (“SFAF”) No. 130, “Reporting Comprehensive Income.” Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and impairment. Land is not depreciated. Repairs and maintenance are charged to operations as incurred.

Property and equipment is depreciated on a straight-line basis over its expected useful life. The depreciation methods, and estimated remaining useful lives are reviewed at least annually.  The expected useful lives are as follows:

Furniture and fixtures	6 years
IT equipment	3 years
Computer software	2 years
Leasehold improvements	Life of the lease

Upon classification of property and equipment as held for sale it is reviewed for impairment. The impairment charged to the income statement is the excess of the carrying value of the property and equipment over its expected fair value less costs to sell.

The Company has classified a parcel of residential property with a cost of $92,630 at December 31, 2008 as held for sale.  No depreciation or amortization is provided on property and equipment from the date they are classified as held for sale.

Research and Development

Research expenditures are charged to operations when incurred.

Software

Purchased software and the direct costs associated with the customization and installation thereof are capitalized.

Expenditure on internally-developed software is capitalized if it meets the criteria for capitalizing development expenditure.

Other software development expenditures are charged to operations when incurred.

Patents and Trademarks

Expenditure on purchased patents and trademarks are capitalized. Expenditure incurred to extend the term of the patents or trademarks is capitalized. All other expenditures are charged to operations when incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods.  Actual results could differ from these estimates.

Revenue Recognition

Revenue is recognized net of indirect taxes, rebates and trade discounts and consists primarily of the sale of products, and services rendered.

Revenue is recognized when the following criteria are met:

•evidence of an arrangement exists;

•delivery has occurred or services have been rendered and the significant risks and rewards of ownership   have been transferred to the purchaser;

•transaction costs can be reliably measured;

•the selling price is fixed or determinable; and

•collectability is reasonably assured.

Our mobile and Internet businesses operate under a number of different contractual relationships and generate revenue from a number of different sources, including the following:

•   Retainers: Certain clients, including certain Wireless Carriers, pay fixed monthly fees for the right to use defined products and services. The Company may enter into contracts to develop, host and maintain Mobi Sites, in exchange for a monthly retainer.  Retainers are generally negotiated on a term of six months or one year, depending on the nature of the product of service we provide.  Revenues from retainer arrangement are generally recognized ratably over the term of the contract.

•   Fixed term contracts: the Company enters into certain fixed term or fixed program contracts with clients, including Brand Owners, in terms of which we provide a defined service for a fixed fee. Mobile statement products are used to deliver monthly statements to mobile phones. The Company earns a fixed fee for each statement that is sent out. Revenues from these contracts are recognized as services are performed.

•   Transaction fees: In certain instances the Company earn revenues on a transaction basis.  Under the terms of agreements with Wireless Carriers and Brand Owners transaction fees are earned when a wireless subscriber downloads content into a mobile phone via one of the Company’s servers.  A significant portion of online Internet business is transaction based.  Often Brand Owners pay on the basis of qualified leads generated from online advertising campaigns.  Transaction fees are recognized as revenue in period in which the transaction giving rise to the fee occurs.

•   Licenses.  The Company earns royalties from the license of its software platforms to Wireless Carriers and to master licensees.

•   Advisory and service fees: The Company earns advisory and service fees from the design and execution of either a mobile or an online marketing campaign. These fees vary from the initial conceptualization, through to the creation of the content for the marketing campaign.   Fees for services are recognized when the services have been performed.

The Company may receive revenue in advance of the services performance.  The revenues received in advance are recorded as deferred revenues.  At June 30, 2009 there was $2,610,132 in deferred revenues in our Mobile Phone segment.

Dividends Payable

Dividends payable and the related taxation thereon are recognized as a liability in the period in which they are declared.

Stock Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered.  For stock based compensation the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant.  Stock option awards are valued using the Black-Scholes option-pricing model.

The Company did not issue any stock for services during the period in question.

Fair Value of Financial Instruments

On January 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such

Instruments and their expected realization and their current market rate of interest. The three levels are defined as follows:

•   Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets. The Company's Level 1 assets include cash equivalents whose carrying value represents fair value because of their short-term maturities of the investments held by these funds.

•   Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•   Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company’s assets and liabilities equate to fair value at December 31, 2008.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less, plus all certificates of deposit.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivable. The Company extends credit based on an evaluation of the customer’s financial condition, usually on an unsecured basis. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Impairment of Long-Lived Assets

SFAS No. 144 requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations.  SFAS No. 144 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 also establishes a “primary-asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used.

Advertising Costs

These costs are expensed as incurred and totaled $15,531 and $48,222 for the three and six months ended June 30, 2009 respectively.

 Income Taxes

The Company accounts for income taxes using the liability method as required by Statement of Financial Accounting Standards ("FASB") No. 109, Accounting for Income Taxes ("SFAS 109"). Under this method, deferred tax assets and liabilities are determined based on differences between their financial reporting and tax basis of assets and liabilities.

Earnings Per Share

The Company reports earnings (loss) per share in accordance with SFAS No. 128, “Earnings per Share.” Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed conversion of options and warrants to purchase common shares would have an anti-dilutive effect.

On January 1, 2008, we affected a five for one reverse split of all of our outstanding common stock, par value $0.001 per share.  On March 12, 2008, we affected an additional ten for one reverse split of all of our outstanding common stock.  All references to numbers shares of common stock in these financial  statements have been adjusted to give effect to these two reverse stock splits.

Recent Accounting Pronouncements

In April 2009, the FASB issued FSP No. FAS 157-4, "Determining Fair Values When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly." This FSP provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The FSP also amends certain disclosure provisions of SFAS No. 157  to require, among other things, disclosures in interim periods of the inputs and valuation  techniques used to measure fair value. This pronouncement is effective prospectively beginning April 1, 2009. The Company is evaluating the impact that the adoption of this standard will have on the Company's results of operations and financial condition.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, "Recognition and Presentation of Other-Than-Temporary Impairments" (FSP 115-2).  This FSP modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The FSP also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the FSP, impairment of debt securities will be considered other-than-temporary if an  entity (1) intends to sell the security, (2) more likely than not will be  required to sell the security before recovering its cost, or (3) does not expect to recover the security's entire amortized cost basis (even if the entity does not intend to sell). The FSP further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security's fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. FSP 115-2 requires entities to initially apply the provisions of the standard to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of  initial adoption from retained earnings to accumulated other comprehensive income. This pronouncement is effective April 1, 2009. The Company is evaluating the impact that the adoption of this standard will have on the Company's results of operations and financial condition.

 In April 2009, the FASB issued FSP No. FAS 107-1 and APB 28-1, "Interim Disclosures about Fair Value of Financial Instruments." This FSP essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the FSP requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” ("SFAS 165") [ASC 855-10-05], which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date  but before financial statements are issued or are available to be issued. SFAS 165 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. SFAS 165 is effective for interim and annual periods ending after June 15, 2009, and accordingly, the Company adopted this pronouncement during the second quarter of 2009. SFAS 165 requires that public entities evaluate subsequent events through the date that the financial statements are issued.  The Company has looked at subsequent events through November 5, 2009 and has included all subsequent events in Note 14 – Subsequent Events.

In June 2009, the FASB issued SFAS No. 166, “Accounting For Transfers of Financial Assets -- An Amendment Of FASB Statement No. 140” ("SFAS 166") [ASC860], which requires entities to provide more information regarding sales of securitized financial assets and similar transactions, particularly if the entity has continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a "qualifying special-purpose entity", changes the requirements for derecognizing financial assets and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The Company has not completed its assessment of the impact SFAS 166 will have on its financial condition, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” ("SFAS 167") [ASC 810-10], which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. SFAS 167 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity's purpose and design and a company's ability to direct the activities of the entity that most significantly impact the entity's economic performance. SFAS 167 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. SFAS 167 also requires additional disclosures about a company's involvement in variable interest entities and any significant changes in risk exposure due to that involvement. SFAS 167 is effective for fiscal years beginning after November 15, 2009. The Company has not completed its assessment of the impact SFAS 167 will have on its financial condition, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification™ and the Heirarchy of Generally Accepted Accounting Principals – A Replacement of FASB Statement No. 162” ("SFAS 168"). This Standard establishes the FASB Accounting Standards Codification™ (the "Codification") as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with US GAAP. The Codification does not change current US GAAP, but is intended to simplify user access to all authoritative US GAAP by providing all the authoritative literature related to a particular topic in one place. The Codification is effective for interim and annual periods ending after September 15, 2009, and as of the effective date, all existing accounting standard documents will be superseded. The Codification is effective in the third quarter of 2009.

NOTE 2 – PROPERTY AND EQUIPMENT

At June 30, 2009 property and equipment   consists of the following:

June 30
2009

Furniture and fixtures	$ 676,267
Leasehold improvements	$ 27,134
Building	98,782
IT equipment	482,895
Computer software	173,584
Total	1,458,662
Less Accumulated Depreciation	-193,238

Net	$ 1,265,424

Depreciation expense for the period ended June 30, 2009 was $104,199.

NOTE 3 – GOODWILL

Goodwill represents the excess of the purchase price of businesses over the fair value of the identifiable net assets acquired. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and other indefinite life intangible assets are no longer amortized, but instead tested for impairment at least annually. The impairment test for goodwill uses a two-step approach, which is performed at the reporting unit level. Step one compares the fair value of the reporting unit (calculated using a discounted cash flow method) to its carrying value. If the carrying value exceeds the fair value, there is a potential impairment and step two must be performed. Step two compares the carrying value of the reporting unit’s goodwill to its implied fair value (i.e., fair value of the reporting unit less the fair value of the unit’s assets and liabilities, including identifiable intangible assets). If the carrying value of goodwill exceeds its implied fair value, the excess is required to be recorded as an impairment charge.

With the acquisition of AdMax Media, Inc. business from Superfly Advertising, Inc. we received a third party purchase price valuation and recorded fair value of goodwill per the valuation in the amount of $2,247,288.  In addition we recorded an additional $1,697,666 with the issuance of warrants as additional consideration in the Superfly transaction.  With the acquisition of certain assets of Eden Marketing LLC we also received a third party purchase price valuation and recorded fair value of goodwill per the valuation in the amount of $8,275,746.

The net carrying value of goodwill is $12,931,171 at June 30, 2009. The Company performs the goodwill impairment test annually in the fourth quarter. No impairment was noted on the goodwill and indefinite life intangible assets at December 31, 2008 and 2007.

NOTE 4 – INTANGIBLES

The identified intangible assets recorded in connection with the Cell Card and Digital Voucher asset acquisitions will be amortized over their estimated useful lives of seven years.  Since the intangible assets had not been put in service as of December 31, 2008 no amortization has been recorded.  Amortization began on January 1, 2009.   The Secondary domain names asset recorded in connection with the AdMax acquisition is deemed to have an indefinite life and no amortization has been recorded.  The AdMax Marketing Contact Database and AdMaximizer/Realtime3 also recorded in connection with the AdMax acquisition will be amortized over their estimated useful lives of seven and four years respectively.  Amortization on these assets began on March 1, 2009.

June 30
2009

Amortizable intangibles:
Cell Card purchased technology	$ 350,000
Digital Vouchers purchased technology	750,000
Secondary domain names	614,721
AdMax Marketing Contact Database	2,984,526
Admaximizer/Realtime3	3,870,068
Total amortizable intangibles	8,569,315
Less Amortization	-543,197

Net	$ 8,026,118

Amortization expense for the six months ended June 30, 2009 was $543,197.  Estimated aggregate amortization expense for each of the next eight fiscal years is:

2009	$ 1,318,708
2010	1,551,021
2011	1,551,021
2012	1,551,021
2013	744,757
2014	583,504
2015	583,504
2016	71,060

$ 7,954,594

NOTE 5 – MORTGAGE PAYABLE

On November 1, 2007 the Company entered into a mortgage loan agreement to purchase a building in South Africa (see Note 2) with a cost of $82,227.  The mortgage note payable is due with 240 payments of approximately $1,000 per month including interest at 12.20% per annum.  Due to currency rate fluctuations the balance of the mortgage loan in US Dollars may also fluctuate.  At June 30, 2009 the balance of the mortgage loan was $104,285.

NOTE 6 – NOTES PAYABLE

The following table summarizes the Company’s notes payable:

We issued seven convertible promissory notes, for an aggregate principal amount of $2,707,500 on February 28, 2009.  The convertible promissory notes bear interest at a rate of 12% per annum and are unsecured.  The principal and all accrued and unpaid interest are due and payable on March 1, 2010.  The convertible promissory notes are convertible into shares of our common stock at any time at the option of the holder at a conversion price of  $3.00 per share. The conversion price is subject to adjustments for stock splits, dividends and recapitalization, but does not have "anti-dilution" protection and does not adjust based on the issuance of common stock at an effective price per share below the conversion price.

$ 2,707,500
Total Debt as of June 30, 2009	$ 2,707,500

At June 30, 2009 there was $108,300 in unpaid accrued interest on these notes payable.

NOTE 7 – WARRANT LIABILITY

In connection with the convertible promissory notes issued on February 29, 2009 we issued an aggregate of 852,499 warrants to eight holders as of June 30, 2009.  These warrants are exercisable at an exercise price of $3.00 per share and expire on February 28, 2014.  The warrants may be exercised on a "cashless" exercise basis.  The exercise price is subject to adjustments for stock splits, dividends and recapitalization, but does not have "anti-dilution" protection and does not adjust based on the issuance of common stock at an effective price per share below the exercise price.

The Company measured the fair value of the warrants issued to note holders on February 28, 2009 using the Black-Scholes valuation model with the following assumptions: market price of common stock on the measurement date of $3.40, exercise price of $3.00, discount rate of 2.37%, expected volatility of 64.34%, and an expected life of five (5) years. This resulted in a fair market value for the warrants of $1,697,666 at June 30, 2009.

NOTE 8 – CONTINGENT LIABILITIES

The Company was incorporated in 1999 and became engaged in the current business of mobile and Internet marketing in early 2008.  Between 1999 and 2008, the Company was engaged in different lines of business including discount brokerage and financial services, mortgage banking, and apparel.  Current management was not involved with the Company prior to early 2008.  There may be risks and liabilities resulting from the conduct of the Company's business prior to February 2008 that are unknown to the management of our Company and not disclosed in these financial statements.  In the event that any liabilities, liens, judgments, warrants, options, or other claims against the Company arise, these will be recorded when discovered.

NOTE 9 – SUBSEQUENT EVENTS

We have looked at subsequent events through the date of the filing of our Form 10.

In July, 2009 we acquired Mobicom USA, Inc. from Mobicom Corporation, a Nevada corporation.  The transaction took place pursuant to the terms of a Merger Agreement, in which Mobicom USA, Inc. was merged into a newly formed subsidiary.  We changed the name of the surviving subsidiary to Lenco Mobile USA, Inc.  Our Chief Executive Officer Michael Levinsohn was an executive with Mobicom USA, Inc.  The transaction was effected in exchange for a release of certain claims between Mr. Levinsohn and Mobicom Corporation.  The purpose of the acquisition was to acquire an entity to conduct our U.S. based operations.

On July 31, 2009, we agreed to issue 25,000 shares of our common stock, a promissory note in the amount of $718,500 and warrants to purchase 600,000 shares of our common stock to Agile Opportunity Fund, LLC.  We agreed to issue the common stock, promissory note and warrants to Agile in consideration for the debt restructuring transaction with Agile Opportunity Fund, LLC and Superfly Advertising, Inc. and the cancellation of the promissory note and warrants we issued to Superfly Advertising, Inc. on February 28, 2009. The promissory note issued to Agile Opportunity Fund, LLC becomes due on January 16, 2010 and is convertible into shares of our common stock at the conversion price of $3.00 per share.  The warrants issued to Agile Opportunity Fund, LLC are convertible into shares of our common stock at the price of $3.00 per share and expire on February 28, 2014.

In October, 2009 our AdMax Media, Inc. subsidiary acquired the assets of Simply Ideas, LLC in exchange for $50,000 cash and 725,309 shares of our common stock.  The assets acquired included websites, URLs, contracts and software platforms related to online advertising, primarily in the education industry.

NOTE 10 – RELATED PARTY TRANSACTIONS

None

NOTE 11 – SEGMENT INFORMATION

On February 28, 2009, we entered into an Asset Purchase Agreement with Superfly Advertising Inc., a Delaware corporation.  In connection with the acquisition, Superfly transferred certain online advertising assets and liabilities to our newly formed subsidiary AdMax Media, Inc.  We have historically been involved in a single industry, mobile phone marketing, however, with this new subsidiary, we also became involved in Internet marketing.  Therefore as of March 1, 2009 our products and operations are managed in two segments; the mobile phone platform segment and the Internet platform segment.  A segment is determined primarily by the method in which it delivers its products and services.  Selected information about our two operating segments for the six months ended June 30, 2009 is as follows:

	Revenue	Cost of Goods Sold	Gross Profit	Operating Expenses	Operating Income (Loss)

Mobile marketing	$ 4,348,208	$ 1,816,329	$ 2,531,879	$ 1,255,078	$ 1,276,801
Internet marketing	1,373,117	619,108	754,009	1,268,369	(514,360)

Total operating segments	5,721,325	2,435,437	3,285,888	2,523,447	762,441

Corporate/eliminations				330,553	(330,553)

Total consolidated	$ 5,721,325	$ 2,435,437	$ 3,285,888	$ 2,854,000	$ 431,888

Management reviews the Company’s assets on a consolidated basis because it is not meaningful to allocate assets to the various segments.  Management evaluates segment performance based on revenues and operating income.  The Company does not allocate income taxes or charges determined to be non-recurring in nature.

The mobile phone marketing segment primarily operates in South Africa.  The Internet marketing segment primarily operates in the United States.

NOTE 12 – SELECT PRO-FORMA FINANCIAL INFORMATION

The following Unaudited Pro Forma Consolidated Financial Statements are based on the historical consolidated financial statements of Legacy Media, LLC and Consumer Loyalty Group, LLC; owned by Superfly Advertising, Inc., and the historical financial statements of the Company.  These historical financial statements were prepared in accordance with US GAAP.  The unaudited pro forma adjustments are based upon available information and certain assumptions that management of the Company believes are reasonable.  These historical financial statements have been prepared to illustrate the effects of the consummation of the Asset Purchase Agreement between Superfly and the Company. The Pro Forma Financial Information and accompanying notes should be read in conjunction with the historical consolidated financial statements of Legacy Media, LLC and Consumer Loyalty Group, LLC and historical financial statements of the Company.

The Unaudited Pro Forma Consolidated Balance Sheets as of December 31, 2008 have been prepared as if the transactions had occurred on that date.  The Consolidated Pro Forma Statements of Operations for the year ended December 31, 2008 give effect to the transactions as if they had occurred at the beginning of the respective fiscal year.

The Unaudited Pro Forma Consolidated Financial Statements do not purport to be indicative of what the Company's consolidated financial position or consolidated results of operations would actually have been had the acquisition and related financings been completed on such date or at the beginning of the period indicated, or to project the Company's consolidated financial position for any future period or the Company's consolidated results of operations for any future period.

Lenco Mobile Inc. and Legacy Media/Consumer Loyalty Group Consolited Pro Forma Balance Sheets (Unaudited)

	Historical		Pro Forma
		(a)
		Legacy Media and
	Lenco Mobile Inc.	Consumer Loyalty Group
	December 31,	December 31,
	2008	2008	Adjustments		As Adjusted
ASSETS

Current assets
Cash in banks	$ 7,679	$ 456,916	$ (458,196)	(b)	$ 6,399
Accounts receivable, net	975,725	700,877	(122,160)	(b)	1,554,442
Other current assets	3,750	56,274	317,141	(b)	377,165
Total current assets	987,154	1,214,067	(263,215)		1,938,006

Property and equipment, net	175,489	908,489	230,584	(b)	1,314,562
Other non-current assets			18,404	(b)	18,404
Amortizable intangibles	1,100,000	9,052	7,800,827	(b)	8,909,879
Goodwill	591,398		4,724,921	(b) (c)	5,316,319
Total assets	2,854,041	2,131,608	12,511,521		17,497,170

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Bank overdraft	4,387				4,387
Current maturity of mortgage payable	1,600				1,600
Accounts payable and accrued expenses	202,868	1,419,524	(548,734)	(b)	1,073,658
Notes payable	206,274		2,801,000	(d)	3,007,274
Warrant liability	-		2,477,63	(c)	2,477,63
Accrued income taxes	304,462				304,462
Total current liabilities	719,591	1,419,524	4,729,899		6,869,014

Mortgage payable, net of current maturities	85,494				85,494
Total liabilities	805,085	1,419,524	4,729,899		6,954,508

Total shareholders' equity	2,048,956	712,084	7,781,622		10,542,662

Total liabilities and shareholders' equity	2,854,041	2,131,608	12,511,521		17,497,170

See accompanying notes to pro forma financial information

Lenco Mobile Inc. and Legacy Media/Consumer Loyalty Group Consolidated Pro Forma Balance Sheets (Unaudited)

	Historical			Pro Forma
			(a)
			Legacy Media and
	Lenco Mobile Inc.		Consumer Loyalty Group
	December 31,		December 31,
	2008		2008	Adjustments	As Adjusted

Revenues	$3,394,364		$12,877,315	$	$ 16,271,679
Cost of sales	645,605		4,609,905		5,255,510
Gross profit	2,748,759		8,267,410	-	11,016,169

Operating expenses
Employee costs and commissions	1,050,57		2,005,363		3,055,934
Consulting and professional services	253,594		1,102,692		1,356,286
Communications	70,569				70,569
Advertising and promotion	34,120		3,003,628		3,037,748
Depreciation	33,041				33,041
Lease expense	37,509				37,509
Bad debts	25,000				25,000
Auto expense	36,342				36,342
Office supplies and expense	43,496				43,496
Travel and entertainment	33,631				33,631
Other	25,281		1,233,858		1,259,139
Total operating expenses	1,643,154		7,345,541		8,988,695

Income from operations	1,105,605		921,869	-	2,027,474

Other income (expense)
Interest income	3,561				3,561
Interest expense	(14,138)		(85,672)		(99,810)

Income before income taxes	1,095,028		836,197	-	1,931,225

Income tax	313,608		-		313,608

Net income	$781,420		$836,197	$-	$ 1,617,617

Net income per share	$0.03	$			$ 0.05

Weighted average shares outstanding	28,791,774			(b)	33,791,774

See accompanying notes to pro forma financial information

Notes to Pro Forma Financial Information

(a)

The Unaudited Pro Forma Consolidated Financial Statements are based on the historical consolidated financial statements of Legacy Media, LLC and Consumer Loyalty Group, LLC; owned by Superfly Advertising, Inc., On February 28, 2009, we entered into an Asset Purchase Agreement with Superfly Advertising Inc., a Delaware corporation.  In connection with the acquisition, Superfly transferred certain of these Legacy Media, LLC and Consumer Loyalty Group, LLC online advertising assets and liabilities to our newly formed subsidiary AdMax Media, Inc.

(b)

Adjustments reflect the opening balance sheet entries as determined by a third party valuation on the assets acquired.  We issued 5,000,000 shares of our common stock to Superfly.  The assets we acquired from Superfly included principally our AdMaximizerTM software platform, advertising contracts with Brand Owners, relationships with a network of web publishers, 1,235 URLS; several of which have websites and content, consumer databases including over 120 million unique consumer records, and the assets for a call center operation in Costa Rica.  These assets are the primary assets that we use in our Internet advertising platforms.

(c)

Adjustment reflects additional consideration with our assumption of 1,244,166 five-year warrants to purchase shares of our common stock to eight of Superfly’s lenders.

(d)

Adjustment reflects additional consideration with our assumption of Superfly’s indebtedness to eight Superfly lenders and issuance of an aggregate of $2,801,000 in convertible promissory notes.